Exhibit 2.1

Execution Version

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

dated as of

SEPTEMBER 30, 2010

by and among

HICKS OILS & HICKSGAS, INCORPORATED,

HICKSGAS GIFFORD, INC.,

GIFFORD HOLDINGS, INC.,

NGL SUPPLY, INC.,

NGL HOLDINGS, INC.,

THE OTHER STOCKHOLDERS OF NGL SUPPLY, INC.,

KRIM2010, LLC,

INFRASTRUCTURE CAPITAL MANAGEMENT, LLC,

ATKINSON INVESTORS, LLC,

SILVERTHORNE ENERGY HOLDINGS LLC

AND

SILVERTHORNE ENERGY PARTNERS LP

i

3.20	Bank Accounts	51
3.21	State Takeover Laws	51
3.22	Brokers’ Fees	51
3.23	Investment Intent; Accredited Investor	51
3.24	Certain Business Relationships between the Hicks Parties and their Affiliates	51
3.25	Limitation of Representations and Warranties	52
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF NGLS		52
4.1	Organization; Qualification	52
4.2	Authority; No Violation; Consents and Approvals	53
4.3	Capitalization	54
4.4	Financial Statements	55
4.5	Undisclosed Liabilities	55
4.6	Compliance with Applicable Laws; Permits	55
4.7	Certain Contracts and Arrangements	56
4.8	Legal Proceedings	58
4.9	Environmental Matters	58
4.10	Properties	59
4.11	Condition and Sufficiency of Assets	60
4.12	Insurance	61
4.13	Tax Matters	61
4.14	Employment and Benefits Matters	63
4.15	Books and Records	68
4.16	No Changes or Material Adverse Effects	68
4.17	Regulation	68
4.18	Energy Regulatory Matters	68
4.19	Intellectual Property	69
4.20	Bank Accounts	69
4.21	State Takeover Laws	69
4.22	Brokers’ Fees	69
4.23	Certain Business Relationships between the NGLS Parties and their Affiliates	69
4.24	Limitation of Representations and Warranties	70
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE IEP PARTIES		70
5.1	Organization; Qualification	70

5.2	Authority; No Violation; Consents and Approvals	70
5.3	Sufficiency of Funds	71
5.4	Brokers’ Fees	71
5.5	Investment Intent; Accredited Investor	71
5.6	Calendar Year Taxpayer	72
5.7	Limitation of Representations and Warranties	72
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE NGLS SHAREHOLDERS		72
6.1	Organization	72
6.2	Authority; No Violation; Consents and Approvals	72
6.3	Ownership of NGLS	73
6.4	Brokers’ Fees	74
6.5	Investment Intent; Accredited Investor	74
6.6	Calendar Year Taxpayer	74
6.7	Limitation of Representations and Warranties	74
ARTICLE VII ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		75
7.1	Conduct of Business	75
7.2	Access to Information; Confidentiality	78
7.3	No Negotiations	79
7.4	Certain Filings	79
7.5	Credit Facility	80
7.6	Reasonable Efforts; Further Assurances	80
7.7	No Public Announcement	81
7.8	Expenses	81
7.9	Control of Other Party’s Business	82
7.10	Insurance Arrangements	82
7.11	Partnership Financial Statements	82
7.12	Employee Matters	83
7.13	Nonassignable HOH Assumed Contracts and Hicks Permits	84
7.14	Indemnification of Directors and Officers of the Hicks Contributed Business and NGLS Contributed Business Under Governing Documents	85
ARTICLE VIII CONDITIONS TO CLOSING		86

8.1	Conditions to Each Party’s Obligations	86
8.2	Conditions to the NGLS Parties’ Obligations	86
8.3	Conditions to the Hicks Parties’ Obligations	87
8.4	Conditions to the IEP Parties	88
ARTICLE IX TAX MATTERS		90
9.1	NGL Holdings Calendar Year Taxpayer	90
9.2	Purchase Price Allocations	90
9.3	Liability for Taxes — Hicks Parties and the Partnership	92
9.4	Liability for Taxes — The NGLS Shareholders and the Partnership	92
9.5	Tax Returns	93
9.6	Transfer Taxes	94
9.7	Cooperation	94
9.8	Amendments and Refunds	94
9.9	Tax Litigation	95
9.10	Pre-Closing Tax Treatment	95
9.11	Closing Tax Treatment	96
9.12	Tax Sharing Agreement	97
9.13	Remedial Allocations	97
9.14	Partnership Tax Year	97
9.15	No Tax Classification Elections	97
9.16	Tax Information	97
9.17	Change in Accounting Method	98
9.18	Conflict	98
ARTICLE X INDEMNIFICATION		98
10.1	Survival	98
10.2	Hicks Parties’ Agreement to Indemnify	99
10.3	NGLS Parties’ Agreement to Indemnify	101
10.4	IEP Parties’ Agreement to Indemnify	103
10.5	Indemnification Procedures	104
10.6	No Duplication	106
10.7	Exclusive Remedies	106
10.8	No Exemplary or Punitive Damages	106
ARTICLE XI TERMINATION		106

11.1	Termination of Agreement	106
11.2	Effect of Certain Terminations	107
11.3	Enforcement of this Agreement	107
ARTICLE XII MISCELLANEOUS		108
12.1	Release	108
12.2	Notices	108
12.3	Governing Law; Jurisdiction; Waiver of Jury Trial	111
12.4	Entire Agreement; Amendments and Waivers	111
12.5	Binding Effect and Assignment	112
12.6	Severability	112
12.7	Counterparts	112
12.8	Appointment of Attorney-in-Fact	112

v

EXHIBITS

Exhibit A	Contributions
Exhibit B	Form of Assignment
Exhibit C	Form of First Amended and Restated Limited Liability Company Agreement of the General Partner
Exhibit D	Form of First Amended and Restated Agreement of Limited Partnership of the Partnership
Exhibit E	Form of Accredited Investor Questionnaire
Exhibit F	D&O Insurance

CONTRIBUTION, PURCHASE AND SALE AGREEMENT

THIS CONTRIBUTION, PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of September 30, 2010 (the “Execution Date”), is entered into by and among Hicks Oils & Hicksgas, Incorporated, an Indiana corporation (“HOH”), Hicksgas Gifford, Inc., an Indiana corporation (together with its successors, “Gifford”), Gifford Holdings, Inc., an Indiana corporation (“Newco Gifford Parent”), NGL Supply, Inc., an Oklahoma corporation (together with its successors, “NGLS”), NGL Holdings, Inc., a Delaware corporation (“NGL Holdings”), the other stockholders of NGLS identified on the signature pages hereto (together with NGL Holdings, the “NGLS Shareholders”), Krim2010, LLC, an Oklahoma limited liability company (“Krimbill”), Infrastructure Capital Management, LLC, a New York limited liability company (“ICM”), Atkinson Investors, LLC, a Texas limited liability company (“Atkinson”), Silverthorne Energy Holdings LLC, a Delaware limited liability company (the “General Partner”), and Silverthorne Energy Partners LP, a Delaware limited partnership (the “Partnership”).

WITNESSETH:

A.            WHEREAS, each of the following actions has been taken prior to the Execution Date:

1.                                       H. Michael Krimbill formed the General Partner under the terms of the Delaware Limited Liability Company Act (the “LLC Act”), and contributed $1,000 to the General Partner in exchange for all of the membership interests in the General Partner.

2.                                       The General Partner and H. Michael Krimbill formed the Partnership under the terms of the Delaware Revised Uniform Limited Partnership Act, and H. Michael Krimbill contributed $999 to the Partnership in exchange for a 99.9% limited partner interest in the Partnership and the General Partner contributed $1 to the Partnership in exchange for a 0.1% general partner interest in the Partnership.

3.                                       The Partnership formed Silverthorne Operating LLC, a Delaware limited liability company (“OLLC”), under the terms of the LLC Act, and contributed $1,000 to OLLC in exchange for all of the membership interests in OLLC.

4.                                       HOH, NGLS, IEP and OLLC have entered into a commitment letter with Wells Fargo Bank, National Association (“Wells Fargo”), Wells Fargo Securities, LLC, BNP Paribas (“BNP”), BNP Paribas Securities Corp.  and  Harris N.A. (“Harris”) providing for, among other things, the commitment of Wells Fargo, BNP and Harris with respect to the Credit Facility.

B.            WHEREAS, the Hicks Parties shall complete the Hicks Pre-Closing Restructuring after the Execution Date and prior to the Closing, all as set forth in Section 2.1 of this Agreement.

C.            WHEREAS, the NGLS Parties shall complete the NGLS Pre-Closing Restructuring after the Execution Date and prior to the Closing, all as set forth in Section 2.2 of this Agreement.

D.            WHEREAS, the Hicks Parties, the NGLS Parties and the IEP Parties desire to enter into a series of transactions at Closing as described in Section 2.3 of this Agreement, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  In this Agreement, unless the context otherwise requires, the following terms shall have the following respective meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the Person in question.  As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.  Notwithstanding anything in the foregoing to the contrary, the Hicks Parties and their respective Affiliates, the NGLS Parties and their respective Affiliates and the IEP Parties and their respective Affiliates will not be deemed to be Affiliates of one another hereunder.

“Agreement” has the meaning set forth in the Preamble.

“Atkinson” has the meaning set forth in the Preamble.

“BNP” has the meaning set forth in the Recitals.

“Bargaining Unit” has the meaning set forth in Section 3.14(h).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“COBRA” has the meaning set forth in Section 3.14(n).

“Calculation Date” means September 30, 2010.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Coady Enterprises” has the meaning set forth in Section 2.3(a)(ii).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” shall mean any agreement between any Hicks Party, Hicks Group Entity, or NGLS Group Entity and a labor organization that represents any of the Hicks Related Employees or the NGLS Related Employees.

“Common Units” has the meaning set forth in the Partnership Agreement.

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of January 30, 2010 among HOH, NGLS, IEP and Seminole Energy Services, L.L.C., an Oklahoma limited liability company, as the same may be amended from time to time.

“Confidential Information” has the meaning set forth in Section 7.2(c).

“Consolidated Group” means (a) with respect to the Hicks Parties, (i) prior to the consummation of the Hicks Pre-Closing Restructuring, HOH (solely with respect to the Hicks Contributed Business) and the Hicks Group Entities and (ii) after the consummation of the Hicks Pre-Closing Restructuring, the Hicks Group Entities, and (b) with respect to NGLS, the NGLS Group Entities.  A reference to a Consolidated Group is a collective reference to the members of such Consolidated Group.

“Contributed HOH Subsidiaries” means (a) prior to the consummation of the Hicks Pre-Closing Restructuring, all of the Subsidiaries of HOH other than the HOH Excluded Subsidiaries, and (b) after the consummation of the Hicks Pre-Closing Restructuring, Hicks Newco Operating.

“Credit Facility” means the Credit Agreement, dated the Closing Date, by and among OLLC, Wells Fargo and the other parties thereto, providing for an aggregate commitment by the lenders thereunder of at least $150 million and otherwise on terms and conditions reasonably acceptable to each of (a) the Hicks Parties, (b) NGLS and the NGLS Representatives and (c) the IEP Parties.

“D&O Indemnified Party” has the meaning set forth in Section 7.14(a).

“Damages” has the meaning set forth in Section 10.2(a).

“Delaware Courts” has the meaning set forth in Section 12.3.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction (excluding any of the foregoing relating to the physical purchase or sale of propane or other natural gas liquids in the ordinary course of business), futures transaction, cap transaction, floor transaction or collar transaction relating to one or more commodities, currencies, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions), and any related credit support, collateral or other similar arrangements related to such transactions.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of an entity means a corporation, trade, business, or entity under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Econo-Gas Supply” has the meaning set forth in Section 2.3(a)(xi).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), any plans that would be “employee benefit plans” if they were subject to ERISA (such as foreign plans and plans for directors), and any equity-based compensation, purchase, option, change-in-control, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, severance and other employee benefit, compensation or fringe benefit plan, agreement, program, policy, practice, understanding or other arrangement, regardless of whether subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, which is maintained by, sponsored by or contributed to by or obligated to be contributed to by the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

“Employment Agreement” means any agreement to which any entity is a party with a natural person (whether as an employee, director or consultant), which provides for compensation for such person’s services, other than (i) standard offer letters providing only for at-will employment or (ii) any agreement that is terminable upon 30 days or less notice without liability to the employer entity or service recipient or any Affiliate of the employer entity or service recipient.

“Encumbrances” means pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever.

“End Date” has the meaning set forth in Section 11.1(f).

“Environmental Condition” means (a) any non-compliance with, or failure to implement the requirements of, Environmental Laws (including any Hicks Permits or NGLS Permits required under Environmental Laws) or (b) the presence of Hazardous Materials on real property leased or owned as of the Closing Date by HOH, any Hicks Group Entity or any NGLS Group Entity, as well as, with respect to HOH and the Hicks Group Entities, the real property located at 1479 East 1725 Road, Streator, IL, in each case, in an amount exceeding applicable standards under Environmental Laws.

“Environmental Laws” means any applicable Law (including common law) regulating or prohibiting Releases of Hazardous Materials into any part of the workplace or the environment, relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, or disposal of Hazardous Materials, or pertaining to the prevention of pollution or remediation of contamination or the protection of natural resources, wildlife, the environment, or public or employee health and safety including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 5101 et seq.), the Resource Conservation and Recovery

Act (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Oil Pollution Act of 1990 (33 U.S.C. Section 2701 et seq.), the Atomic Energy Act of 1954 (42 U.S.C. Section 2014 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. Section 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and the regulations promulgated pursuant thereto, and any analogous international treaties, national, provincial, state or local statutes, and the regulations promulgated pursuant thereto, as such laws have been amended as of the Closing Date.

“Execution Date” has the meaning set forth in the Preamble.

“FERC” means the Federal Energy Regulatory Commission.

“Final Hicks Net Working Capital” has the meaning set forth in Section 2.5(b).

“Final NGLS Net Working Capital” has the meaning set forth in Section 2.4(b).

“GAAP” has the meaning set forth in Section 1.2(c).

“GP LLC Agreement” has the meaning set forth in Section 2.3(b)(iv).

“General Partner” has the meaning set forth in the Preamble.

“Gifford” has the meaning set forth in the Preamble.

“Gifford Holding Company Formation” has the meaning set forth in Section 2.1(a)(v).

“Gifford LLC Allocation Schedule” has the meaning set forth in Section 9.2(b).

“Governing Documents” means the following:

(a)           with respect to the Hicks Parties and the Hicks Group Entities, the documents listed in Section 1.1(a) of the Hicks Disclosure Schedule;

(b)           with respect to the NGLS Parties and the NGLS Group Entities, the documents listed in Section 1.1(a) of the NGLS Disclosure Schedule; and

(c)           with respect to the IEP Parties, the documents listed in Section 1.1(a) of the IEP Disclosure Schedule.

“Governmental Authorization” has the meaning set forth in Section 3.2(c).

“Governmental Entity” means any (a) multinational, federal, national, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, administrative agency, board or bureau, domestic or foreign, (b) subdivision, agent, commission, board, or authority of any of the foregoing, or (c) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under, or for the account of, any of the foregoing, in each case, that has jurisdiction or authority with respect to the applicable party.

“HIPAA” has the meaning set forth in Section 3.14(n).

“HOH” has the meaning set forth in the Preamble.

“HOH 401(k) Plan” means the Hicks Oils and Hicksgas, Inc. Profit Sharing Plan and Trust (as amended and restated effective January 1, 2007).

“HOH Assumed Contracts” means all contracts, agreements or commitments to which HOH is a party or by which any of its properties are bound that relate to the conduct of the Hicks Contributed Business (excluding any Hicks Plans maintained by HOH other than the HOH Transferred Arrangements).

“HOH Assumed Liabilities” means only (a) the liabilities and obligations of HOH arising (i) under the HOH Assumed Contracts, (ii) under the HOH Transferred Arrangements but only with respect to the Hicks Related Employees or Hicks Independent Contractors and (iii) with respect to the HOH Transferred Employees and (b) the liabilities and obligations of HOH related to the ownership of the HOH Contribution Assets or arising from the conduct of the Hicks Contributed Business conducted by HOH, in each case, whether known or unknown, contingent or fixed, asserted or unasserted, and not satisfied or extinguished as of the Closing Date, and excludes, for the avoidance of doubt, any and all HOH Retained Liabilities.

“HOH Audited Financial Statements” means the audited consolidated financial statements of HOH as of and for the years ended June 30, 2007, 2008 and 2009.

“HOH Bonus and Commission Program and Paid Time-Off Policies” means the bonus program dated April 4, 2009, the commission program dated May 27, 2010 and the HOH vacation/personal day policy as in effect on the date hereof and the obligations relating to the outstanding and unused sick leave under the terminated sick day policy (“HOH Sick Pay Plan”), in each case,  for the benefit of any Hicks Related Employee or Hicks Independent Contractor.

“HOH Cafeteria Plan” means the Hicks Oils & Hicksgas, Inc. Cafeteria Plan (including the medical related expense reimbursement and dependent care accounts administered by Total Administration Services Corporation).

“HOH Contribution” has the meaning set forth in Section 9.11(c).

“HOH Contribution Assets” means all of HOH’s right, title and interest in and to all of its property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, related to the Hicks Contributed Business, including the following (but excluding the HOH Excluded Assets):  the real property, tangible personal property, HOH Assumed Contracts, HOH Transferred Arrangements, inventories, accounts receivable, Governmental Authorizations (to the extent legally transferable), data, records, goodwill, intellectual property, insurance benefits, claims, rights to deposit, prepaid expenses and cash and cash equivalents, including marketable securities, from and after October 1, 2010, as described more particularly in Section 1.1(a) of the Hicks Disclosure Schedule.

“HOH Distribution Assets” means the real property of Roberts-Hicksgas, Incorporated, Pontiac Hicksgas, Inc. and Hicksgas Watseka, Inc. described on Section 1.1(a) of the Hicks Disclosure Schedule.

“HOH Employment and Consulting Agreements” means the arrangements listed on Section 7.12(a) of the Hicks Disclosure Schedule.

“HOH Excluded Assets” means (a) all cash and cash equivalents, including marketable securities, of HOH as of September 30, 2010; (b) federal and state income Tax deposits prepaid by HOH; (c) all books and records of HOH relating to the Hicks Excluded Business, including the corporate charter, related organizational documents and minute books and federal income Tax Returns of HOH; (d) all rights of HOH pertaining to any causes of action, lawsuits, judgments, claims, demands, counterclaims, set-offs or defenses with respect to the Hicks Excluded Business; (e) the capital stock of each of the Subsidiaries of HOH; (f) the property and assets of HOH identified in Section 1.1(b) of the Hicks Disclosure Schedule; (g) all other assets and property relating exclusively to the Hicks Excluded Business; (h) assets of the Hicks Plans other than the HOH Transferred Arrangements; (i) the rights of HOH under this Agreement and under any Transaction Documents to which it is a party, including the consideration and amounts payable, issuable or distributable to HOH pursuant to this Agreement and the Transaction Documents; and (j) the corporate or trade names “Hicks Oils & Hicksgas,” “Hicks Oils,” “Hicks,” “Hicks Oils DuQuoin” and any derivatives and variations thereof (but excluding the trade name “Hicksgas” by itself).  For the avoidance of doubt, the Subsidiaries of HOH (other than the HOH Excluded Subsidiaries) shall, as part of the Hicks Pre-Closing Restructuring, be merged with and into Hicks Newco Operating, which will be contributed to the Partnership pursuant to Section 2.3(a)(viii).

“HOH Excluded Subsidiaries” means Hicks Oils, Inc., Hicksatomic Stations, Incorporated, Midwest Manufacturing, Inc. and Hicks Motor Sales, Incorporated, each of which is an Indiana corporation and a direct wholly owned subsidiary of HOH.

“HOH Permits” has the meaning set forth in Section 7.13

“HOH Pre-Closing Subsidiary Merger” has the meaning set forth in Section 2.1(a)(iv).

“HOH Retained Liabilities” means, other than the HOH Assumed Liabilities, every liability and obligation of HOH, including (a) all liabilities and obligations of HOH related to the ownership of the HOH Excluded Assets or arising from the conduct of the Hicks Excluded Business (including liabilities and obligations under Environmental Laws), (b) the liabilities and obligations of HOH under this Agreement and under any Transaction Documents to which it is a party, including the consideration and amounts payable by HOH pursuant to this Agreement and the Transaction Documents, (c) all liabilities and obligations under any of the HOH Transferred Arrangements related to any current or former employee or independent contractor of HOH who is not a Hicks Related Employee or Hicks Independent Contractor, as applicable, and any current or former employee or independent contractor of the HOH Excluded Subsidiaries and (d) all liabilities and obligations with respect to any Hicks Plan other than HOH Transferred Arrangements, in each case, whether known or unknown, contingent or fixed, asserted or unasserted.

“HOH Sale” has the meaning set forth in Section 9.11(c).

“HOH Sick Pay Plan” has the meaning set forth in the definition of the HOH Bonus and Commission Program and Paid Time-Off Policies.

“HOH Transferred Arrangements” means the HOH 401(k) Plan, the HOH Bonus and Commission Program and Paid Time-Off Policies, the HOH Welfare Plans (but with respect to the HOH Cafeteria Plan, only that portion that relates to the Hicks Related Employees), the HOH Workers’ Compensation Plan  (including a letter of credit with respect to the HOH Workers’ Compensation Plan subject to the provisions of Section 7.12(c)) and the HOH Employment and Consulting Agreements and all liabilities and obligations relating thereto, whether known or unknown, contingent or fixed, asserted or unasserted, and not satisfied or extinguished as of the date of such transfer (excluding those liabilities and obligations identified in subsection (c) of the definition of “HOH Retained Liabilities”).

“HOH Transferred Employees” means the Hicks Related Employees who are employed by HOH (for the benefit of the Hicks Contributed Business), all of whom are listed in Section 1.1(a) of the Hicks Disclosure Schedule (which list may be updated at Closing, but only with respect to matters occurring since the execution hereof and permitted by Section 7.1, if necessary), and all employment-related liabilities and obligations relating thereto, whether known or unknown, contingent or fixed, asserted or unasserted, and not satisfied or extinguished as of the date of such transfer.

“HOH Welfare Plans” means the Hicks Oils and Hicksgas, Inc. Employee Benefit Plan, Plan No. 501 (including the medical, life, accident and sickness and long-term disability insurance) and the HOH Cafeteria Plan.

“HOH Workers’ Compensation Plan” means the participation agreement by HOH and among Vision Insurance Company, a Cayman Islands exempted company limited by guarantee, HOH and the other member insured parties thereto.

“Harris” has the meaning set forth in the Recitals.

“Hazardous Material” means and includes any substance defined, designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, including any petroleum or petroleum products.

“Hicks Assumed Debt” means principal, interest, fees and amounts outstanding under (a) the Credit Agreement dated June 30, 2002, by and between HOH and Harris Trust and Savings Bank and (b) the Credit Agreement dated September 11, 2003, by and between Gifford and National City Bank of Michigan/Illinois.

“Hicks Closing Deliverables” has the meaning set forth in Section 2.3(b).

“Hicks Contributed Business” means the business, as conducted by the Hicks Parties and the Hicks Group Entities, of providing primarily the distribution, transportation and sale of propane to retail and wholesale customers in the Indiana and Illinois markets, and to a lesser extent, the fabrication and sale of propane delivery trucks and bulk storage plants for retail distributors across the United States, the sale and distribution of water softening products and retail propane related products to retail customers, as well as parts and service for their product lines; provided, however, that “Hicks Contributed Business” shall not include the Hicks Excluded Business.

“Hicks Deductible” has the meaning set forth in Section 10.2(b)(ii).

“Hicks Disclosure Schedule” means the disclosure schedule prepared and delivered by the Hicks Parties to each of the NGLS Parties, the IEP Parties, the General Partner and the Partnership as of the Execution Date.

“Hicks Employee Benefit Representations” means the representations and warranties set forth in paragraphs (b) through (f), (j), (k) and (n) through (p) of Section 3.14.

“Hicks Environmental Deductible” has the meaning set forth in Section 10.2(b)(ii).

“Hicks Excluded Business” means the assets and operations specified on Section 1.1(a)-1 of the Hicks Disclosure Schedule.

“Hicks Excluded Employees” has the meaning set forth in Section 7.12(b).

“Hicks Financial Statements” has the meaning set forth in Section 3.4.

“Hicks Fundamental Representations” has the meaning set forth in Section 10.2(a)(i).

“Hicks Group Entities” means the Contributed HOH Subsidiaries, Gifford (including its successors) and all of the Subsidiaries of Gifford (including their successors).

“Hicks Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Hicks Indemnified Taxes” means all Tax Losses described in Section 9.3(a).

“Hicks Independent Contractor” means an individual (other than a Hicks Related Employee), not a business organization, who provides services primarily for the benefit of HOH (with respect to the Hicks Contributed Business) or the Hicks Group Entities.

“Hicks Insurance Policy” has the meaning set forth in Section 3.12.

“Hicks Leased Real Property” has the meaning set forth in Section 3.10(b).

“Hicks Material Adverse Effect” means a Material Adverse Effect with respect to HOH (with respect to the Hicks Contributed Business) and the Hicks Group Entities, taken as a whole, or a material adverse effect on the ability of any of the Hicks Parties to consummate the transactions provided for herein or to perform their respective obligations hereunder.

“Hicks Material Agreements” has the meaning set forth in Section 3.7(a).

“Hicks Net Working Capital Closing Statement” has the meaning set forth in Section 2.5(b).

“Hicks Net Working Capital Threshold” has the meaning set forth in Section 2.5(a).

“Hicks Newco Operating” has the meaning set forth in Section 2.1(a)(i).

“Hicks Newco Operating Allocation Schedule” has the meaning set forth in Section 9.2(a).

“Hicks Owned Real Property” has the meaning set forth in Section 3.10(a).

“Hicks Parties” means Newco Gifford Parent, HOH and Gifford; provided, however, that from and after the Closing, with respect to covenants and obligations hereunder that by their terms are to be performed by the Hicks Parties after the Closing, “Hicks Parties” shall mean HOH and Newco Gifford Parent, such that Gifford will not have any such obligations hereunder as a Subsidiary of the Partnership.

“Hicks Permits” has the meaning set forth in Section 3.6(b).

“Hicks Plan” has the meaning set forth in Section 3.14(b).

“Hicks Pre-Closing Restructuring” has the meaning set forth in Section 2.1(b).

“Hicks Promissory Notes” means the promissory notes and related security agreements identified on Section 1.1(a) of the Hicks Disclosure Schedule.

“Hicks Related Employees” means employees of any Hicks Party or Hicks Group Entity who work primarily for the benefit of HOH (with respect to the Hicks Contributed Business) or the Hicks Group Entities.

“Hicks Third-Party Consents” means the written consents or approvals to, or the written waivers of breach, default, termination, cancellation, amendment or acceleration in connection with, the transactions contemplated by this Agreement and the Transaction Documents from (a) Harris Bank related to the letter of credit for Hicks Newco Operating, in favor of LaSalle Bank, N.A. for the account of Hicks Newco Operating up to an aggregate amount required by the HOH Workers’ Compensation Plan, (b) the consent of the underwriting committee of Vision Insurance Company and Zurich Insurance Company set forth in the fourth paragraph of Section 3.2(c) of the Hicks Disclosure Schedule relating to the Participation Agreement by and among Vision Insurance Company, HOH, and the other Member Insureds party thereto, (c) Harris Trust and Savings Bank related to the interest rate swap as evidenced by the letter agreement dated May 13, 2008, and (d) Harris Trust and Savings Bank related to the interest rate swap as evidenced by the letter agreement dated August 10, 2006, as amended.

“IBCL” means the Indiana Business Corporation Law, as amended.

“ICM” has the meaning set forth in the Preamble.

“IEP” means Infrastructure Energy Partners, LLC, a Delaware limited liability company.

“IEP Closing Deliverables” has the meaning set forth in Section 2.3(d).

“IEP Contribution” has the meaning set forth in Section 2.3(a)(vii).

“IEP Disclosure Schedule” means the disclosure schedule prepared and delivered by the IEP Parties to each of the Hicks Parties, the NGLS Parties, the General Partner and the Partnership as of the Execution Date.

“IEP/Hicks Group” has the meaning set forth in Section 10.3(a).

“IEP Indemnified Parties” has the meaning set forth in Section 10.4(a).

“IEP Material Adverse Effect” means a material adverse effect on the ability of any of the IEP Parties to consummate the transactions provided for herein or to perform their obligations hereunder.

“IEP Parties” means Krimbill, ICM and Atkinson.

“IEP Percentage” has the meaning set forth in Section 10.4(b)(iii).

“Indemnified Party” means, without limiting the scope of Persons entitled to indemnification under Article X, each of the Hicks Parties, the NGLS Shareholders, the IEP Parties, the General Partner and the Partnership, in their capacities as Parties entitled to indemnification in accordance with Article X.

“Indemnifying Party” means each of the Hicks Parties, the NGLS Parties and the IEP Parties, as the case may be, in his or its capacity as a Party from whom indemnification may be required in accordance with Article X.

“Indemnity Notice” has the meaning set forth in Section 10.5(b).

“Initial Public Offering” means the first firm commitment underwritten, public offering of limited partner or other equity interests of the Partnership or any of its Subsidiaries (or any of their respective successors, including any corporation, partnership or other entity into which they may be merged or converted) pursuant to a registration statement that is filed and declared effective under the Securities Act, with net proceeds to the Partnership of at least $50 million.

“Intellectual Property” means patents, trademarks, service marks, trade names, copyrights, trade secrets, know-how, and inventions, and similar rights, and all registrations of, applications for, and other rights with respect to any of the foregoing.

“Knowledge” means (a) with respect to the Hicks Parties, the actual knowledge of each person listed in Section 1.1(a) of the Hicks Disclosure Schedule and (b) with respect to NGLS, the actual knowledge of each person listed in Section 1.1(a) of the NGLS Disclosure Schedule.

“Krimbill” has the meaning set forth in the Preamble.

“LLC Act” has the meaning set forth in the Recitals.

“Laws” means all statutes, regulations, statutory rules, orders, judgments, decrees and terms and conditions of any grant of approval, permission, authority, permit or license of any court, Governmental Entity, statutory body or self-regulatory authority.

“Legal Fees” has the meaning set forth in Section 7.8(a).

“Lowell Hicksgas Collective Bargaining Agreement” has the meaning set forth in Section 3.14(h).

“MLP Business” means the Hicks Contributed Business and the NGLS Contributed Business.

“Material Adverse Effect” means, with respect to any given Person, any event, occurrence, fact, condition, change, development or effect, individually or in the aggregate, that has had or is reasonably likely to result in a material and adverse effect on the business, assets, financial condition or results of operations of such Person; provided, however, that a Material Adverse Effect shall not include any effect on the business, assets, financial condition or results of operations of such Person to the extent arising or resulting from (a) changes in the general state of the industries in which such Person operates, (b) changes in general economic conditions (including changes in commodity prices or interest rates), (c) the announcement or proposed consummation of the transactions contemplated by this Agreement (provided that the exceptions in this clause (c) shall not apply to that portion of any representation or warranty contained in this Agreement to the extent that the purpose of such portion of such representation or warranty is to address the consequences resulting from the execution and delivery of this Agreement, the public announcement or pendency of the transactions contemplated by this Agreement or the performance of obligations or satisfaction of conditions under this Agreement), (d) changes in applicable Law or the interpretation or enforcement thereof, (e) changes in GAAP or the interpretation thereof, (f) acts of terrorism, war, sabotage or insurrection not directly damaging or impacting such Person or (g) compliance with the terms of, or the taking of any action required by, this Agreement.

“Materiality Requirement” means any requirement in a representation or warranty that a condition, event or state of fact be “material,” correct or true in “all material respects,” have a “Hicks Material Adverse Effect,” a “NGLS Material Adverse Effect” or an “IEP Material Adverse Effect,” or be or not be “reasonably expected to have a Hicks Material Adverse Effect,” “reasonably expected to have a NGLS Material Adverse Effect” or “reasonably expected to have an IEP Material Adverse Effect” (or other words or phrases of similar effect or impact) in order for such condition, event or state of facts to cause such representation or warranty to be inaccurate.

“NGL Gateway” means NGL Gateway Terminals Inc., a Canadian corporation.

“NGL Holdings” has the meaning set forth in the Preamble.

“NGL Retail” has the meaning set forth in Section 2.3(a)(xii).

“NGL Supply Wholesale” has the meaning set forth in Section 2.3(a)(xi).

“NGLS” has the meaning set forth in the Preamble.

“NGLS Allocation Schedule” has the meaning set forth in Section 9.2(c).

“NGLS Assumed Debt” means the principal, interest, fees and amounts outstanding under (a) the Credit Agreement dated September 13, 2007, by and among NGLS, certain subsidiaries of NGLS as guarantors, and BNP, as administrative agent, and (b) the Amended and Restated Uncommitted Facility Letter dated September 7, 2007, by and among NGLS, certain subsidiaries of NGLS and BNP, as lender.

“NGLS Audited Financial Statements” means the audited consolidated financial statements of NGLS and the NGLS Subsidiaries as of March 31, 2008, 2009 and 2010.

“NGLS Closing Deliverables” has the meaning set forth in Section 2.3(c).

“NGLS Contributed Business” means the business, as conducted by the NGLS Group Entities, of providing retail propane products, equipment and systems, as well as parts and services for its product lines, and engaging in wholesale propane and other natural gas liquids marketing and propane and other natural gas liquids supply and logistics, and propane and other natural gas liquids storage and terminaling.

“NGLS Deductible” has the meaning set forth in Section 10.3(b)(ii).

“NGLS Disclosure Schedule” means the disclosure schedule prepared and delivered by the NGLS Parties to each of the Hicks Parties, the IEP Parties, the General Partner and the Partnership as of the Execution Date.

“NGLS Employee Benefit Representations” means the representations and warranties set forth in paragraphs (b) through (f), (i), (j) and (m) through (o) of Section 4.14.

“NGLS Environmental Deductible” has the meaning set forth in Section 10.3(b)(ii).

“NGLS Financial Statements” has the meaning set forth in Section 4.4.

“NGLS Fundamental Representations” has the meaning set forth in Section 10.3(a)(i).

“NGLS Group Entities” means NGLS and the NGLS Subsidiaries.

“NGLS/Hicks Group” has the meaning set forth in Section 10.4(a).

“NGLS/IEP Group” has the meaning set forth in Section 10.2(a).

“NGLS Indemnified Parties” has the meaning set forth in Section 10.3(a).

“NGLS Indemnified Taxes” means all Tax Losses described in Section 9.4(a).

“NGLS Independent Contractor” means an individual (other than a NGLS Related Employee), not a business organization, who provides services primarily for the benefit of any NGLS Group Entity.

“NGLS Insurance Policy” has the meaning set forth in Section 4.12.

“NGLS Leased Real Property” has the meaning set forth in Section 4.10(b).

“NGLS Material Adverse Effect” means a Material Adverse Effect with respect to the NGLS Group Entities, taken as a whole, or a material adverse effect on the ability of any of the NGLS Parties to consummate the transactions provided for herein or to perform his or its respective obligations hereunder.

“NGLS Material Agreements” has the meaning set forth in Section 4.7(a).

“NGLS Net Working Capital Closing Statement” has the meaning set forth in Section 2.4(b).

“NGLS Net Working Capital Threshold” has the meaning set forth in Section 2.4(a).

“NGLS Option Expenses” has the meaning set forth in Section 7.12(d).

“NGLS Options” has the meaning set forth in Section 7.12(d).

“NGLS Owned Real Property” has the meaning set forth in Section 4.10(a).

“NGLS Parties” means the NGLS Shareholders and NGLS; provided, however, that from and after the Closing, with respect to covenants and obligations that by their terms are to be performed by the NGLS Parties after the Closing, “NGLS Parties” shall mean the NGLS Shareholders, such that NGLS will not have any such obligations hereunder as a Subsidiary of the Partnership.

“NGLS Permits” has the meaning set forth in Section 4.6(b).

“NGLS Plan” has the meaning set forth in Section 4.14(b).

“NGLS Pre-Closing Restructuring” has the meaning set forth in Section 2.2(d).

“NGLS Related Employees” means employees of any NGLS Group Entity who work primarily for the benefit of any of the NGLS Group Entities.

“NGLS Representatives” has the meaning set forth in Section 12.8(a).

“NGLS Sale” has the meaning set forth in Section 9.11(b).

“NGLS Share” means, with respect to each NGLS Shareholder, the percentage set forth opposite such NGLS Shareholder’s name in Section 1.1(c) of the NGLS Disclosure Schedule.

“NGLS Shareholders” has the meaning set forth in the Preamble.

“NGLS Subsidiaries” means all of the Subsidiaries of NGLS.

“NGLS Third-Party Consents” means the written consents or approvals to, or the written waivers of breach, default, termination, cancellation, amendment or acceleration in connection with, the transactions contemplated by this Agreement and the Transaction Documents from (a) the shareholders of NGL Gateway related to the right of first refusal contained in the Shareholder Agreement, dated September 30, 2003, by and among NGLS, Liberty Liquid Transport Inc., Glenona Holdings Inc., John Shantz, Murray Patton Enterprises Ltd., Murray Patton, Sunova Bulk Carriers Inc. and NGL Gateway, (b) Parmenter Two Warren, L.P., as landlord, related to the office lease of NGLS for the facility located at 6120 S. Yale Street, Tulsa, Oklahoma 74136 and (c) the applicable shareholders of NGLS related to the NGLS Transfer Restriction Agreement.

“NGLS Transfer Restriction Agreement” means the Transfer Restriction Agreement dated September 30, 2004, by and among NGLS, NGL Holdings and certain shareholders of NGLS.

“NGLS Working Capital Borrowings” means the principal, interest, fees and amounts outstanding under the Amended and Restated Uncommitted Facility Letter dated September 7, 2007, by and among NGLS, certain subsidiaries of NGLS and BNP, as lender.

“Net Working Capital” means, on a consolidated basis for the NGLS Group Entities, and on a combined consolidated basis for the Hicks Group Entities, as the case may be, (i) total current assets, excluding income tax deposits, less (ii) total current liabilities, excluding current portion of long-term debt and long-term liabilities and income tax liabilities, in each case calculated in accordance with the past practices utilized in preparing the most recent NGLS Audited Financial Statements or the most recent HOH Audited Financial Statements, respectively; provided, however, that (A) in the case of the Hicks Group Entities, (x) current assets and current liabilities shall exclude any current asset or current liabilities related to (I) the two interest rate swaps as evidenced by the two letter agreements dated May 13, 2008 and August 10, 2006, as amended, by and between HOH and Harris N.A., as more particularly described on Section 3.7(a) of the Hicks Disclosure Schedule and (II) any terminal reserve related to the HOH Welfare Plans (this exclusion shall not apply to any “run-off” liabilities related to pre-Closing claims under such HOH Welfare Plans that have been incurred but not otherwise accrued before the Closing) and (y) non-propane inventory shall be calculated using June 30, 2010 amounts, plus purchases and minus sales, from July 1, 2010 through the Calculation Date, and (B) in the case of the NGLS Group Entities, current liabilities shall include any outstanding balance or other payments to satisfy in full as of the Calculation Date the NGLS Working Capital Borrowings.  For the avoidance of doubt, the past practices applied in preparing such financial statements, including subjective elements and management judgments, shall not be disputed, absent manifest error.

“Newco Gifford Distribution Assets” means (a) the real property of Gifford and (b) those two promissory notes dated August 30, 2010, each in the original principal amount of $722,361 and issued to Gifford, as payee, as more particularly described on Section 1.1(a) of the Hicks Disclosure Schedule.

“Newco Gifford Parent” has the meaning set forth in the Preamble.

“Notice” has the meaning set forth in Section 12.2.

“OLLC” has the meaning set forth in the Recitals.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Agreement” has the meaning set forth in Section 2.3(b)(v).

“Partnership Audit Team” has the meaning set forth in Section 7.11.

“Partnership Group” means the General Partner, the Partnership, their Subsidiaries and controlled Affiliates and their respective directors, managers, officers, employees, agents, representatives, successors and assigns.

“Partnership Tax Group” means the General Partner, the Partnership, and their Subsidiaries and Affiliates.

“Party” or “Parties” means each of the Hicks Parties, the NGLS Parties, the IEP Parties, the General Partner and the Partnership.

“Pekin” has the meaning set forth in Section 2.1(a)(vi).

“Permitted Encumbrances” means (a) Encumbrances for Taxes not yet delinquent or being contested in good faith by appropriate proceedings, (b) statutory Encumbrances (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar liens) arising in the ordinary course of business and securing payments not yet delinquent or being contested in good faith by appropriate proceedings, (c) Encumbrances of public record (other than for indebtedness for borrowed money), (d) the rights of lessors and lessees under leases, and the rights of third parties under any agreement, executed in the ordinary course of business, (e) the rights of licensors and licensees under licenses executed in the ordinary course of business, (f) restrictive covenants, easements, rights of way, defects, imperfections or irregularities of title and other similar encumbrances entered into in the ordinary course of business, which (i) do not materially detract from the value of the property, (ii) do not materially interfere with either the present or intended use of such property and (iii) do not individually or in the aggregate interfere with the conduct of the business of such Person, (g) purchase money Encumbrances and Encumbrances securing rental payments under capital lease arrangements, and (h) Encumbrances contained in the Governing Documents of a Hicks Group Entity, a NGLS Group Entity or an IEP Party, but excluding any Encumbrances arising out of or relating to, directly or indirectly, any Employee Benefit Plan of such Person.  In addition, (a) for purposes of the representations and warranties contained in Section 3.10 as of the date hereof, “Permitted Encumbrances” shall include the Encumbrances listed in Section 1.1(a) of the Hicks Disclosure Schedule, and for purposes of the representations and warranties contained in Section 4.10 as of the date hereof, “Permitted Encumbrances” shall include the Encumbrances listed in Section 1.1(a) of the NGLS Disclosure Schedule, and (b) for purposes of the representations and warranties contained in Section 3.10 and Section 4.10 as of Closing, “Permitted Encumbrances” shall include Encumbrances arising under the Hicks Assumed Debt and the NGLS Assumed Debt.

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, association, trust, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, regardless of whether having legal status.

“Post-Closing Portion” means, with respect to any Straddle Period, all Taxes in respect of such Straddle Period other than the Pre-Closing Portion of such Taxes.

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Pre-Closing Portion” means, with respect to any Straddle Period, (i) in the case of any Tax other than Taxes based upon or related to income, receipts, expenses, or other transactional matters (e.g., ad valorem property Taxes), a deemed amount equal to the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending as of the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income, receipts, expenses, or other transactional matters, a deemed amount equal to the amount which would be payable if the relevant Tax period ended as of the close of business on the Closing Date; provided, however, that in the case of clause (ii), (a) exemptions, allowances and deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the portion of the period ending as of the Closing Date and the portion of the period beginning after the Closing Date in proportion to the number of days in each such period, and (b) any franchise Tax paid or payable, in each case, shall be allocated to the period with respect to which the payment of such franchise Tax is measured or determined.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Pre-Transaction Claims” has the meaning set forth in Section 12.1.

“Pre-Transaction Matters” has the meaning set forth in Section 12.1.

“Referee” has the meaning set forth in Section 2.4(b).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, burying, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Released Parties” has the meaning set forth in Section 12.1.

“Releasing Parties” has the meaning set forth in Section 12.1.

“Rights-of-Way” has the meaning set forth in Section 3.10(e).

“Securities Act” means the Securities Act of 1933, as amended.

“Short-Term Agreement” means any contract, agreement or commitment entered into in the ordinary course of business that either (i) has a stated term that is no longer than twelve months, or (ii) may be terminated without cause or penalty by any party thereto upon giving 45 days (or less) written notice to the other party.

“State Regulatory Authority” means any state agency or authority having jurisdiction over the rates, facilities or operations of HOH (with respect to the Hicks Contributed Business) or any Hicks Group Entity or NGLS Group Entity, as applicable.

“Straddle Period” means any Tax period beginning before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and one or more of its subsidiaries, or (ii) such Person directly or indirectly is, or beneficially owns or controls a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

“Survival Period” has the meaning set forth in Section 10.1(a).

“Tax” or “Taxes” means any taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, goods and services, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, deficiency, inventory or other charge of any kind whatsoever, including tax liabilities arising under Treasury Regulation Section 1.1502-6 and any similar provisions from federal, state, local or foreign applicable law, by contract, as successor, transferee or otherwise, and any interest, penalty, or addition with respect to any of the foregoing, whether disputed or not.

“Tax Losses” means any Taxes, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes.

“Tax Return” means any return, declaration, report, election, designation, notice, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” has the meaning set forth in Section 9.12.

“Third Party” means any Person other than the Parties, the Partnership Group or any of their respective Affiliates or any successors and assigns to the foregoing.

“Thorndike” has the meaning set forth in Section 2.3(a)(ii).

“Transaction Documents” means each of the Partnership Agreement and the GP LLC Agreement.

“Transaction Expenses” means, with respect to any Party, the aggregate amount of all out-of-pocket fees and expenses, incurred by, or to be paid by, such Party and its Subsidiaries relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the transactions contemplated hereby (including the Transaction Documents), which shall include (a) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Entity on behalf of such Party or its Subsidiaries;(b) any fees or expenses associated with obtaining the release and termination of any Encumbrance; (c) all brokers’ or finders’ fees; (d) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts; and (e) all sale, change of control, “stay-around,” retention, success or similar bonuses, severance or other payments to any Person in connection with or upon the consummation of the transactions contemplated hereby, in all cases, whether payable prior or on the Closing Date or thereafter (and the employer portion of any payroll Taxes associated with any of the foregoing payments), including any amounts payable pursuant to an arrangement disclosed as an exception to the representations set forth in Section 3.14(o) or Section 4.14(n).

“Transfer Taxes” has the meaning set forth in Section 9.6.

“Transferring Party” or “Transferring Parties” means, in the case of the Hicks Group Entities, HOH and Newco Gifford Parent, and, in the case of the NGLS Group Entities, the NGLS Shareholders.

“WARN” has the meaning set forth in Section 3.14(l).

“Wells Fargo” has the meaning set forth in the Recitals.

1.2                                 Rules of Construction.

(a)                                  The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof.  Unless otherwise indicated, all references to an “Article” or “Section” followed by a number or a letter refer to the specified Article or Section of this Agreement.  Unless otherwise indicated, all references to an “Exhibit” followed by a letter refer to the specified Exhibit to this Agreement.  The terms “this Agreement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Agreement (including the Hicks Disclosure Schedule, the NGLS Disclosure Schedule, the IEP Disclosure Schedule and the Exhibits) and not to any particular Article, Section or other portion hereof.

(b)                                 The Hicks Disclosure Schedule, the NGLS Disclosure Schedule and the IEP Disclosure Schedule will be deemed part of this Agreement and included in any reference to this Agreement.  The Hicks Disclosure Schedule, the NGLS Disclosure Schedule and the IEP Disclosure Schedule set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Hicks Disclosure Schedule, the NGLS Disclosure Schedule or the IEP Disclosure Schedule, as the case may be, relates; provided, however, that any fact or item that is disclosed in any section of the Hicks Disclosure Schedule, the NGLS Disclosure Schedule or the IEP Disclosure Schedule that is reasonably apparent on its face to qualify another representation or warranty of the Hicks Parties, the NGLS Parties or the IEP Parties, as applicable, shall be deemed to be disclosed in such other sections of the Hicks Disclosure Schedule, the NGLS Disclosure Schedule or the IEP Disclosure Schedule, as applicable, notwithstanding the omission of any appropriate cross-reference thereto.  Notwithstanding anything in this Agreement to the contrary, the inclusion of an item in a disclosure schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Hicks Material Adverse Effect, a NGLS Material Adverse Effect or an IEP Material Adverse Effect, as the case may be.

(c)                                  Unless otherwise specifically indicated or the context otherwise requires, (i) all references to “dollars” or “$” mean United States dollars, (ii) words importing the singular shall include the plural and vice versa, and words importing any gender shall include all genders, (iii) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” and (iv) all words used as accounting terms shall have the meanings assigned to them under United States generally accepted accounting principles as amended from time to time (“GAAP”) applied on a consistent basis.  If any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.  Reference to any party hereto is also a reference to such party’s permitted successors and assigns.

(d)                                 The Parties have participated jointly in the negotiation and drafting of this Agreement.  No provision of this Agreement will be interpreted in favor of, or against, any of the Parties by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any party hereto.

ARTICLE II
PRE-CLOSING RESTRUCTURINGS; CONTRIBUTION, PURCHASE AND SALE AND EXCHANGE; CLOSING

2.1                                 Hicks Pre-Closing Restructuring and Related Matters.

(a)                                  The Hicks Parties agree to complete the following prior to Closing:

(i)                                     Formation of Hicks Newco Operating.  HOH shall form Hicksgas, LLC, a Delaware limited liability company (“Hicks Newco Operating”), as a wholly owned Subsidiary, pursuant to the LLC Act.  In connection with such formation, Hicks Newco Operating shall make all necessary filings with the applicable Governmental Entity in Indiana and Illinois to qualify as a foreign limited liability company to do business in the States of Indiana and Illinois (it being understood that, to the extent such foreign qualifications have not been completed as of Closing, the Hicks Parties shall complete such qualifications as soon as practicable after Closing).

(ii)                                  Contribution of HOH Contribution Assets to HOH Newco Operating. HOH shall contribute, convey, assign, transfer and deliver to Hicks Newco Operating, and Hicks Newco Operating shall receive and acquire from HOH, free and clear of any Encumbrances other than Permitted Encumbrances, all of HOH’s right, title and interest in and to the HOH Contribution Assets, and, subject to Section 7.12, Hicks Newco Operating shall assume and agree to timely discharge the HOH Assumed Liabilities (including liabilities and obligations under Environmental Laws with respect thereto).  The HOH Retained Liabilities shall remain the sole responsibility of and shall be retained and timely discharged solely by HOH.

(iii)                               Distribution of Specified Properties to HOH.  HOH shall cause each of its Subsidiaries that owns any HOH Distribution Assets to distribute, convey, assign, transfer and deliver to HOH all of such Subsidiary’s right, title and interest in and to the HOH Distribution Assets, which HOH shall receive and acquire from each such Subsidiary.  HOH shall assume and agree to discharge all liabilities and obligations of each such Subsidiary related to the ownership of or arising from the HOH Distribution Assets (including liabilities and obligations under Environmental Laws), in each case, whether known or unknown, contingent or fixed, asserted or unasserted.

(iv)                              Merger of HOH Subsidiaries.  HOH shall cause each of the Subsidiaries of HOH (other than Hicks Newco Operating and the HOH Excluded Subsidiaries) to be merged with and into Hicks Newco Operating, with Hicks Newco Operating as the sole surviving company in the merger, pursuant to Section 23-1-40-8 of the IBCL and Section 18-209 of the LLC Act, and pursuant to which each of the shares of capital stock of such Subsidiaries of HOH immediately prior to the effective time of the merger shall be cancelled and the separate existence of each of such Subsidiaries of HOH shall cease (the “HOH Pre-Closing Subsidiary Merger”).

(v)                                 Reorganization of Gifford.  Gifford shall cause its shareholders to contribute all of their respective outstanding shares of Gifford to Newco Gifford Parent.  In connection therewith, (i) Newco Gifford Parent shall make a timely Subchapter S corporation election pursuant to Section 1362(a) of the Code and (ii) Newco Gifford Parent shall make a timely election for Gifford (and Pekin, if applicable) to be treated as a Qualified Subchapter S Subsidiary pursuant to Section 1361(b)(3) of the Code, in each case, such elections to be effective as of the formation of Newco Gifford Parent (the “Gifford Holding Company Formation”).

(vi)                              Merger of Pekin with and into Gifford.  Gifford shall cause Pekin Hicksgas, Inc., an Indiana corporation and wholly owned subsidiary of Gifford (“Pekin”), to be merged with and into Gifford, with Gifford as the surviving company in the merger, pursuant to Section 23-1-40-8 of the IBCL, and pursuant to which the shares of capital stock of Pekin immediately prior to the effective time of the merger shall be cancelled and the separate existence of Pekin shall cease.

(vii)                           Conversion of Gifford into LLC.  Newco Gifford Parent and Gifford shall cause Gifford to be converted into a Delaware limited liability company pursuant to Section 23-1-38.5-10 of the IBCL and Section 18-214 of the LLC Act.  In connection with such conversion, Gifford will, if so agreed by it and the Partnership, make all necessary filings with the applicable Governmental Entity in Indiana and Illinois to qualify as a foreign limited liability company to do business in Indiana and Illinois (it being understood that, if so agreed, to the extent such foreign qualifications have not been completed as of Closing, the Hicks Parties shall complete such qualifications as soon as practicable after Closing).

(viii)                        Distribution of Specified Properties to Newco Gifford Parent.  Gifford shall distribute, convey, assign, transfer and deliver to Newco Gifford Parent all of Gifford’s right, title and interest in and to the Newco Gifford Distribution Assets, which Newco Gifford Parent shall receive and acquire from Gifford.  Newco Gifford Parent shall assume and agree to discharge all liabilities and obligations of Gifford related to the ownership of or arising from the Newco Gifford Distribution Assets (including liabilities and obligations under Environmental Laws with respect thereto), in each case, whether known or unknown, contingent or fixed, asserted or unasserted.

(ix)                                Retirement of Hicks Promissory Notes.  HOH shall pay and retire (or cause to be paid and retired) in full the Hicks Promissory Notes and cause all Encumbrances thereunder to be released.

(b)                                 Upon completion of the transactions provided for in Section 2.1(a), (i) Hicks Newco Operating shall be a Delaware limited liability company wholly owned by HOH, (ii) each of the Subsidiaries of HOH (other than Hicks Newco Operating and the HOH Excluded Subsidiaries) shall have ceased to exist because of their merger with and into Hicks Newco Operating, (iii) Newco Gifford Parent, a newly formed Indiana corporation and Subchapter S corporation for federal income tax purposes, shall own 100% of the membership interests of Gifford, which shall have converted into a Delaware limited liability company and, if so agreed by Gifford and the Partnership, registered to qualify to do business in Indiana and Illinois (it being understood that, if so agreed, to the extent such foreign qualifications have not been completed as of Closing, the Hicks Parties shall complete such qualifications as soon as practicable after Closing) and (iv) Pekin shall have merged with and into Gifford, with Gifford as the surviving company.  The transactions and matters provided for in Section 2.1(a) are collectively referred to as the “Hicks Pre-Closing Restructuring.”

(c)                                  The Hicks Parties shall obtain from the lenders thereof and provide to the Partnership, no later than two (2) Business Days prior to Closing, one or more payoff letters in customary form setting forth the amount of Hicks Assumed Debt as of a date no more than two (2) Business Days prior to Closing.

2.2                                 NGLS Pre-Closing Restructuring and Related Matters.

(a)                                  The NGLS Parties agree, prior to Closing, to take, or to cause to be taken, appropriate steps to cause all of the outstanding equity interests of NGLS to be beneficially owned 100% directly and of record by the NGLS Shareholders.

(b)                                 The NGLS Parties agree, prior to Closing, to convert NGLS into a Delaware limited liability company pursuant to Section 1090.5 of the Oklahoma General Corporation Act and Section 18-214 of the LLC Act.  In connection therewith, NGLS will make all necessary filings with the applicable Governmental Entity in Oklahoma and the States set forth in Section 2.2(a) of the NGLS Disclosure Schedule to qualify as a foreign limited liability company to do business in Oklahoma and the States set forth in Section 2.2(a) of the NGLS Disclosure Schedule (it being understood that, to the extent such foreign qualifications have not been completed as of Closing, they shall be completed as soon as practicable after Closing).  Upon completion of the conversion, the NGLS Shareholders shall own 100% of the membership interests of NGLS and NGLS shall not be treated as a corporation for federal income tax purposes.

(c)                                  The NGLS Parties agree, prior to Closing, to terminate (i) the NGLS Transfer Restriction Agreement and (ii) the Indemnity Agreement, dated September 30, 2004, by and among NGLS, NGL Holdings and Sowood Commodity Partners Fund II LP.

(d)                                 The transactions and matters provided for in this Section 2.2 are referred to as the “NGLS Pre-Closing Restructuring.”

(e)                                  NGLS shall obtain from the lenders thereof and provide to the Partnership, no later than two (2) Business Days prior to Closing, one or more payoff letters in customary form setting forth the amount of NGLS Assumed Debt as of a date no more than two (2) Business Days prior to Closing.

2.3                                 Closing.  Subject to the satisfaction or waiver of the conditions to closing set forth in Article VIII, the closing (the “Closing”) of the transactions contemplated by this Article II shall be held at the offices of Baker Botts L.L.P. at One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002 on the later of (A) October 5, 2010 and (B) the second Business Day following the satisfaction or waiver of all of the conditions set forth in Article VIII (other than the condition in Section 8.1(b), the NGLS Pre-Closing Restructuring and other conditions that would normally be satisfied on the Closing Date) commencing at 9:00 a.m., Houston time, or such other place, date and time as may be mutually agreed upon in writing by the Parties.  The “Closing Date,” as referred to herein, shall mean the date of the Closing.

(a)                                  Subject to the terms and conditions of this Agreement, the following shall be completed at the Closing, it being the express intent of the Parties that, among other things, the Partnership will own, directly or indirectly, all the rights, properties and interests necessary to conduct the MLP Business immediately following the Closing:

(i)                                     Contribution of Cash by the NGLS Shareholders to General Partner.  Each NGLS Shareholder shall deliver cash in the amount set forth on Exhibit A to the General Partner as a capital contribution in exchange for the respective membership interest in the General Partner set forth on Exhibit A.

(ii)                                  Contribution of Cash by Coady Enterprises, LLC and Thorndike, LLC to General Partner.  Simultaneously with the transaction described in Section 2.3(a)(i), the Hicks Parties shall cause each of Coady Enterprises, LLC, a Illinois limited liability company (“Coady Enterprises”), and Thorndike, LLC, a Illinois limited liability company (“Thorndike”), to deliver cash in the amount set forth on Exhibit A opposite its name to the General Partner as a capital contribution in exchange for the respective membership interest in the General Partner set forth on Exhibit A.

(iii)                               Contribution of Cash by the IEP Parties to General Partner; Redemption of Organizational Member.  Simultaneously with the transactions described in Sections 2.3(a)(i) and 2.3(a)(ii), each of ICM and Atkinson shall, and Krimbill shall cause KrimGP2010, LLC, an Oklahoma limited liability company, to, deliver cash in the amount set forth on Exhibit A to the General Partner as a capital contribution in exchange for the respective membership interest in the General Partner set forth on Exhibit A.  The General Partner shall distribute $1,000 (plus any interest earned) to H. Michael Krimbill in redemption of his membership interests (as the sole organizing member) in the General Partner.

(iv)                              Contribution by General Partner to the Partnership; Redemption of Initial Limited Partner.  The General Partner shall deliver the cash amounts contributed to the General Partner pursuant to clauses (i) through (iii) above to the Partnership as a capital contribution in exchange for (A) a continuation of its 0.1% general partner interest in the Partnership and (B) incentive distribution rights in the Partnership. The Partnership shall distribute $999 (plus any interest earned) to H. Michael Krimbill in redemption of his limited partner interest (as the sole limited partner upon the formation of the Partnership) and $1 (plus any interest earned) to the General Partner in reimbursement of the General Partner’s organizational contribution.

(v)                                 Contribution of Membership Interests by NGLS Shareholders to Partnership.  Each NGLS Shareholder shall contribute, convey, assign, transfer and deliver to the Partnership, free and clear of any Encumbrances (other than restrictions under applicable securities Laws), all right, title and interest in and to the membership interests in NGLS set forth on Exhibit A (representing, in the aggregate, 100% of the membership interests in NGLS), as a capital contribution, pursuant to an assignment in the form of Exhibit B, in exchange for (A) the number of Common Units set forth on Exhibit A, (B) the right to receive the cash distribution described in Section 2.3(a)(xiv) and (C) the Partnership’s agreement to assume and pay (or cause to be assumed and paid) the NGLS Assumed Debt pursuant to Section 2.3(a)(xv), and the Partnership shall receive and acquire such membership interests.

(vi)                              Sale of Ownership Interest in Gifford to the Partnership.  Simultaneously with the transactions described in Sections 2.3(a)(v), Newco Gifford Parent shall sell, convey, assign, transfer and deliver to the Partnership, free and clear of any Encumbrances (other than restrictions under applicable securities Laws), and the Partnership shall purchase, receive and acquire all right, title and interest in and to 100% of the membership interests in Gifford, pursuant to an assignment in the form of Exhibit B, in exchange for (A) $15,500,000 in cash to be paid by the Partnership upon receipt by OLLC of the borrowings under Section 2.3(a)(xiii) and (B) the Partnership’s agreement to assume and pay (or cause to be assumed and paid) the Hicks Assumed Debt (to the extent it constitutes indebtedness of Gifford) pursuant to Section 2.3(a)(xv), the amount of which is expected to be zero.

(vii)                           Contribution of Cash by the IEP Parties to the Partnership.  Simultaneously with the transactions described in Sections 2.3(a)(v) and 2.3(a)(vi), each IEP Party shall deliver cash in the amount set forth on Exhibit A to the Partnership (collectively, the “IEP Contribution”), as a capital contribution, in exchange for the respective number of Common Units set forth on Exhibit A.

(viii)                        Contribution of Membership Interests by HOH to the Partnership.  Simultaneously with the transactions described in Section 2.3(a)(v), Section 2.3(a)(vi) and Section 2.3(a)(vii), HOH shall contribute, convey, assign, transfer and deliver to the Partnership, free and clear of any Encumbrances (other than restrictions under applicable securities Laws), all right, title and interest in and to 100% of the membership interests in Hicks Newco Operating, as a capital contribution, pursuant to an assignment in the form of Exhibit B, in exchange for (A) the number of Common Units set forth on Exhibit A, (B), upon receipt by OLLC of the borrowings under Section 2.3(a)(xiii), $410,000 in cash as a distribution, which may be subject to adjustment pursuant to Section 2.3(a)(xvi), and (C) the Partnership’s agreement to assume and pay (or to cause to be assumed and paid) the Hicks Assumed Debt (to the extent it constitutes indebtedness of HOH and which is expected to constitute all of the Hicks Assumed Debt) pursuant to Section 2.3(a)(xv), and the Partnership shall receive and acquire such membership interests.

(ix)                                Contribution of Property by the Partnership to OLLC.  The Partnership shall contribute, convey, assign, transfer and deliver to OLLC all right, title and interest in and to 100% of the membership interests in NGLS, Hicks Newco Operating and Gifford, as a capital contribution, in exchange for a continuation of its membership interests in OLLC, and OLLC shall receive and acquire such membership interests.

(x)                                   Merger of Hicks Newco Operating and Gifford.  OLLC shall cause Hicks Newco Operating to be merged with Gifford, with Hicks Newco Operating as the surviving company in the merger, pursuant to Section 18-209 of the LLC Act, and pursuant to which the membership interests of Gifford immediately prior to the effective time of the merger shall be cancelled and the separate existence of Gifford shall cease.

(xi)                                Merger of NGL Supply Wholesale and Econo-Gas Supply.  NGLS shall cause Econo-Gas Supply, LLC, an Oklahoma limited liability company (“Econo-Gas Supply”), to be merged with and into NGL Supply Wholesale, LLC, an Oklahoma limited liability company (“NGL Supply Wholesale”), with NGL Supply Wholesale as the sole surviving company in the merger, pursuant to Section 2054 of the Oklahoma Limited Liability Company Act, and pursuant to which the membership interests of Econo-Gas Supply immediately prior to the effective time of the merger shall be cancelled and the separate existence of Econo-Gas Supply shall cease.

(xii)                             Merger of Certain Other NGLS Subsidiaries.  NGLS shall cause each of NGL Supply Retail - Kansas, LLC, an Oklahoma limited liability company, NGL Supply Retail - Georgia, LLC, an Oklahoma limited liability company, and Propane Central, L.L.C., a Kansas limited liability company, to be merged with and into NGL Supply Retail, LLC, an Oklahoma limited liability company (“NGL Retail”), with NGL Retail as the sole surviving company in the merger, pursuant to Section 2054 of the Oklahoma Limited Liability Company Act and Section 17-7681 of the Kansas Statutes Annotated, and pursuant to which each of the membership interests of such NGLS Subsidiaries immediately prior to the effective time of the merger shall be cancelled and the separate existence of each such NGLS Subsidiary shall cease.

(xiii)                          Closing of the Credit Facility and Related Borrowings.  OLLC and any other applicable Subsidiary borrowers pursuant thereto shall enter into and consummate the closing of the Credit Facility and borrow sufficient funds thereunder to satisfy the cash obligations set forth in Sections 2.3(a)(vi), (viii), (xiv), (xv) and (xvi) to the extent that the IEP Contribution and other amounts paid to the Partnership pursuant hereto are not utilized therefor.

(xiv)                         Distribution by the Partnership to the NGLS Shareholders.  Upon receipt by OLLC of the borrowings under Section 2.3(a)(xiii), the Partnership shall deliver cash in the respective amounts set forth on Exhibit A to the NGLS Shareholders as a distribution, which may be subject to adjustment pursuant to Section 2.3(a)(xvi).

(xv)                            Payment of the Hicks Assumed Debt and NGLS Assumed Debt.  The Partnership shall pay and retire (or cause to be paid and retired) (A) the Hicks Assumed Debt and (B) the NGLS Assumed Debt.

(xvi)                         Payments with respect to Hicks Assumed Debt and NGLS Assumed Debt.  If the Hicks Assumed Debt paid and retired pursuant to Section 2.3(a)(xv) above is less than $7.0 million, the Partnership will pay to HOH the difference in cash at Closing. If the Hicks Assumed Debt paid and retired pursuant to Section 2.3(a)(xv) above is greater than $7.0 million, then with respect to such excess (A) the Partnership will first reduce the amount of cash payable to Newco Gifford Parent (with respect to Hicks Assumed Debt of Gifford, if any) pursuant to Section 2.3(a)(vi) or HOH (with respect to Hicks Assumed Debt of HOH) pursuant to Section 2.3(a)(viii) to the extent of such excess and (B) to the extent the aggregate amount under subclause (A) above is not sufficient to fund the excess amount in full, HOH or Newco Gifford Parent, as the case may be, shall deliver at or prior to Closing cash in the amount of such remaining excess to the Partnership.  If the NGLS Assumed Debt (other than the NGLS Working Capital Borrowings) paid and retired pursuant to Section 2.3(a)(xv) above is less than $7.0 million, the Partnership will pay to the NGLS Shareholders in accordance with their respective NGLS Shares the difference in cash at Closing.  If the NGLS Assumed Debt (other than the NGLS Working Capital Borrowings) paid and retired pursuant to Section 2.3(a)(xv) above is greater than $7.0 million, then with respect to such excess (A) the Partnership will first reduce the amount of cash payable to the NGLS Shareholders pursuant to Section 2.3(a)(xiv) to the extent of such excess and (B) to the extent the amount under subclause (A) above is not sufficient to fund the excess amount in full, the NGLS Shareholders shall deliver at or prior to Closing cash in the amount of such remaining excess to the Partnership.

(b)                                 At Closing, in addition to any other documents to be delivered under other provisions of this Agreement, the Hicks Parties shall deliver to the Partnership, the General Partner, the NGLS Parties or the IEP Parties, as the case may be (collectively, the “Hicks Closing Deliverables”):

(i)                                     a certificate or certificates representing 100% of the membership interests in Hicks Newco Operating, accompanied by duly executed instruments of transfer;

(ii)                                  a certificate or certificates representing 100% of the membership interests in Gifford, accompanied by duly executed instruments of transfer;

(iii)                               the officer’s certificates described in Section 8.2(a) and Section 8.4(a);

(iv)                              counterparts of the First Amended and Restated Limited Liability Company Agreement of the General Partner in the form attached hereto as Exhibit C (the “GP LLC Agreement”) executed by the Hicks Parties (or their Affiliates) parties thereto;

(v)                                 counterparts of the First Amended and Restated Agreement of Limited Partnership of the Partnership in the form attached hereto as Exhibit D

(the “Partnership Agreement”) executed by the Hicks Parties (or their Affiliates) parties thereto;

(vi)                              a certificate of each of HOH and Newco Gifford Parent in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that each of HOH and Newco Gifford Parent is not a “foreign person” within the meaning of Section 1445 of the Code;

(vii)                           resignation letters from each of the directors and officers of the Hicks Group Entities, effective immediately prior to or as of the Closing;

(viii)                        letters in the form of Exhibit C to the GP LLC Agreement and Exhibit E hereto regarding “accredited investor” status of any Hicks Parties or their Affiliates or associates acquiring interests in the Partnership or the General Partner;

(ix)                                evidence reasonably satisfactory to NGLS and the IEP Parties that the Hicks Third-Party Consents have been obtained;

(x)                                   evidence reasonably satisfactory to NGLS and the IEP Parties that the Hicks Pre-Closing Restructuring has been consummated in accordance with this Agreement;

(xi)                                releases in the form of Section 12.1 executed by each of Shawn Coady and Todd Coady; and

(xii)                             evidence reasonably satisfactory to NGLS and the IEP Parties that the HOH Workers Compensation Plan has been transferred to Hicks Newco Operating, that Hicks Newco Operating has been accepted as a Member Insured in the Vision Insurance Company with effective workers’ compensation coverage for the Hicks Related Employees and that Hicks Newco Operating has secured a satisfactory letter of credit in connection with the HOH Workers’ Compensation Plan, as required by Section 7.12(c).

(c)                                  At Closing, in addition to any other documents to be delivered under other provisions of this Agreement, the NGLS Parties shall deliver to the Partnership, the General Partner, the Hicks Parties or the IEP Parties, as the case may be (collectively, the “NGLS Closing Deliverables”):

(i)                                     a certificate or certificates representing 100% of the membership interests in NGLS, accompanied by duly executed instruments of transfer;

(ii)                                  the officer’s and other certificates described in Sections 8.3(a) and 8.3(c) and Sections 8.4(b) and 8.4(c);

(iii)                               letters and other documentation reasonably acceptable to the Partnership evidencing the exercise or termination of options in accordance with Section 7.12;

(iv)                              counterparts of the GP LLC Agreement executed by the NGLS Shareholders parties thereto;

(v)                                 counterparts of the Partnership Agreement executed by the NGLS Shareholders parties thereto;

(vi)                              a certificate of each NGLS Shareholder in the form specified in Treasury Regulation Section 1.1445-2(b)(2)(iv) that each NGLS Shareholder is not a “foreign person” within the meaning of Section 1445 of the Code;

(vii)                           resignation letters from each of the directors and officers of the NGLS Group Entities, effective immediately prior to or as of the Closing;

(viii)                        letters in the form of Exhibit C to the GP LLC Agreement and Exhibit E hereto regarding “accredited investor” status of any NGLS Parties or their Affiliates or associates acquiring interests in the Partnership or the General Partner;

(ix)                                evidence reasonably satisfactory to the Hicks Parties and the IEP Parties that the NGLS Third-Party Consents have been obtained; and

(x)                                   evidence reasonably satisfactory to the Hicks Parties and the IEP Parties that the NGLS Pre-Closing Restructuring has been consummated in accordance with this Agreement.

(d)                                 At Closing, in addition to any other documents to be delivered under other provisions of this Agreement, the IEP Parties shall deliver to the Partnership, the General Partner, the Hicks Parties or the NGLS Parties, as the case may be (collectively, the “IEP Closing Deliverables”):

(i)                                     the officer’s certificates described in Section 8.2(b) and Section 8.3(b);

(ii)                                  counterparts of the GP LLC Agreement executed by the IEP Parties (or their Affiliates) parties thereto;

(iii)                               counterparts of the Partnership Agreement executed by the IEP Parties (or their Affiliates) parties thereto; and

(iv)                              letters in the form of Exhibit C to the GP LLC Agreement and Exhibit E hereto regarding “accredited investor” status of any IEP Parties or their Affiliates or associates acquiring interests in the Partnership or the General Partner.

2.4                                 NGLS Working Capital Adjustment.

(a)                                  The Parties acknowledge that the consideration to the NGLS Shareholders provided for herein has been based in part on the NGLS Group Entities having Net

Working Capital as of the Calculation Date of at least $13,000,000 (the “NGLS Net Working Capital Threshold”).  The Parties agree that, for purposes of the Closing, the Net Working Capital of the NGLS Group Entities as of the Calculation Date shall be assumed to equal the NGLS Net Working Capital Threshold.

(b)                                 Following the Closing, the NGLS Parties shall cause to be prepared a statement of the consolidated Net Working Capital of the NGLS Group Entities as of the Calculation Date (the “NGLS Net Working Capital Closing Statement”).  The NGLS Net Working Capital Closing Statement shall contain line item detail comparable to the balance sheet included in the most recent NGLS Audited Financial Statements with respect to the components of the consolidated Net Working Capital of the NGLS Group Entities as of the Calculation Date, and shall not give effect to any increase or decrease in current assets or increase or decrease in current liabilities as a result of payments made by or on behalf of the Partnership at Closing hereunder.  No later than 45 days following the Closing, the NGLS Parties shall deliver to the Partnership the NGLS Net Working Capital Closing Statement, together with a worksheet showing the difference, if any, between the Net Working Capital reflected therein and the NGLS Net Working Capital Threshold.  The Partnership shall have a period of thirty (30) days following its receipt of the NGLS Net Working Capital Closing Statement and related worksheet to provide written notice of its objection to the NGLS Net Working Capital Closing Statement or the related worksheet (which notice shall state the basis for the Partnership’s objection); provided, however, that the Partnership shall not be permitted to object to the NGLS Net Working Capital Closing Statement and the related worksheet unless the aggregate amount in dispute exceeds $100,000.  If, within such thirty (30) day period, the Partnership has not given the NGLS Representatives written notice of its objection to the NGLS Net Working Capital Closing Statement or the related worksheet, then the Net Working Capital reflected therein shall be binding and conclusive on the Parties and used in making the adjustment provided for in Section 2.4(c).  If the Partnership timely provides any such objection, the Partnership and the NGLS Representatives, on behalf of the NGLS Shareholders, shall work in good faith to resolve any differences with respect thereto.  If, at the end of a 15-day period from the date of delivery of any objection by the Partnership there are any matters that remain in dispute, then the remaining matters in dispute shall be submitted to Ernst & Young LLP (the “Referee”) within the following five (5) Business Days for resolution.  The Referee shall make a determination with respect to the disputed matters submitted to it and determine the Net Working Capital of the NGLS Group Entities as of the Calculation Date within 30 days after the objections that remain in dispute are submitted to it.  If any objections are submitted to the Referee for resolution, (i) each of the NGLS Representatives and the Partnership shall furnish to the Referee such work papers and other documents and information relating to such objections as the Referee may request and are available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) the determination by the Referee of the Net Working Capital of the NGLS Group Entities as of the Calculation Date, as set forth in a written notice delivered to each of the Partnership and the NGLS Representatives by the Referee, shall be calculated in accordance with the past practices utilized in preparing the most recent NGLS Audited Financial Statements, and shall be binding and conclusive on the

Parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iii) the fees and expenses of the Referee shall be borne one-half by the Partnership and one-half by the NGLS Shareholders.  For the avoidance of doubt, the Referee shall not dispute, absent manifest error, the practices, including subjective elements and management judgments, applied by the NGLS Group Entities in determining the Net Working Capital of the NGLS Group Entities so long as such practices are consistent with the past practices of the NGLS Group Entities used in the preparation of the most recent NGLS Audited Financial Statements.  The final Net Working Capital of the NGLS Group Entities as of the Calculation Date, as determined in accordance with this Section 2.4(b), is referred to as the “Final NGLS Net Working Capital.”

(c)                                  If:

(i)                                     the NGLS Net Working Capital Threshold is greater than the Final NGLS Net Working Capital, each NGLS Shareholder shall, in accordance with his or its NGLS Share, contribute to the capital of the Partnership the amount of such excess in cash; and

(ii)                                  the Final NGLS Net Working Capital is greater than the NGLS Working Capital Threshold, the Partnership shall make a distribution of the amount of such excess in cash to the NGLS Shareholders in accordance with his or its NGLS Share.

(d)                                 Any payment required to be made pursuant to Section 2.4(c) shall be made by the Partnership or the NGLS Shareholders, as applicable, by wire transfer of immediately available funds to the account or accounts designated by the Partnership or the NGLS Representatives, as applicable, within five (5) days after the determination of the Final NGLS Net Working Capital as set forth in Section 2.4(b).

2.5                                 Hicks Working Capital Adjustment.

(a)                                  The Parties acknowledge that the consideration to HOH and Newco Gifford Parent provided for herein has been based in part on the Hicks Group Entities having Net Working Capital as of the Calculation Date of at least $700,000 (the “Hicks Net Working Capital Threshold”).  The Parties agree that, for purposes of the Closing, the Net Working Capital of the Hicks Group Entities as of the Calculation Date shall be assumed to equal the Hicks Net Working Capital Threshold.

(b)                                 Following the Closing, the Hicks Parties shall cause to be prepared a statement of the combined consolidated Net Working Capital of the Hicks Group Entities as of the Calculation Date (the “Hicks Net Working Capital Closing Statement”).  The Hicks Net Working Capital Closing Statement shall contain line item detail comparable to the balance sheet included in the most recent HOH Audited Financial Statements with respect to the components of the combined consolidated Net Working Capital of the Hicks Group Entities as of the Calculation Date, and shall not give effect to any increase or decrease in current assets or increase or decrease in current liabilities as a result of payments made by or on behalf of the Partnership at Closing hereunder.  No later than 45 days following the Closing, the Hicks Parties shall deliver to the Partnership the Hicks Net Working Capital Closing Statement, together with a worksheet showing the differences, if any, between the Net Working Capital reflected therein and the Hicks Net Working Capital Threshold.  The Partnership shall have a period of thirty (30) days following its receipt of the Hicks Net Working Capital Closing Statement and related worksheet to provide written notice of its objection to the Hicks Net Working Capital Closing Statement or the related worksheet (which notice shall state the basis for the Partnership’s objection); provided, however, that the Partnership shall not be permitted to object to the Hicks Net Working Capital Closing Statement and the related worksheet unless the aggregate amount in dispute exceeds $100,000.  If, within such thirty (30) day period, the Partnership has not given the Hicks Parties written notice of its objection to the Hicks Net Working Capital Closing Statement or the related worksheet, then the Net Working Capital reflected therein shall be binding and conclusive on the Parties and used in making the adjustments provided for in Section 2.5(c).  If the Partnership timely provides any such objection, the Partnership and the Hicks Parties shall work in good faith to resolve any differences with respect thereto.  If, at the end of a 15-day period from the date of delivery of any objection by the Partnership there are any matters that remain in dispute, then the remaining matters in dispute shall be submitted to the Referee within the following five (5) Business Days for resolution.  The Referee shall make a determination with respect to the disputed matters submitted to it and determine the Net Working Capital of the Hicks Group Entities as of the Calculation Date within 30 days after the objections that remain in dispute are submitted to it.  If any objections are submitted to the Referee for resolution, (i) each of the Hicks Parties and the Partnership shall furnish to the Referee such work papers and other documents and information relating to such objections as the Referee may request and are available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Referee any material relating to the determination of the matters in dispute and to discuss such determination with the Referee; (ii) the determination by the Referee of the Net Working Capital of the Hicks Group Entities as of the Calculation Date, as set forth in a written notice delivered to each of the Partnership and the Hicks Parties by the Referee, shall be calculated in accordance with the past practices utilized in preparing the most recent HOH Audited Financial Statements, and shall be binding and conclusive on the Parties and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof; and (iii) the fees and expenses of the Referee shall be borne one-half by the Partnership and one-half by the Hicks Parties.  For the avoidance of doubt, the Referee shall not dispute, absent manifest error, the practices, including subjective elements and management judgments, applied by the Hicks Group Entities in determining the Net Working Capital of the Hicks Group Entities so long as such practices are consistent with the past practices of the Hicks Group Entities used in the preparation of the most recent HOH Audited Financial Statements.  The final Net Working Capital of the Hicks Group Entities as of the Calculation Date, in each case as determined in accordance with this Section 2.5(b), is referred to as the “Final Hicks Net Working Capital,” respectively.

(c)                                  If:

(i)                                     the Hicks Net Working Capital Threshold is greater than the Final Hicks Net Working Capital, the Hicks Parties shall contribute to the capital of the Partnership the amount of such excess in cash; and

(ii)                                  the Final Hicks Net Working Capital is greater than the Hicks Net Working Capital Threshold, then the Partnership shall make a distribution of the amount of such excess to the Hicks Parties in cash.

(d)                                 Any payment required to be made pursuant to Section 2.5(c) shall be made by the Partnership or the Hicks Parties, as applicable, by wire transfer of immediately available funds to the account or accounts designated by the Partnership or the Hicks Parties, as applicable, within five (5) days after the determination of the Final Hicks Net Working Capital as set forth in Section 2.5(b).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE HICKS PARTIES

Except as disclosed in the Hicks Disclosure Schedule, each of the Hicks Parties, jointly and severally, represents and warrants to each of the NGLS Parties, the IEP Parties, the General Partner and the Partnership as of the date hereof and as of the Closing Date that (for purposes of this Article III, beginning with Section 3.5 and continuing through Section 3.20 (but excluding Section 3.13, Section 3.14, Section 3.15, Section 3.17 and Section 3.18), all references to “HOH” or the “Hicks Parties” shall, with respect to HOH, include HOH solely with respect to the Hicks Contributed Business and only for the period prior to the consummation of the Hicks Pre-Closing Restructuring):

3.1                                 Organization; Qualification.

(a)                                  Each of the Hicks Parties and the Hicks Group Entities has been duly formed and is validly existing and in good standing under the applicable Law of its jurisdiction of formation with all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.  Each of the Hicks Group Entities is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a Hicks Material Adverse Effect.

(b)                                 Section 3.1(b) of the Hicks Disclosure Schedule sets forth a true and complete list of each Subsidiary of any Hicks Party, in each case immediately prior to the Hicks Pre-Closing Restructuring and upon consummation of the Hicks Pre-Closing Restructuring, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of formation or incorporation of such Person, (iii) the name of each Hicks Party or Hicks Group Entity that owns beneficially or of record any equity or similar interest in such Person and (iv) the percentage interest owned by each such Hicks Party or Hicks Group Entity in such Person.

(c)                                  The Hicks Parties have heretofore made available to the NGLS Parties and the IEP Parties complete and correct copies of the Governing Documents of each of the Hicks Parties and the Hicks Group Entities.

3.2                                 Authority; No Violation; Consents and Approvals.

(a)                                  Each of the Hicks Parties has all requisite power and authority to enter into this Agreement and, if a party thereto, the Transaction Documents, and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the Hicks Parties of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Hicks Parties, and no other corporate, company, partnership or similar proceeding on the part of the Hicks Parties or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

(b)                                 This Agreement has been duly executed and delivered by the Hicks Parties and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding agreement of the Hicks Parties, enforceable against the Hicks Parties in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  Upon Closing, each of the Transaction Documents to which a Hicks Party is a party will be duly executed and delivered by the Hicks Parties and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding agreement of the Hicks Parties, enforceable against the Hicks Parties in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)                                  Neither the execution and delivery by each of the Hicks Parties of this Agreement or the Transaction Documents to which it is a party, nor the consummation by any of the Hicks Parties and the Hicks Group Entities of the transactions contemplated hereby or thereby, nor the performance by the Hicks Parties under this Agreement or any Transaction Document will (a) violate, conflict with or result in a breach of any provision of the Governing Documents of any of the Hicks Parties or the Hicks Group Entities or the certificate of formation, limited liability company agreement or other governing document of Gifford or Hicks Newco Operating after the consummation of the Hicks Pre-Closing Restructuring; (b) require any consent, approval, authorization or permit of, registration, declaration or filing with, or notification to, any Governmental Entity (each, a “Governmental Authorization”), other than any Governmental Authorization that (i) may be obtained after the Closing without penalty or (ii) the failure of which to obtain is not reasonably expected to have a material impact on the Hicks Contributed Business; (c) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Hicks Material Agreement; (d) result in the creation of an Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of any of the Hicks Parties or the Hicks Group Entities or restrict, hinder, impair or limit the ability of any of the Hicks Parties or the Hicks Group Entities to carry on the Hicks Contributed Business; or (e) violate or conflict with any Law applicable to any of the Hicks Parties or the Hicks Group Entities.

3.3                                 Capitalization.

(a)                                  All of the outstanding equity interests of each Contributed HOH Subsidiary as of the date hereof and immediately prior to the Hicks Pre-Closing Restructuring (i) are and will be duly authorized, validly issued, fully paid and nonassessable and (ii) are owned beneficially 100% directly and of record or indirectly by HOH, free and clear of any Encumbrances (other than restrictions under applicable securities Laws).  All of the outstanding equity interests of each Subsidiary of Gifford (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) are owned beneficially 100% directly and of record or indirectly by Gifford, free and clear of any Encumbrances (other than restrictions under applicable securities Laws).  After consummation of the Hicks Pre-Closing Restructuring and immediately prior to Closing, (i) all of the outstanding equity interests of Hicks Newco Operating (A) will be duly authorized, validly issued, fully paid and nonassessable and (B) will be directly owned beneficially and of record 100% by HOH, free and clear of any Encumbrances (other than restrictions under applicable securities Laws), and (ii) all of the outstanding equity interests of Gifford (A) will be duly authorized, validly issued, fully paid and nonassessable and (B) will be owned 100% by Newco Gifford Parent, free and clear of any Encumbrances (other than restrictions under applicable securities Laws).

(b)                                 (i) There are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any Hicks Group Entity, to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the Hicks Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the Hicks Group Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the Hicks Group Entities, and none of the Hicks Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the Hicks Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the Hicks Group Entities having the right to vote

(or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the Hicks Group Entities on any matter; and (v) except as set forth in the Governing Documents (with respect to HOH in the case of Hicks Newco Operating, or Newco Gifford Parent in the case of Gifford) for each Hicks Group Entity, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the Hicks Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the Hicks Group Entities.

(c)                                  No Hicks Party or Hicks Group Entity owns, directly or indirectly, any capital stock or other equity or ownership interests in any corporation, partnership or other Person, other than the capital stock or other equity interests of the Subsidiaries set forth in Section 3.1(b) of the Hicks Disclosure Schedule.  No Hicks Party or Hicks Group Entity has any outstanding loans or advances or capital contributions to, or investments in, any corporation, partnership or other Person, except for loans, advances and capital contributions to other Hicks Group Entities.  Section 3.3(c) of the Hicks Disclosure Schedule sets forth any outstanding loans or advances between or among the Hicks Group Entities, excluding intercompany payables and receivables in the ordinary course of business.

3.4                                 Financial Statements.  The unaudited consolidated financial statements of Gifford as of and for the year ended December 31, 2007, 2008 and 2009 and the six-month period June 30, 2009 and 2010, the HOH Audited Financial Statements and the unaudited consolidated financial statements of HOH as of and for the nine-month periods ended March 31, 2009 and 2010 (collectively, the “Hicks Financial Statements”), including all related notes and schedules thereto, true and correct copies of which have been delivered by the Hicks Parties to NGLS and the IEP Parties, fairly present in all material respects the consolidated financial position of the Hicks Parties and the Hicks Group Entities, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in members’ equity of the Hicks Parties and the Hicks Group Entities for the periods indicated (in the case of interim financial statements, subject to normal year-end adjustments and the absence of financial footnotes), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of interim financial statements, for normal and recurring year-end adjustments).

3.5                                 Undisclosed Liabilities.  None of HOH or the Hicks Group Entities has any indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the consolidated balance sheets of HOH and Gifford included in the Hicks Financial Statements or in the footnotes thereto, in each case prepared in conformity with GAAP, and that is not shown on or provided for in the Hicks Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course consistent with past practice since March 31, 2010 or (2) liabilities of HOH or the Hicks Group Entities that would not be required to be disclosed in an audited balance sheet (or notes thereto) prepared in accordance with GAAP.

3.6                                 Compliance with Applicable Laws; Permits.

(a)                                  Each of the Hicks Parties and the Hicks Group Entities is in compliance in all material respects with all applicable Laws.  No Hicks Party or Hicks Group Entity has received any written communication from a Governmental Entity that alleges that any Hicks Party or Hicks Group Entity is not in compliance in any material respect with any applicable Laws that has not been resolved to the satisfaction of such Governmental Entity.

(b)                                 The Hicks Group Entities are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on the Hicks Contributed Business as it is now being conducted (collectively, the “Hicks Permits”).  After giving effect to the Hicks Pre-Closing Restructuring, none of HOH, Newco Gifford Parent or any HOH Excluded Subsidiary is in possession of any Hicks Permit.  All Hicks Permits are in full force and effect, and no Hicks Party or Hicks Group Entity has received written notice that such Hicks Permits will not be renewed in the ordinary course after Closing.  None of HOH or the Hicks Group Entities is in material conflict with, or in material default or violation of any of the Hicks Permits.

(c)                                  Notwithstanding Sections 3.6(a) and (b), the representations made in this Section 3.6 shall not apply to environmental matters (which are provided for in Section 3.9), Tax matters (which are provided for in Section 3.13) and employment and benefits matters (which are provided for in Section 3.14).

3.7                                 Certain Contracts and Arrangements.

(a)                                  Section 3.7(a) of the Hicks Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto and including those included within the HOH Assumed Contracts) to which any of HOH or the Hicks Group Entities is a party, by which any of their properties are bound or that relate to the conduct of the Hicks Contributed Business (specifying in each case the parties thereto), whether written or oral (collectively, the “Hicks Material Agreements”):

(i)                                     transportation agreements involving payments to or from HOH or any Hicks Group Entity of at least $100,000 per year (other than Short-Term Agreements);

(ii)                                  propane sale and supply agreements involving payments to or from HOH or any Hicks Group Entity in excess of $100,000 per year (other than Short-Term Agreements);

(iii)                               contracts or agreements, or a group of related contracts or agreements with the same party, for the purchase, sale or distribution of equipment, supplies, products or services, under which the undelivered balance of such equipment, supplies, products or services has a price in excess of $75,000

(other than (x) propane sale and supply agreements that are not required to be listed pursuant to Section 3.7(a)(ii) and (y) agreements for the sale of propane supply trucks by Rocket Supply Corporation, a Subsidiary of HOH, in the ordinary course of the Hicks Contributed Business, except such agreements for the sale of propane supply trucks under which the undelivered balance of such trucks has a price in excess of $150,000);

(iv)                              contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit;

(v)                                 real property leases calling for payments by HOH or any of the Hicks Group Entities of amounts greater than $30,000 per year;

(vi)                              partnership or joint venture agreements;

(vii)                           contracts limiting the ability of HOH or any of the Hicks Group Entities to compete in any line of business or with any Person or in any geographic area;

(viii)                        contracts relating to any outstanding commitment for capital expenditures in excess of $50,000;

(ix)                                (A) Collective Bargaining Agreements and other contracts or agreements with any labor union or organization, (B) Employment Agreements between any of the Hicks Parties or Hicks Group Entities and any Hicks Related Employees or Hicks Independent Contractors and (C) the HOH Transferred Arrangements and other Hicks Plans to which the Hicks Group Entities will be subject after the Closing;

(x)                                   contracts not entered into in the ordinary course of the Hicks Contributed Business other than those that are not material to the Hicks Contributed Business;

(xi)                                contracts for the acquisition or disposition of real property, capital stock or other businesses;

(xii)                             contracts providing for indemnification of any officer or director of HOH or a Hicks Group Entity;

(xiii)                          agency, distributor, dealer, sales, marketing or similar agreements or arrangements with any Person that generates or refers business to a Hicks Group Entity or Hicks Party (other than propane sale and supply agreements that are not required to be listed pursuant to Section 3.7(a)(ii)); and

(xiv)                         contracts, agreements or commitments (whether written or oral) not otherwise disclosed in (i) — (xiii) above that are currently in effect and to which HOH or any of the Hicks Group Entities or their respective properties are bound that are material to the Hicks Contributed Business (excluding Short-Term Agreements that are not required to be disclosed pursuant to Sections 3.7(a)(i) or (a)(ii) above).

(b)                                 Section 3.7(b) of the Hicks Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding commodity hedging position) entered into by HOH or any Hicks Group Entity or for the account of any of their customers as of the Execution Date.  All Derivative Transactions were, and any Derivative Transactions entered into after the Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by HOH or the Hicks Group Entities, and were, and for any Derivative Transactions entered into after the Execution Date will be, entered into with counterparties believed at the applicable time of execution of the applicable Derivative Transaction to be (i) financially responsible and (ii) able to understand (either alone or in consultation with their advisers) and bear the risks of such Derivative Transactions.  HOH and the Hicks Group Entities have duly performed all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of the Hicks Parties, there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)                                  Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such Hicks Material Agreement may be limited by applicable Laws and public policy, each of the Hicks Material Agreements (1) constitutes the legal, valid and binding obligation of HOH or the applicable Hicks Group Entity enforceable against HOH or the applicable Hicks Group Entity in accordance with its terms, (2) is in full force and effect as of the Execution Date and (3) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement.

(d)                                 There is not, to the Knowledge of the Hicks Parties, under any Hicks Material Agreement other than any Hicks Plan, any default or event that, with notice or lapse of time or both, would reasonably be expected to constitute a material default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained.

(e)                                  None of the Hicks Parties or the Hicks Group Entities (i) has received written notice of, and to the Knowledge of the Hicks Parties there has not occurred, any breach of or violation or default under any Hicks Material Agreement other than any Hicks Plans or any condition which with the passage of time or the giving of notice or both would result in such a violation or default under any Hicks Material Agreement other than any Hicks Plans, or (ii) has received written notice of the desire of the other party or parties to any such Hicks Material Agreement other than any Hicks Plans to exercise any rights such party has to cancel, terminate, renegotiate or repudiate such contract or exercise remedies thereunder.

(f)                                    True and complete copies of all Hicks Material Agreements have been delivered or made available to each of the NGLS Parties and the IEP Parties by the Hicks Parties.

3.8                                 Legal Proceedings.  There are no pending, or, to the Knowledge of the Hicks Parties, threatened, actions, lawsuits, claims or proceedings, whether at law or in equity or in any arbitration or similar proceeding against or affecting HOH or any of the Hicks Group Entities or any of their properties, assets, operations or the Hicks Contributed Business.  None of HOH or the Hicks Group Entities is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal, and none of the properties or operations of the Hicks Contributed Business is subject to or in default under any such judgment, order, injunction or decree.  There is no pending or, to the Knowledge of the Hicks Parties, threatened investigation of or affecting HOH or the Hicks Group Entities or any of their properties, assets or operations or the Hicks Contributed Business by any Governmental Entity.

3.9                                 Environmental Matters.

(a)                                  The operations of each of HOH and the Hicks Group Entities have been and, as of the Closing Date, will be, in compliance in all material respects with all Environmental Laws.

(b)                                 To the Knowledge of the Hicks Parties, there are no past or present facts, conditions or circumstances that interfere with the conduct of the Hicks Contributed Business in the manner now conducted or that interfere with continued compliance in all material respects with any Environmental Law.

(c)                                  Each of HOH and the Hicks Group Entities has obtained and will maintain in full force and effect all material permits, licenses and registrations, and has timely made and will timely make all material filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its business.

(d)                                 None of HOH or the Hicks Group Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter (excluding liability or obligations pursuant to unasserted claims under indemnification or similar provisions in agreements involving only non-Governmental Entities).

(e)                                  None of the Hicks Parties or the Hicks Group Entities has received any written communication from any Governmental Entity or other Person (i) alleging, with respect to any such party, the violation of or liability under any Environmental Law by or of HOH or the Hicks Group Entities, which allegations have not been resolved or (ii)

requesting, with respect to HOH or the Hicks Group Entities, information with respect to an investigation pursuant to any Environmental Law, which request has not been satisfied.

(f)                                    There has been no Release of any Hazardous Material from or in connection with the properties or operations of HOH or the Hicks Group Entities that has not been adequately reserved for in the Hicks Financial Statements and that has resulted or would reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

(g)                                 To the Knowledge of the Hicks Parties, there are no underground storage tanks (as defined by applicable underground storage tank regulations) or related pipes, pumps or other similar related equipment regardless of their use or purpose whether active or abandoned at the Hicks Owned Real Property or the Hicks Leased Real Property.

3.10                           Properties.

(a)                                  Section 3.10(a) of the Hicks Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all real property (“Hicks Owned Real Property”) and all material tangible personal property (including vehicles and propane tanks but excluding propane and other natural gas liquids) owned by HOH and the Hicks Group Entities.  Each of HOH and the Hicks Group Entities has good and marketable title to all Hicks Owned Real Property and good title to all tangible personal property owned by HOH and the Hicks Group Entities, free and clear of all Encumbrances except Permitted Encumbrances.

(b)                                 Section 3.10(b) of the Hicks Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each real property leased, subleased or licensed by HOH or a Hicks Group Entity (such leased, subleased or licensed real property, collectively, the “Hicks Leased Real Property”) and requiring payments by HOH or any Hicks Group Entity in excess of $30,000 annually, including all options that give the tenant the right, or require the tenant (upon any circumstances), to purchase any Hicks Leased Real Property.  With respect to any real property and buildings held under lease by HOH and the Hicks Group Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions (i) as do not materially interfere with the use of such properties by HOH or the Hicks Group Entities as they have been used in the past in the ordinary course of the Hicks Contributed Business, and (ii) as have been created by the fee owner of such property and buildings and have not, as of the Execution Date, materially interfered with the use of such property and buildings by HOH and the Hicks Group Entities as they have been used in the past in the ordinary course of the Hicks Contributed Business.

(c)                                  Section 3.10(c) of the Hicks Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all leases and extensions, modifications, supplements and amendments thereto, granting to HOH and any of the Hicks Group

Entities possession of or rights to personal property, other than such individual leases involving annual payments of less than $15,000.

(d)                                 Each of HOH and the Hicks Group Entities has complied in all material respects with the terms of all leases to which it is party and which are necessary for the ordinary conduct of the Hicks Contributed Business and under which it is in occupancy, and the material leases to which HOH and any Hicks Group Entity is party or under which it is in occupancy are in full force and effect.  Neither HOH nor any Hicks Group Entity has assigned any interest in, or subleased any portion of the premises leased under, any material lease to which it is party to any non-affiliated third party except as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future, and to the Knowledge of the Hicks Parties, there are no uncured, material breaches or defaults by the landlords under such leases.

(e)                                  Each of the Hicks Group Entities has such consents, easements, rights-of-way, permits or licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct the Hicks Contributed Business subject to the limitations contained in Section 3.10(e) of the Hicks Disclosure Schedule.  Each of HOH and the Hicks Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, and none of such Rights-of-Way contains any restriction that is materially burdensome to the Hicks Group Entities.

3.11                           Condition and Sufficiency of Assets.  The material real property improvements, vehicles (with a book value per vehicle of not less than $25,000 as of June 30, 2010) and material equipment of HOH and the Hicks Group Entities, taken as a whole, are in good operating condition and repair and adequate for the uses to which they are being put, except (i) for ordinary, routine maintenance and repairs and (ii) such other defects that do not materially impair the use of such assets in the ordinary course of business.  The buildings, vehicles, structures, equipment, intangible properties and contractual and other rights of HOH and the Hicks Group Entities are sufficient for the operation of the Hicks Contributed Business as conducted prior to the Execution Date and as reflected in the Hicks Financial Statements.  As of the Closing, all tangible and intangible properties and rights of HOH and the Hicks Group Entities will be in the possession, or under the control, of the Hicks Group Entities.  After giving effect to the Hicks Pre-Closing Restructuring, none of HOH, Newco Gifford Parent or any HOH Excluded Subsidiary owns or has possession of any properties, or holds any rights or interests (contractual or otherwise) necessary for the conduct of the Hicks Contributed Business as conducted prior to the Execution Date and as reflected in the Hicks Financial Statements other than the membership interests in Hicks Newco Operating and Gifford.

3.12                           Insurance.  None of the Hicks Parties or the Hicks Group Entities has received any notice from any insurance company or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which HOH or any Hicks Group Entity is insured (a “Hicks Insurance Policy”) or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any Hicks Insurance Policy.  All such Hicks Insurance Policies are outstanding and duly in force on the Execution Date and will be outstanding and duly in force on the Closing Date in all material respects.  Each of HOH and the Hicks Group Entities are in compliance with the terms of all Hicks Insurance Policies in all material respects; and there are no material claims by HOH or any of the Hicks Group Entities under any such Hicks Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

3.13                           Tax Matters.

(a)                                  All material Tax Returns required by applicable Law to be filed by or with respect to any of the Hicks Group Entities and HOH have been timely filed, all required Tax permits and licenses with respect to any of HOH and the Hicks Group Entities have been obtained and HOH and the Hicks Group Entities have satisfied all registration requirements relating to Taxes.

(b)                                 All such Tax Returns were true, correct and complete in all material respects at the time of filing.

(c)                                  Except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been provided, all material Taxes relating to periods ending on or before the Closing Date owed by or with respect to any of HOH and the Hicks Group Entities (regardless of whether shown on any Tax Return) have been paid or will be timely paid.

(d)                                 There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of HOH and the Hicks Group Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority.

(e)                                  No written claim has been made by any Tax authority in a jurisdiction where any of HOH and the Hicks Group Entities do not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing.

(f)                                    None of HOH and the Hicks Group Entities has any outstanding request for any extension of time within which to pay any material Taxes or file any Tax Returns with respect to any material Taxes.

(g)                                 There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any of HOH and the Hicks Group Entities.

(h)                                 None of HOH and the Hicks Group Entities has entered into any agreement or arrangement with any Tax authority that requires any of HOH and the Hicks Group Entities to take any action or refrain from taking any action.

(i)                                     None of HOH and the Hicks Parties and the Hicks Group Entities is a party to any agreement (other than a Tax Return filed with a Tax authority), whether written or unwritten, providing for the payment of Taxes, Tax Losses, entitlements to Tax refunds or similar Tax matters.

(j)                                     Each of HOH and the Hicks Group Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(k)                                  None of the Hicks Parties is a “foreign person” within the meaning of Section 1445 of the Code.

(l)                                     None of HOH and the Hicks Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a member of such a group among one or more of the Hicks Parties and the Hicks Group Entities in which one of the Hicks Parties was the common parent) or has any liability for the Taxes of any Person (other than a Hicks Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(m)                               There are no Tax liens on any of the assets of HOH and the Hicks Group Entities, except for liens for Taxes not yet due.

(n)                                 To the Knowledge of the Hicks Parties, (i) all of the liabilities of HOH which will be paid as described in Section 2.3(a)(xv) will at the time of such payment be “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(6) in respect of HOH, (ii) none of such liabilities is expected to be a liability of Gifford and (iii) Treasury Regulation Section 1.707-4(d) shall apply to treat the cash distribution described in Section 2.3(a)(viii) as other than part of a sale of property by HOH to the Partnership.

(o)                                 Immediately after the Hicks Pre-Closing Restructuring, and immediately prior to the Closing, each of the Hicks Group Entities will be disregarded as an entity separate from its owner for U.S. federal income tax purposes as described in Treasury Regulation Section 301.7701-2(c)(2).

(p)                                 For federal income tax purposes, HOH’s taxable year ends on December 31.

3.14                           Employment and Benefits Matters.

(a)                                  Each of the Hicks Parties has delivered to each of the NGLS Parties and the IEP Parties a letter dated the Execution Date setting forth complete and accurate lists of all the Hicks Related Employees and all the Hicks Independent Contractors, specifying whether they are Hicks Related Employees or Hicks Independent Contractors, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any employee or independent contractor on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement.  To the Knowledge of the Hicks Parties, no Hicks Related Employee or Hicks Independent Contractor is a party to or subject to any contract, agreement, or policy that would preclude or restrict such Hicks Related Employee or Hicks Independent Contractor from accepting or continuing employment or a service provider relationship with the Partnership or a Subsidiary thereof or limit such Hicks Related Employee’s or Hicks Independent Contractor’s employment or service provider activities with the Partnership or a Subsidiary thereof.  After giving effect to the Hicks Pre-Closing Restructuring, each Hicks Related Employee will be employed directly by a Hicks Group Entity, each Hicks Independent Contractor will be engaged by a Hicks Group Entity and no employee who is not a Hicks Related Employee will be employed by a Hicks Group Entity.

(b)                                 Section 3.14(b) of the Hicks Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan (i) that is sponsored, maintained or contributed to by HOH or any Hicks Group Entity or any Affiliate or ERISA Affiliate of HOH or any Hicks Group Entity, or (ii) that any Affiliate or ERISA Affiliate of HOH or any Hicks Group Entity has sponsored, maintained or contributed to, or to which any such entity is obligated to contribute since January 1, 2010, that covers or benefits any current or former Hicks Related Employees or Hicks Independent Contractors (each identified in (i) or (ii) above, a “Hicks Plan”).  True, correct and complete copies of each Hicks Plan and any related documents, including all amendments thereto, and any trust, insurance or other funding arrangement, have been furnished or made available to each of the NGLS Parties and the IEP Parties.  There has also been furnished or made available to each of the NGLS Parties and the IEP Parties, with respect to each such Hicks Plan, if applicable, and with respect to a multiemployer plan (as defined below), if available, the most recent favorable determination letters issued by the Internal Revenue Service, the three most recently filed reports on Form 5500 (including all schedules and attachments), the most recent actuarial report or valuation and the most recent summary plan description and summaries of material modifications thereto.

(c)                                  Section 3.14(c) of the Hicks Disclosure Schedule sets forth a true and complete list of all Employment Agreements between any of the Hicks Parties or Hicks Group Entities and any Hicks Related Employee or Hicks Independent Contractor.  Each Employment Agreement may be assigned by the Hicks Party or Hicks Group Entity which is a party to such agreement without the consent of any other party.  No Hicks Group Entity and no Affiliate or ERISA Affiliate of a Hicks Group Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify any existing Hicks Plan (except to the extent required by applicable Law or the terms of an existing Hicks Plan) or Employment Agreement, in each case with respect to which a Hicks Group Entity would have any liability or obligation.

(d)                                 No Hicks Group Entity and no ERISA Affiliate of a Hicks Group Entity maintains or has maintained or has or has had an obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) to, based upon or arising out of, an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).  No circumstance exists or future circumstance could arise that would lead any Hicks Group Entity or, after the transaction contemplated by this Agreement, the Partnership, to incur any ERISA Title IV liability or suffer the imposition of any Encumbrance on any of their assets with respect to liabilities relating to any Hicks Plan or any employee benefit plan subject to Title IV of ERISA that was sponsored, maintained or contributed to by (A) a Hicks Group Entity or (B) any ERISA Affiliate of any Hicks Group Entity, or to which any of them had an obligation to contribute. The HOH Welfare Plans (other than the HOH Cafeteria Plan) are fully insured.

(e)                                  The Hicks Plans (A) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, (i) satisfy in form the requirements of such Section except to the extent amendments are not required by law to be made until a date after the Closing Date, (ii) have timely filed for and received a favorable determination letter from the Internal Revenue Service, or are subject to an opinion letter, regarding such qualified status, (iii) have not, since receipt of the most recent favorable determination letter, been amended in a way that would adversely affect their qualified status, and (iv) have not been operated in a way that would adversely affect their qualified status, (C) do not provide, and have not provided, any post-termination of employment health or life insurance benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law), and (D) if they could be deemed “nonqualified deferred compensation arrangements” under Code Section 409A, have been operated since January 1, 2005, in good faith compliance with the applicable provisions of Code Section 409A, and has been since January 1, 2009, in documentary and operational compliance with the applicable provisions of Code Section 409A.  No Hicks Group Entity has been required to report to any Governmental Entity any corrections made or Taxes due as a result of a failure to comply with Code Section 409A.  Each trust funding a Hicks Plan that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

(f)                                    Each Hicks Plan can be unilaterally amended or terminated at any time without any material liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan.

(g)                                 HOH (with respect to any Hicks Related Employees it employs) and the Hicks Group Entities are, and have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information.  There are no pending, or to the Knowledge of the Hicks Parties, threatened grievance or arbitration demands or proceedings, whether or not filed pursuant to a Collective Bargaining Agreement, with respect to the Hicks Contributed Business or the Hicks Related Employees.  To the Knowledge of the Hicks Parties, all Hicks Related Employees are lawfully authorized to work in the United States according to federal immigration Laws.

(h)                                 Lowell Hicksgas Inc., a subsidiary of HOH, is a party to a Collective Bargaining Agreement with the Teamsters Local 142 (the “Lowell Hicksgas Collective Bargaining Agreement”) and has recognized Teamsters Local 142 as the exclusive bargaining representative of certain drivers employed by Lowell Hicksgas Inc. at the facility located at 10809 West 181st Avenue, Lowell, Indiana (the “Bargaining Unit”).  Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby could reasonably be expected to result in a breach or reopening of the Lowell Hicksgas Collective Bargaining Agreement or a duty to bargain over the transactions, or the effect of the transactions, contemplated by this Agreement. To the Knowledge of the Hicks Parties, no Hicks Related Employee, NGLS Related Employee, or other employee will accrete to the Bargaining Unit by virtue of the execution of this Agreement or the consummation of the transactions contemplated hereby.

(i)                                     Other than with respect to the Lowell Hicksgas Collective Bargaining Agreement and the Bargaining Unit, (i) neither HOH (with respect to any Hicks Related Employees it employs) nor any Hicks Group Entity is a party to, bound by, or in negotiations with respect to, any Collective Bargaining Agreement or other contracts or agreement with any labor union or organization; (ii) neither HOH (with respect to any Hicks Related Employees it employs) nor any Hicks Group Entity has agreed to recognize any union or other collective bargaining representative; (iii) no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the Hicks Related Employees; and (iv) to the Knowledge of the Hicks Parties, no union or other collective bargaining representative claims to be the exclusive bargaining representative of any of the Hicks Related Employees.  With respect to the Hicks Contributed Business and the Hicks Related Employees: (i) there are no current or, to the Knowledge of the Hicks Parties, threatened organizational campaigns, petitions or other unionization activities and there have been no such any such activities within the past three (3) years that remain unresolved; (ii) there is no current, pending, or, to the Knowledge of the Hicks Parties, threatened strikes, disputes, slowdowns, work stoppages or other labor controversies and there have been no such activities within the past three (3) years that remain unresolved; and (iii) there are no unfair labor practice complaints or any union representation questions or certification petitions pending before the National Labor Relations Board and there have been no such complaints, questions or petitions within the last three (3) years that remain unresolved.

(j)                                     All contributions or payments required to be made to or with respect to any Hicks Plan have been timely made in all material respects and all material liabilities with respect to any Hicks Plan are properly reflected in the Hicks Financial Statements in accordance with GAAP.

(k)                                  There are no pending or, to the Knowledge of the Hicks Parties, threatened actions, lawsuits, claims or legal or arbitral proceedings of any kind in any forum (other than routine claims for benefits under a Hicks Plan) against, or with respect to, any of the Hicks Plans or their assets or any Employment Agreement between any of the Hicks Parties and any of the Hicks Related Employees or the Hicks Independent Contractors, nor is any such Hicks Plan or any Employment Agreement under investigation or audit by any Governmental Entity, and there have not been any such proceedings in the last three (3) years that remain unresolved, and to the Knowledge of the Hicks Parties, no basis therefor exists.

(l)                                     There are no pending or, to the Knowledge of the Hicks Parties, threatened actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, or other legal or arbitral proceedings (other than routine qualification determination filings) of any kind in any forum by or on behalf of any current or former Hicks Related Employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Law relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and there have been no such proceedings within the past three (3) years that remain unresolved, and to the Knowledge of the Hicks Parties, no basis therefor exists.  There are no pending or, to the Knowledge of the Hicks Parties, threatened actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, actions or other legal or arbitral proceeding (other than routine qualification determination filings) of any kind in any forum  in which any current or former director, officer, employee or agent of any Hicks Group Entity is or may be entitled to indemnification.  To the Knowledge of the Hicks Parties, neither HOH (with respect to any Hicks Related Employees it employs) nor any Hicks Group Entity has, and none is required by Law to have, an affirmative action plan, and to the extent that HOH or any Hicks Group Entity is obligated to develop and maintain an affirmative action plan, no claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or other Governmental Entity and no desk audit or onsite review is in progress with respect to any Hicks Related Employee.  Neither HOH nor any Hicks Group Entity has had a “mass layoff” or “plant closing” within the meaning of the Workers Adjustment and Retraining Notification Act (“WARN”) or any comparable state Law within the last four (4) years for which there is any outstanding liability, and the transactions contemplated by this Agreement (either by themselves or in conjunction with other actions taken by HOH or the HOH Excluded Subsidiaries) will not result in a “mass layoff” or “plant closing” within the meaning of WARN or any comparable state Law.

(m)                               HOH (with respect to any Hicks Related Employees it employs) or a Hicks Group Entity, as applicable, has timely paid or made provision for payment of all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to current or former Hicks Related Employees or on account of employment.  No vacation, sick or other paid leave payment will be owed by HOH or a Hicks Group Entity, as applicable, to any Hicks Related Employees upon consummation of, or as a result of, the transactions contemplated by this Agreement, including as a result of the transactions contemplated by this Agreement in the event of the subsequent termination of employment.  No current or former Hicks Related Employee or person claiming to be or have been an employee has a right to be recalled, reinstated, or restored to employment under any agreement, Law, or policy or practice of HOH or a Hicks Group Entity or a Collective Bargaining Agreement.  Neither HOH nor a Hicks Group Entity is a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former Hicks Related Employee, the terms and conditions of employment, or the working conditions of any Hicks Related Employee.  HOH and each Hicks Group Entity have complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability obtained in the last 300 days.

(n)                                 No act, omission or transaction has occurred that could reasonably be expected to result, directly or indirectly, in liability to any Hicks Group Entity or Hicks Related Employee with respect to (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case which would reasonably be expected to have a Hicks Material Adverse Effect.  HOH and the Hicks Group Entities have been and are in compliance with the requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (and similar state Laws) (collectively, “COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”) and the Medicare, Medicaid and SCHIP Extension Act of 2007, and, to the Knowledge of the Hicks Parties, and there are no events or occurrences for any liability thereunder.

(o)                                 Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall require any payments of money or other property or provision of benefits or other rights to any employee, officer or director of any Hicks Party or Hicks Group Entity to be either subject to an excise tax or an additional tax under Section 409A or Section 4999 of the Code, regardless of whether some other subsequent action or event would be required to cause such payment or benefit to be triggered.  The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Hicks Plan or Employment Agreement of the Hicks Parties or Hicks Group Entities that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, grant of additional service credits, distribution or increase in benefits or obligations to fund benefits with respect to any such Hicks Plan or Employment Agreement.  There is no agreement, plan, contract or arrangement by which any Hicks Party or Hicks Group Entity is bound to compensate or otherwise “gross up” any person for any state, local or federal taxes due or imposed on such person for any reason in respect of any Hicks Plan or Employment Agreement of the Hicks Parties or Hicks Group Entities or the benefits payable thereunder, including taxes, penalties or interest imposed, or otherwise, due, pursuant to Section 409A or Section 4999 of the Code.

(p)                                 No Hicks Plan is subject to the laws of a foreign jurisdiction.

3.15                           Books and Records.  The minute books of each of the Hicks Parties and the Hicks Group Entities contain true and correct copies of all material actions taken at all meetings of the boards of directors, members or managers, as the case may be, of each of HOH and the Hicks Group Entities, as applicable, and all written consents executed in lieu of such meetings.  Complete copies of all such minute books for 2008, 2009 and 2010 and other records have been made available to outside counsel and other advisors to each of the NGLS Parties and the IEP Parties.

3.16                           No Changes or Material Adverse Effects.

(a)                                  Since January 1, 2010, the Hicks Contributed Business has been conducted in the ordinary course consistent with past practice, and since March 31, 2010, none of the Hicks Parties or the Hicks Group Entities has taken any of the actions prohibited by Section 7.1(b).

(b)                                 Since January 1, 2010, there has not been any change, event or occurrence, that has had or would reasonably be expected to have a Hicks Material Adverse Effect.

3.17                           Regulation.  None of the Hicks Parties or the Hicks Group Entities is, nor will any of the Hicks Group Entities be following the consummation of the transactions contemplated by this Agreement, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.18                           Energy Regulatory Matters.

(a)                                  No approval by FERC under the Interstate Commerce Act is required in connection with the execution and delivery of this Agreement by the Hicks Parties or the consummation of the transactions contemplated hereby.

(b)                                 Except for general industry proceedings, including audits or reviews of individual companies arising from general industry proceedings, there are no pending or, to the Knowledge of the Hicks Parties, threatened FERC administrative or regulatory proceedings to which HOH or any of the Hicks Group Entities is a party.

(c)                                  No approval by any State Regulatory Authority is required in connection with the execution and delivery of this Agreement by the Hicks Parties or the consummation of the transactions contemplated herein.

3.19                           Intellectual Property.  The Hicks Group Entities own or possess adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with the Hicks Contributed Business as currently being conducted, and, to the Knowledge of the Hicks Parties, there are no assertions or claims challenging the validity of any of such Intellectual Property that is owned by HOH or the Hicks Group Entities.  To the Knowledge of the Hicks Parties, the conduct of the Hicks Contributed Business as currently conducted does not conflict with the Intellectual Property rights of any Person, and neither the Hicks Parties nor any

Hicks Group Entity has received any notice or assertion of any such conflict.  To the Knowledge of the Hicks Parties, no Person is materially infringing any Intellectual Property owned by or licensed by or to HOH or any Hicks Group Entity.

3.20                           Bank Accounts.  Section 3.20 of the Hicks Disclosure Schedule sets forth a true and complete list and description of each bank account used by HOH and the Hicks Group Entities and the name of each Person authorized to make withdrawals or other transfers from each such account.

3.21                           State Takeover Laws.  No approvals are required under state takeover or similar Laws in connection with the performance by each of the Hicks Parties of its obligations under this Agreement.

3.22                           Brokers’ Fees.  None of the Hicks Parties or the Hicks Group Entities, nor any of their respective officers or directors has employed any broker, finder or other person or incurred any liability on behalf of the Hicks Parties, any Hicks Group Entity, the NGLS Parties, any NGLS Group Entity, IEP or the IEP Parties or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

3.23                           Investment Intent; Accredited Investor.

(a)                                  Each of HOH, Coady Enterprises and Thorndike is acquiring the Common Units and the membership interests in the General Partner, as applicable, pursuant to Article II for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Each of HOH, Coady Enterprises and Thorndike (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Units and the membership interests in the General Partner, as applicable, and is capable of bearing the economic risks of such investment.  Each of HOH, Coady Enterprises and Thorndike is aware that the Common Units and the membership interests in the General Partner have not been registered, and will not be registered after the Closing, under the Securities Act or under any state or foreign securities Laws.

(b)                                 Each of HOH, Coady Enterprises and Thorndike (i) is, and at Closing will be, an “accredited investor” (as such term is used in Rule 501 under the Securities Act), (ii) is able to bear the economic risk of its investment in the Partnership and the General Partner, as applicable, and (iii) has sufficient net worth to sustain a loss of its entire investment in the Partnership or the General Partner, as applicable, without economic hardship if such loss should occur.

3.24                           Certain Business Relationships between the Hicks Parties and their Affiliates.

(a)                                  No director, officer, partner, member or stockholder of the Hicks Parties or any of their Subsidiaries, or any member of his immediate family, owns, directly or indirectly, or has an ownership interest, either of record, beneficially or equitably, in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, any business arrangements or relationships of any kind that is material to the conduct of the Hicks Contributed Business.

(b)                                 Section 3.24(b) of the Hicks Disclosure Schedule sets forth a true and complete list of all contracts, agreements or commitments, whether written or oral, between any Hicks Party or any of its directors, officers, partners, members or shareholders or any member of his immediate family, on the one hand, and any Hicks Group Entity on the other hand.

3.25                           Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE III, THE HICKS PARTIES ARE NOT MAKING ANY OTHER REPRESENTATIONS AND WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE INTERESTS OR ASSETS OF THE HICKS PARTIES OR THEIR SUBSIDIARIES, OR THE BUSINESS, ASSETS OR LIABILITIES OF ANY HICKS GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESS EXCLUDED AND DISCLAIMED.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NGLS

Except as disclosed in the NGLS Disclosure Schedule, NGLS represents and warrants to each of the Hicks Parties, the IEP Parties, the General Partner and the Partnership as of the date hereof and as of the Closing Date that:

4.1                                 Organization; Qualification.

(a)                                  Each of the NGLS Group Entities has been duly formed and is validly existing and in good standing under the applicable Law of its jurisdiction of formation with all requisite corporate or limited liability company, as applicable, power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.  Each of the NGLS Group Entities is duly qualified and in good standing as a foreign entity to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not have a NGLS Material Adverse Effect.

(b)                                 Section 4.1(b) of the NGLS Disclosure Schedule sets forth a true and complete list of each Subsidiary of NGLS, together with (i) the nature of the legal organization of such Person, (ii) the jurisdiction of formation or incorporation of such Person, (iii) the name of each NGLS Group Entity that owns beneficially or of record any equity or similar interest in such Person and (iv) the percentage interest owned by each such NGLS Group Entity in such Person.

(c)           The NGLS Parties have heretofore made available to the Hicks Parties and the IEP Parties complete and correct copies of the Governing Documents of each of the NGLS Group Entities.

4.2           Authority; No Violation; Consents and Approvals.

(a)           NGLS has all requisite power and authority to enter into this Agreement and, if a party thereto, the Transaction Documents, and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by NGLS of this Agreement and each of the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of NGLS, and no other corporate, company, partnership or similar proceeding on the part of NGLS or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

(b)           This Agreement has been duly executed and delivered by NGLS and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding agreement of NGLS, enforceable against NGLS in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  Upon Closing, each of the Transaction Documents to which NGLS is a party will be duly executed and delivered by NGLS and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding agreement of NGLS, enforceable against NGLS in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)           Neither the execution and delivery by NGLS of this Agreement or the Transaction Documents to which it is a party, nor the consummation by any of the NGLS Group Entities of the transactions contemplated hereby or thereby, nor the performance by NGLS under this Agreement or any Transaction Document will (a) violate, conflict with or result in a breach of any provision of the Governing Documents of any of the NGLS Group Entities or the certificate of formation, limited liability company agreement or other governing document of NGLS after the consummation of the NGLS Pre-Closing Restructuring; (b) require any Governmental Authorization, other than any Governmental Authorization that (i) may be obtained after the Closing without penalty or (ii) the failure of which to obtain is not reasonably expected to have a material impact on the NGLS Contributed Business; (c) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any NGLS Material Agreement; (d) result in the creation of an

Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of any of the NGLS Group Entities or restrict, hinder, impair or limit the ability of the NGLS Group Entities to carry on the NGLS Contributed Business; or (e) violate or conflict with any Law applicable to any of the NGLS Group Entities.

4.3           Capitalization.

(a)           All of the outstanding equity interests of NGLS as of the date hereof and immediately after the NGLS Pre-Closing Restructuring are described in Section 4.3(a) of the NGLS Disclosure Schedule.  All such equity interests are, and after the NGLS Pre-Closing Restructuring will be, duly authorized, validly issued, fully paid and nonassessable.  All of the outstanding equity interests of each NGLS Subsidiary (other than NGL Gateway) are duly authorized, validly issued, fully paid and nonassessable and are beneficially owned 100% directly and of record or indirectly by NGLS, free and clear of any Encumbrances (other than restrictions under applicable securities Laws).  The ownership of the outstanding equity interests of NGL Gateway is set forth in Section 4.3(a) of the NGLS Disclosure Schedule.  All of the outstanding equity interests of NGL Gateway are duly authorized, validly issued, fully paid and nonassessable.  All of NGLS’s equity interests in NGL Gateway are owned beneficially and of record by NGLS, free and clear of any Encumbrances (other than restrictions under applicable securities Laws).

(b)           (i) There are no outstanding options, warrants, subscriptions, puts, calls or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating any NGLS Group Entity, to offer, issue, sell, redeem, repurchase, otherwise acquire or transfer, pledge or encumber any equity interest in any of the NGLS Group Entities; (ii) there are no outstanding securities or obligations of any kind of any of the NGLS Group Entities that are convertible into or exercisable or exchangeable for any equity interest in any of the NGLS Group Entities, and none of the NGLS Group Entities has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities; (iii) there are not outstanding any equity appreciation rights, phantom equity, profit sharing or similar rights, agreements, arrangements or commitments based on the value of the equity, book value, income or any other attribute of any of the NGLS Group Entities; (iv) there are no outstanding bonds, debentures or other evidence of indebtedness of any of the NGLS Group Entities having the right to vote (or that are exchangeable for or convertible or exercisable into securities having the right to vote) with the holders of equity interests in any of the NGLS Group Entities on any matter; and (v) except as set forth in the Governing Documents (with respect to the NGLS Shareholders in the case of NGLS, or another NGLS Group Entity in the case of a Subsidiary of NGLS) for each NGLS Group Entity, there are no unitholder agreements, proxies, voting trusts, rights to require registration under securities Laws or other arrangements or commitments to which any of the NGLS Group Entities is a party or by which any of their securities are bound with respect to the voting, disposition or registration of any outstanding securities of any of the NGLS Group Entities.

(c)           No NGLS Group Entity owns, directly or indirectly, any capital stock or other equity or ownership interests in any corporation, partnership or other Person, other than the capital stock or other equity interests of the Subsidiaries set forth in Section 4.1(b) of the NGLS Disclosure Schedule.  No NGLS Group Entity has any outstanding loans or advances or capital contributions to, or investments in, any corporation, partnership or other Person, except for loans, advances and capital contributions to other NGLS Group Entities.  Section 4.3(c) of the NGLS Disclosure Schedule sets forth any outstanding loans or advances between or among the NGLS Group Entities, excluding intercompany payables and receivables in the ordinary course of business.

4.4           Financial Statements.  The NGLS Audited Financial Statements and the unaudited consolidated financial statements of NGLS and the NGLS Subsidiaries as of and for the years ended June 30, 2009 and 2010 (collectively, the “NGLS Financial Statements”), including all related notes and schedules, true and complete copies of which have been delivered by the NGLS Parties to the Hicks Parties and the IEP Parties, fairly present in all material respects the consolidated financial position of the NGLS Group Entities, as of the respective dates thereof, and the consolidated results of operations, cash flows and changes in members’ equity of the NGLS Group Entities for the periods indicated (in the case of interim financial statements, subject to normal year-end adjustments and the absence of financial footnotes), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except, in the case of interim financial statements, for normal and recurring year-end adjustments).

4.5           Undisclosed Liabilities.  None of the NGLS Group Entities has any indebtedness or liability, absolute or contingent, that is of a nature required to be reflected on the consolidated balance sheets of NGLS and the NGLS Subsidiaries included in the NGLS Financial Statements or in the footnotes thereto, in each case prepared in conformity with GAAP, and that is not shown on or provided for in the NGLS Financial Statements, other than (1) liabilities incurred or accrued in the ordinary course consistent with past practice since June 30, 2010 or (2) liabilities of the NGLS Group Entities that would not be required to be disclosed in an audited balance sheet (or notes thereto) prepared in accordance with GAAP.

4.6           Compliance with Applicable Laws; Permits.

(a)           Each of the NGLS Group Entities is in compliance in all material respects with all applicable Laws.  No NGLS Group Entity has received any written communication from a Governmental Entity that alleges that any NGLS Group Entity is not in compliance in any material respect with any applicable Laws that has not been resolved to the satisfaction of such Governmental Entity.

(b)           The NGLS Group Entities are in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate their properties and to lawfully carry on the NGLS Contributed Business as it is now being conducted (collectively, the “NGLS Permits”).  No NGLS Shareholder is in possession of any NGLS Permit.  All NGLS Permits are in full force and effect, and no NGLS Group Entity has received written notice that such NGLS Permits will not be renewed in the ordinary course after Closing.  None of the NGLS Group Entities is in material conflict with, or in material default or violation of any of the NGLS Permits.

(c)           Notwithstanding Sections 4.6(a) and (b), the representations made in this Section 4.6 shall not apply to environmental matters (which are provided for in Section 4.9), Tax matters (which are provided for in Section 4.13) and employment and benefits matters (which are provided for in Section 4.14).

4.7           Certain Contracts and Arrangements.

(a)           Section 4.7(a) of the NGLS Disclosure Schedule sets forth a true and complete list, as of the date hereof, of the following contracts, agreements or commitments (including currently effective amendments and modifications thereto) to which any of the NGLS Group Entities is a party, by which any of their properties are bound or that relate to the conduct of the NGLS Contributed Business (specifying in each case the parties thereto), whether written or oral (collectively, the “NGLS Material Agreements”):

(i)            transportation agreements involving payments to or from any NGLS Group Entity of at least $100,000 per year (other than Short-Term Agreements);

(ii)           propane sale and supply, storage, marketing and terminaling agreements involving payments to or from any NGLS Group Entity in excess of $100,000 per year (other than Short-Term Agreements);

(iii)          contracts or agreements, or a group of related contracts or agreements with the same party, for the purchase, sale or distribution of equipment, supplies, products or services, under which the undelivered balance of such equipment, supplies, products or services has a price in excess of $75,000 (other than propane sale and supply, storage, marketing and terminaling agreements that are not required to be listed pursuant to Section 4.7(a)(ii));

(iv)          contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures, promissory notes, lines of credit and similar documents in each case relating to the borrowing of money or for lines of credit;

(v)           real property leases calling for payments by any of the NGLS Group Entities of amounts greater than $30,000 per year;

(vi)          partnership or joint venture agreements;

(vii)         contracts limiting the ability of any of the NGLS Group Entities to compete in any line of business or with any Person or in any geographic area;

(viii)        contracts relating to any outstanding commitment for capital expenditures in excess of $50,000;

(ix)           (A) Collective Bargaining Agreements and other contracts or agreements with any labor union or organization, (B) Employment Agreements between any of the NGLS Parties or NGLS Group Entities and any NGLS Related Employees or NGLS Independent Contractors and (C) the NGLS Plans;

(x)            contracts not entered into in the ordinary course of the NGLS Contributed Business other than those that are not material to the NGLS Contributed Business;

(xi)           contracts for the acquisition or disposition of real property, capital stock or other businesses;

(xii)          contracts providing for indemnification of any officer or director of a NGLS Group Entity;

(xiii)         agency, distributor, dealer, sales, marketing or similar agreements or arrangements with any Person that generates or refers business to a NGLS Group Entity or NGLS Party (other than propane sale and supply agreements that are not required to be listed pursuant to Section 4.7(a)(ii)); and

(xiv)        contracts, agreements or commitments (whether written or oral) not otherwise disclosed in (i) — (xiii) above that are currently in effect and to which any of the NGLS Group Entities or their properties are bound that are material to the NGLS Contributed Business (excluding Short-Term Agreements that are not required to be disclosed pursuant to Sections 4.7(a)(i) or (a)(ii) above).

(b)           Section 4.7(b) of the NGLS Disclosure Schedule contains a complete and correct list of all Derivative Transactions (including each outstanding commodity hedging position) entered into by any NGLS Group Entity or for the account of any of their customers as of the Execution Date.  All Derivative Transactions were, and any Derivative Transactions entered into after the Execution Date will be, entered into in accordance with applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the NGLS Group Entities, and were, and for any Derivative Transactions entered into after the Execution Date will be, entered into with counterparties believed at the applicable time of execution of the applicable Derivative Transaction to be (i) financially responsible and (ii) able to understand (either alone or in consultation with their advisers) and bear the risks of such Derivative Transactions.  The NGLS Group Entities have duly performed all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of NGLS, there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)           Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and provided that any indemnity, contribution and exoneration provisions contained in any such NGLS Material Agreement may be limited by applicable Laws and public policy, each of the NGLS Material Agreements (1) constitutes the legal, valid and binding obligation of the applicable NGLS Group Entity enforceable against the applicable NGLS Group Entity in accordance with its terms, (2) is in full force and effect as of the Execution Date and (3) will be in full force and effect upon the consummation of the transactions contemplated by this Agreement.

(d)           There is not, to the Knowledge of NGLS, under any NGLS Material Agreement other than any NGLS Plan, any default or event that, with notice or lapse of time or both, would reasonably be expected to constitute a material default on the part of any of the parties thereto, except such events of default and other events as to which requisite waivers or consents have been obtained.

(e)           No NGLS Group Entity (i) has received written notice of, and to the Knowledge of NGLS there has not occurred, any breach of or violation or default under any NGLS Material Agreement other than any NGLS Plan or any condition which with the passage of time or the giving of notice or both would result in such a violation or default under any NGLS Material Agreement other than any NGLS Plan, or (ii) has received written notice of the desire of the other party or parties to any such NGLS Material Agreement other than any NGLS Plan to exercise any rights such party has to cancel, terminate, renegotiate or repudiate such contract or exercise remedies thereunder.

(f)            True and complete copies of all NGLS Material Agreements have been delivered or made available to each of the Hicks Parties and the IEP Parties by NGLS.

4.8           Legal Proceedings.  There are no pending, or, to the Knowledge of NGLS, threatened, actions, lawsuits, claims or proceedings, whether at law or in equity or in any arbitration or similar proceeding against or affecting any of the NGLS Group Entities or any of their properties, assets, operations or the NGLS Contributed Business.  None of the NGLS Group Entities is a party or subject to or in default under any judgment, order, injunction or decree of any Governmental Entity or arbitration tribunal, and none of the properties or operations of the NGLS Contributed Business is subject to or in default under any such judgment, order, injunction or decree.  There is no pending or, to the Knowledge of NGLS, threatened investigation of or affecting the NGLS Group Entities or any of their properties, assets or operations or the NGLS Contributed Business by any Governmental Entity.

4.9           Environmental Matters.

(a)           The operations of each of the NGLS Group Entities have been and, as of the Closing Date, will be, in compliance in all material respects with all Environmental Laws.

(b)           To the Knowledge of NGLS, there are no past or present facts, conditions or circumstances that interfere with the conduct of the NGLS Contributed Business in the manner now conducted or that interfere with continued compliance in all material respects with any Environmental Law.

(c)           Each of the NGLS Group Entities has obtained and will maintain in full force and effect all material permits, licenses and registrations, and has timely made and will timely make all material filings, permit renewal applications, reports and notices required under applicable Environmental Law in connection with the operations of its business.

(d)           None of the NGLS Group Entities is the subject of any outstanding written agreements (including consent orders and settlement agreements) with any Governmental Entity or other Person imposing liability or obligations with respect to any environmental matter (excluding liability or obligations pursuant to unasserted claims under indemnification or similar provisions in agreements involving only non-Governmental Entities).

(e)           No NGLS Group Entity has received any written communication from any Governmental Entity or other Person (i) alleging, with respect to any such party, the violation of or liability under any Environmental Law by or of the NGLS Group Entities, which allegations have not been resolved or (ii) requesting, with respect to the NGLS Group Entities, information with respect to an investigation pursuant to any Environmental Law, which request has not been satisfied.

(f)            There has been no Release of any Hazardous Material from or in connection with the properties or operations of the NGLS Group Entities that has not been adequately reserved for in the NGLS Financial Statements and that has resulted or would reasonably be expected to result in liability under Environmental Laws or a claim for damages or compensation by any Person.

(g)           To the Knowledge of NGLS, there are no underground storage tanks (as defined by applicable underground storage tank regulations) or related pipes, pumps or other similar related equipment regardless of their use or purpose whether active or abandoned at the NGLS Owned Real Property or the NGLS Leased Real Property.

4.10         Properties.

(a)           Section 4.10(a) of the NGLS Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all real property (“NGLS Owned Real Property”) and all material tangible personal property (including vehicles, propane tanks and storage and terminaling facilities but excluding propane and other natural gas liquids) owned by the NGLS Group Entities.  Each of the NGLS Group Entities has good and marketable title to all NGLS Owned Real Property and good title to all tangible personal property owned by the NGLS Group Entities, free and clear of all Encumbrances except Permitted Encumbrances.

(b)           Section 4.10(b) of the NGLS Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each real property leased, subleased or licensed by a NGLS Group Entity (such leased, subleased or licensed real property, collectively, the

“NGLS Leased Real Property”) and requiring payments by any NGLS Group Entity in excess of $30,000 annually, including all options that give the tenant the right, or require the tenant (upon any circumstances), to purchase any NGLS Leased Real Property.  With respect to any real property and buildings held under lease by the NGLS Group Entities, such real property and buildings are held under valid and subsisting and enforceable leases with such exceptions (i) as do not materially interfere with the use of such properties by the NGLS Group Entities as they have been used in the past in the ordinary course of the NGLS Contributed Business, and (ii) as have been created by the fee owner of such property and buildings and have not, as of the Execution Date, materially interfered with the use of such property and buildings by the NGLS Group Entities as they have been used in the past in the ordinary course of the NGLS Contributed Business.

(c)           Section 4.10(c) of the NGLS Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all leases and extensions, modifications, supplements and amendments thereto, granting to any of the NGLS Group Entities possession of or rights to personal property, other than such individual leases involving annual payments of less than $15,000.

(d)           Each NGLS Group Entity has complied in all material respects with the terms of all leases to which it is party and which are necessary for the ordinary conduct of the NGLS Contributed Business and under which it is in occupancy, and the material leases to which any NGLS Group Entity is party or under which it is in occupancy are in full force and effect.  No NGLS Group Entity has assigned any interest in, or subleased any portion of the premises leased under, any material lease to which it is party to any non-affiliated third party except as do not materially interfere with the use of such properties taken as a whole as they have been used in the past and are proposed to be used in the future, and to the Knowledge of the NGLS Parties, there are no uncured, material breaches or defaults by the landlords under such leases.

(e)           Each of the NGLS Group Entities has such Rights-of-Way as are sufficient to conduct the NGLS Contributed Business subject to the limitations contained in Section 4.10(e) of the NGLS Disclosure Schedule.  Each of the NGLS Group Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, and none of such Rights-of-Way contains any restriction that is materially burdensome to the NGLS Group Entities.

4.11         Condition and Sufficiency of Assets.  The material real property improvements, vehicles (with a book value per vehicle of not less than $25,000 as of June 30, 2010) and material equipment of the NGLS Group Entities are, taken as a whole, in good operating condition and repair and adequate for the uses to which they are being put, except for (i) ordinary, routine maintenance and repairs and (ii) such other defects that do not materially impair the use of such assets in the ordinary course of business.  The buildings, vehicles, structures, equipment, intangible properties and contractual and other rights of the NGLS Group Entities are sufficient for the operation of the NGLS Contributed Business as conducted prior to the Execution Date and as reflected in the NGLS Financial Statements.  As of the Closing, all

tangible and intangible properties and rights of the NGLS Group Entities will be in the possession, or under the control, of the NGLS Group Entities.  No NGLS Shareholder owns or has possession of any properties, or holds any rights or interests (contractual or otherwise) necessary for the conduct of the NGLS Contributed Business as conducted prior to the Execution Date and as reflected in the NGLS Financial Statements.

4.12         Insurance.  None of the NGLS Group Entities has received any notice from any insurance company or agent of such insurer that (i) substantial capital improvements or other expenditures will have to be made in order to continue any insurance policy or instrument pursuant to which any NGLS Group Entity is insured (a “NGLS Insurance Policy”) or (ii) such insurer has cancelled or terminated or has initiated procedures to cancel or terminate any NGLS Insurance Policy.  All such NGLS Insurance Policies are outstanding and duly in force on the Execution Date and will be outstanding and duly in force on the Closing Date in all material respects.  The NGLS Group Entities are in compliance with the terms of all NGLS Insurance Policies in all material respects; and there are no material claims by any of the NGLS Group Entities under any such NGLS Insurance Policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

4.13         Tax Matters.

(a)           All material Tax Returns required by applicable Law to be filed by or with respect to any of the NGLS Group Entities and NGL Holdings have been timely filed, all required Tax permits and licenses with respect to any of the NGLS Group Entities and NGL Holdings have been obtained and the NGLS Group Entities and NGL Holdings have satisfied all registration requirements relating to Taxes.

(b)           All such Tax Returns were true, correct and complete in all material respects at the time of filing.

(c)           Except for Taxes being contested in good faith in appropriate proceedings for which adequate reserves have been provided, all material Taxes relating to periods ending on or before the Closing Date owed by or with respect to any of NGL Holdings and the NGLS Group Entities (regardless of whether shown on any Tax Return) have been paid or will be timely paid.

(d)           There is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, any of NGL Holdings and the NGLS Group Entities in respect of any material Tax or material Tax assessment, nor has any claim for additional material Tax or material Tax assessment been asserted in writing or been proposed by any Tax authority.

(e)           No written claim has been made by any Tax authority in a jurisdiction where any of NGL Holdings and the NGLS Group Entities do not currently file a Tax Return that it is or may be subject to any material Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing.

(f)            None of NGL Holdings and the NGLS Group Entities has any outstanding request for any extension of time within which to pay any material Taxes or file any Tax Returns with respect to any material Taxes.

(g)           There has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any material Taxes of any of NGL Holdings and the NGLS Group Entities.

(h)           None of NGL Holdings and the NGLS Group Entities has entered into any agreement or arrangement with any Tax authority that requires NGL Holdings or any NGLS Group Entity to take any action or refrain from taking any action.

(i)            None of NGL Holdings or the NGLS Group Entities is a party to any agreement (other than a Tax Return filed with a Tax authority), whether written or unwritten, providing for the payment of Taxes, Tax Losses, entitlements to Tax refunds or similar Tax matters.

(j)            Each of NGL Holdings and the NGLS Group Entities has withheld and paid all material Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party.

(k)           None of the NGLS Parties is a “foreign person” within the meaning of Section 1445 of the Code.

(l)            All of the NGLS Subsidiaries are classified as disregarded entities for U.S. federal tax purposes, other than NGL Gateway, which is classified as a corporation for U.S. federal tax purposes.  Immediately before Closing, NGLS shall not be treated as a corporation for U.S. federal income tax purposes.

(m)          None of NGL Holdings or the NGLS Group Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a member of such a group among one or more of the NGLS Group Entities in which NGL Holdings was the common parent) or has any liability for the Taxes of any Person (other than a NGLS Group Entity) under Treasury Regulation Section 1.1502-6 (or any similar provision of federal, state, local, or foreign Law), as a transferee or successor, by contract, or otherwise.

(n)           There are no Tax liens on any of the assets of NGL Holdings or the NGLS Group Entities, except for liens for Taxes not yet due.

(o)           To the Knowledge of NGLS, all of the liabilities of NGLS which will be paid as described in Section 2.3(a)(xv) will at the time of such payment be “qualified liabilities” within the meaning of Treasury Regulation Section 1.707-5(a)(6) in respect of NGLS.

(p)           NGL Gateway has not been a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (i) during the five-year period ending on the Execution Date, or (ii) in a distribution which could otherwise be considered part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(q)           NGL Gateway has neither participated in a “listed transaction” or “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) nor been disclosed by a material advisor to any Tax authority under the requirements of Code Section 6112 and accompanying Treasury Regulations or a similar provision.

(r)            NGL Gateway uses the accrual method of accounting for income Tax purposes, and such method of accounting has not changed at any time.  NGL Gateway has not agreed to make any adjustments under Code Section 481(a) or similar provisions of other state, local or foreign Law as a result of a change in accounting methods.

(s)           NGL Gateway has not undergone an ownership change under Section 382 of the Code, other than the ownership change arising from the transactions contemplated by this Agreement.

(t)            NGL Gateway is not a “passive foreign investment company,” within the meaning of Section 1297 of the Code.

(u)           All of the “section 197 intangible” assets of the NGLS Group Entities (within the meaning of Section 197(d) of the Code) are “amortizable section 197 intangibles” (within the meaning of Section 197(c) of the Code), and Section 197(f)(9) of the Code does not apply to any such assets.

(v)           NGL Holdings and NGLS are eligible under Rev. Proc. 2008-52, 2008-2 C.B. 587, as amplified, clarified and modified by Rev. Proc. 2009-39, 2009-38 I.R.B. 371, to make the changes in depreciation and amortization computations contemplated by Section 9.16 of this Agreement.

4.14         Employment and Benefits Matters.

(a)           NGLS has delivered to each of the Hicks Parties and the IEP Parties a letter dated the Execution Date setting forth complete and accurate lists of all the NGLS Related Employees and all the NGLS Independent Contractors, specifying whether they are NGLS Related Employees or NGLS Independent Contractors, their position, the entity by which they are employed or to which they provide services, annual salary, hourly wages or consulting or other independent contractor fees, as applicable, and bonus opportunities, date of hire (or entry into an independent contractor agreement), work location, length of service, together with a notation next to the name of any employee or independent contractor on such lists who is subject to any Employment Agreement or Collective Bargaining Agreement.  To the Knowledge of NGLS, no NGLS Related Employee or NGLS Independent Contractor is a party to or subject to any contract, agreement, or policy that would preclude or restrict such NGLS Related Employee or NGLS Independent Contractor from accepting or continuing employment or a service provider relationship with the Partnership or a Subsidiary thereof or limit such NGLS Related Employee’s or NGLS Independent Contractor’s employment or service provider activities with the Partnership or a Subsidiary thereof.  Each NGLS Related Employee is employed directly by a NGLS Group Entity, and each NGLS Independent Contractor is engaged by a NGLS Group Entity.

(b)           Section 4.14(b) of the NGLS Disclosure Schedule sets forth a complete and accurate list of each Employee Benefit Plan (i) that is sponsored, maintained or contributed to by NGLS or any NGLS Group Entity or any Affiliate or ERISA Affiliate of NGLS or any NGLS Group Entity, or (ii) that any Affiliate or ERISA Affiliate of NGLS or any NGLS Group Entity has sponsored, maintained or contributed to, or to which any such entity is obligated to contribute since January 1, 2010, that covers or benefits any current or former NGLS Related Employees or NGLS Independent Contractors (each identified in (i) or (ii) above, a “NGLS Plan”).  True, correct and complete copies of each NGLS Plan and any related documents, including all amendments thereto, and any trust, insurance or other funding arrangement, have been furnished or made available to each of the Hicks Parties and the IEP Parties.  There has also been furnished or made available to each of the Hicks Parties and the IEP Parties, with respect to each such NGLS Plan, if applicable, and with respect to a multiemployer plan (as defined below) if available, the most recent favorable determination letters issued by the Internal Revenue Service, the three most recently filed reports on Form 5500 (including all schedules and attachments), the most recent actuarial report or valuation and the most recent summary plan description and summaries of material modifications thereto.  With respect to the terminated NGLS Money Purchase Pension Plan described in Section 4.14(b) of the NGLS Disclosure Schedule, all liabilities have been satisfied with respect to such plan and, to the Knowledge of NGLS, there are no events or occurrences with respect to any NGLS Group Entity or NGLS Benefit Plan could have any liability, contingent or otherwise, with respect thereto.

(c)           Section 4.14(c) of the NGLS Disclosure Schedule sets forth a true and complete list of all Employment Agreements between any of the NGLS Parties and any NGLS Related Employee or NGLS Independent Contractor.  Each Employment Agreement may be assigned by the NGLS Party which is a party to such agreement without the consent of any other party.  No NGLS Group Entity and no Affiliate or ERISA Affiliate of a NGLS Group Entity is subject to any legal, contractual, equitable, or other obligation or commitment (whether legally binding or not) to enter into an Employment Agreement, establish or contribute to an Employee Benefit Plan or modify any existing Employee Benefit Plan (except to the extent required by applicable Law or the terms of an existing Employee Benefit Plan) or Employment Agreement.

(d)           No NGLS Group Entity and no ERISA Affiliate of a NGLS Group Entity maintains or has maintained or has or has had an obligation to contribute to, or has any obligation or liability (contingent, secondary or otherwise) to, based upon or arising out of, an Employee Benefit Plan that is (1) subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA, (2) a plan of the type described in Section 4063 of ERISA or Section 413(c) of the Code, (3) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (4) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).  No circumstance exists or future circumstance could arise that would lead any NGLS Group Entity or, after the transaction contemplated by this Agreement, the Partnership, to incur any ERISA Title IV liability or suffer the imposition of any Encumbrance on any of their assets with respect to liabilities relating to any NGLS Plan or any employee benefit plan subject to Title IV of ERISA that was sponsored, maintained or contributed to by (A) a NGLS Group Entity or (B) an ERISA Affiliate of a NGLS Group Entity, or to which any of them had an obligation to contribute.

(e)           The NGLS Plans (A) are and have been maintained (in form and in operation) in all material respects in accordance with their terms and with the applicable provisions of ERISA, the Code and all other applicable Laws, (B) if intended to be qualified under Section 401(a) of the Code, (i) satisfy in form the requirements of such Section except to the extent amendments are not required by law to be made until a date after the Closing Date, (ii) have timely filed for and received a favorable determination letter from the Internal Revenue Service, or are subject to an opinion letter, regarding such qualified status, (iii) have not, since receipt of the most recent favorable determination letter, been amended in a way that would adversely affect their qualified status, and (iv) have not been operated in a way that would adversely affect their qualified status, (C) do not provide, and have not provided, any post-termination of employment health or life insurance benefits or coverage, except as required under Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B (or similar state or local law), and (D) if they could be deemed “nonqualified deferred compensation arrangements” under Code Section 409A, have been operated since January 1, 2005 in good faith compliance with the applicable provisions of Code Section 409A, and has been since January 1, 2009, in documentary and operational compliance with the applicable provisions of Code Section 409A.  No NGLS Group Entity has been required to report to any Governmental Entity any corrections made or Taxes due as a result of a failure to comply with Code Section 409A.  Each trust funding a NGLS Plan that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code satisfies the requirements of such section and has received a favorable determination letter from the Internal Revenue Service regarding such exempt status and has not, since receipt of the most recent favorable determination letter, been amended or operated in a way which would adversely affect such exempt status.

(f)            Each NGLS Plan can be unilaterally amended or terminated at any time without any material liability other than liability for benefits accrued to the date of such amendment or termination pursuant to the terms of the plan.

(g)           The NGLS Group Entities are, and have been, in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information.  There are no pending, or to the Knowledge of NGLS, threatened grievance or arbitration demands or proceedings, whether or not filed pursuant to a Collective Bargaining Agreement with respect to the NGLS Related Employees.  To the Knowledge of NGLS, all NGLS Related Employees are lawfully authorized to work in the United States according to federal immigration Laws.

(h)           No NGLS Group Entity is a party to, bound by, or in negotiation on, any Collective Bargaining Agreement or other contracts or agreement with any labor union or organization.  No NGLS Group Entity has agreed to recognize any union or other collective bargaining representative.  No union or other collective bargaining representative has been certified as the exclusive collective bargaining representative of any of the NGLS Related Employees.  To the Knowledge of NGLS, no union or other collective bargaining representative claims to be the exclusive collective bargaining representative of any of the NGLS Related Employees.  With respect to the NGLS Contributed Business and the NGLS Related Employees: (i) there are no current or, to the Knowledge of NGLS, threatened organizational campaigns, petitions or other unionization activities and there have been no such any such activities within the past three (3) years that remain unresolved; (ii) there is no current, pending, or, to the Knowledge of NGLS, threatened strikes, disputes, slowdowns, work stoppages or other labor controversies and there have been no such activities within the past three (3) years that remain unresolved; and (iii) there are no unfair labor practice complaints or any union representation questions or certification petitions pending before the National Labor Relations Board and there have been no such complaints, questions or petitions within the last three (3) years that remain unresolved.

(i)            All contributions or payments required to be made to or with respect to any NGLS Plan have been timely made in all material respects and all material liabilities with respect to any NGLS Plan are properly reflected in the NGLS Financial Statements in accordance with GAAP.

(j)            There are no pending or, to the Knowledge of NGLS, threatened actions, lawsuits, claims or legal or arbitral proceedings of any kind in any forum (other than routine claims for benefits under a NGLS Plan) against, or with respect to, any of the NGLS Plans or their assets or any Employment Agreement between any of the NGLS Parties and any NGLS Related Employees or NGLS Independent Contractors, nor is any such NGLS Plan or any Employment Agreement under investigation or audit by any Governmental Entity, and there have not been any such proceedings in the last three (3) years that remain unresolved, and to the Knowledge of NGLS, no basis therefor exists.

(k)           There are no pending or, to the Knowledge of NGLS, threatened  actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, or other legal or arbitral proceedings (other than routine qualification determination filings) of any kind in any forum by or on behalf of any current or former NGLS Related Employee, applicant, person claiming to be an employee, or any classes of the foregoing, alleging or concerning a violation of, or compliance with, any Law relating to employment and employment practices, terms and conditions of employment, labor relations, wages, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States, occupational safety and health, and privacy of health information, and there have been no such proceedings within the past three (3) years that remain unresolved, and to the Knowledge of NGLS, no basis therefor exists.  There are no pending or, to the Knowledge of NGLS, threatened actions, lawsuits, claims, petitions, charges, investigations, complaints, proceedings, demands, actions or other legal or arbitral proceeding (other than routine qualification determination filings) of any kind in any forum in which any current or former director, officer, employee or agent of any NGLS Group Entity is or may be entitled to indemnification.  To the Knowledge of NGLS, no NGLS Group Entity has, and none is required by Law to have, an affirmative action plan, and to the extent that any NGLS Group Entity is obligated to develop and maintain an affirmative action plan, no claim, show cause notice, conciliation proceeding, sanction or debarment proceeding is pending with the Office of Federal Contract Compliance Programs or other Governmental Entity and no desk audit or onsite review is in progress with respect to any NGLS Related Employee.  No NGLS Group Entity has had a “mass layoff” or “plant closing” within the meaning of WARN or any comparable state Law within the last four (4) years for which there is any outstanding liability, and the transactions contemplated by this Agreement (either by themselves or in conjunction with other actions taken by NGL Holdings or the NGLS Group Entities) will not result in a “mass layoff” or “plant closing” within the meaning of WARN or any comparable state Law.

(l)            NGLS has timely paid or made provision for payment of, and has properly accrued for in the NGLS Financial Statements, all accrued salaries, wages, commissions, bonuses, severance pay, vacation, sick, and other paid leave with respect to current or former NGLS Related Employees or on account of employment.  No vacation, sick or other paid leave payment will be owed by NGLS to any NGLS Related Employees upon consummation of, or as a result of, the transactions contemplated by this Agreement, including as a result of the transactions contemplated by this Agreement in the event of the subsequent termination of employment.  No current or former NGLS Related Employee or person claiming to be or have been an employee has a right to be recalled, reinstated, or restored to employment under any agreement, Law, or policy or practice of NGLS or a Collective Bargaining Agreement.  NGLS is not a party to, or otherwise bound by, any order, judgment, decree or settlement with respect to any current or former NGLS Related Employee, the terms and conditions of employment, or the working conditions of any NGLS Related Employee.  NGLS has complied with the Older Workers’ Benefit Protection Act with respect to any waivers of liability obtained in the last 300 days.

(m)          No act, omission or transaction has occurred that could reasonably be expected to result, directly or indirectly, in liability to any NGLS Group Entity or NGLS Related Employee with respect to (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a tax imposed pursuant to Chapter 43 of Subtitle D of the Code, in each case which would reasonably be expected to have a NGLS Material Adverse Effect.  The NGLS Group Entities have been and are in compliance with the requirements of COBRA, HIPAA and the Medicare, Medicaid and SCHIP Extension Act of 2007, and, to the Knowledge of the NGLS Parties, and there are no events or occurrences for any liability thereunder.

(n)           Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby shall require any payments of money or other property or provision of benefits or other rights to any employee, officer or director of any NGLS Party or NGLS Group Entity to be either subject to an excise tax or an additional tax under Section 409A or Section 4999 of the Code, regardless of whether some other subsequent action or event would be required to cause such payment or benefit to be triggered.  The execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any NGLS Plan or Employment Agreement of the NGLS Parties or NGLS Group Entities that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, grant of additional service credits, distribution or increase in benefits or obligations to fund benefits with respect to any such NGLS Plan or Employment Agreement.  There is no agreement, plan, contract or arrangement by which any NGLS Party or NGLS Group Entity is bound to compensate or otherwise “gross up” any person for any state, local or federal taxes due or imposed on such person for any reason in respect of any NGLS Plan or Employment Agreement of the NGLS Parties or NGLS Group Entities or the benefits payable thereunder, including taxes, penalties or interest imposed, or otherwise due, pursuant to Section 409A or Section 4999 of the Code.

(o)           No NGLS Plan is subject to the laws of a foreign jurisdiction.

4.15         Books and Records.  The minute books of each of the NGLS Group Entities contain true and correct copies of all material actions taken at all meetings of the boards of directors, members or managers, as the case  may be, of each of the NGLS Group Entities, as applicable, and all written consents executed in lieu of such meetings.  Complete copies of all such minute books for 2008, 2009 and 2010 and other records have been made available to outside counsel and other advisors to each of the Hicks Parties and the IEP Parties.

4.16         No Changes or Material Adverse Effects.

(a)           Since March 31, 2010, the NGLS Contributed Business has been conducted in the ordinary course consistent with past practice, and none of the NGLS Group Entities has taken any of the actions prohibited by Section 7.1(b).

(b)           Since March 31, 2010, there has not been any change, event or occurrence that has had or would reasonably be expected to have a NGLS Material Adverse Effect.

4.17         Regulation.  None of the NGLS Group Entities is, nor will any of the NGLS Group Entities be following the consummation of the transactions contemplated by this Agreement, an “investment company” or a company “controlled by” an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.18         Energy Regulatory Matters.

(a)           No approval by FERC under the Interstate Commerce Act is required in connection with the execution and delivery of this Agreement by the NGLS Parties or the consummation of the transactions contemplated hereby.

(b)           Except for general industry proceedings, including audits or reviews of individual companies arising from general industry proceedings, there are no pending or,

to the Knowledge of NGLS, threatened FERC administrative or regulatory proceedings to which any of the NGLS Group Entities is a party.

(c)           No approval by any State Regulatory Authority is required in connection with the execution and delivery of this Agreement by the NGLS Parties or the consummation of the transactions contemplated herein.

4.19         Intellectual Property.  The NGLS Group Entities own or possess adequate licenses or other valid rights to use all Intellectual Property used or held for use in connection with the NGLS Contributed Business as currently being conducted, and, to the Knowledge of NGLS, there are no assertions or claims challenging the validity of any of such Intellectual Property that owned by the NGLS Group Entities.  To the Knowledge of NGLS, the conduct of the NGLS Contributed Business as currently conducted does not conflict with the Intellectual Property rights of any Person, and the NGLS Group Entities have received no notice or assertion of any such conflict.  To the Knowledge of NGLS, no Person is materially infringing any Intellectual Property owned by or licensed by or to any NGLS Group Entity.

4.20         Bank Accounts.  Section 4.20 of the NGLS Disclosure Schedule sets forth a true and complete list and description of each bank account used by the NGLS Group Entities and the name of each Person authorized to make withdrawals or other transfers from each such account.

4.21         State Takeover Laws.  No approvals are required under state takeover or similar Laws in connection with the performance by the NGLS Parties of its obligations under this Agreement.

4.22         Brokers’ Fees.  None of the NGLS Group Entities, nor any of their respective officers or directors has employed any broker, finder or other person or incurred any liability on behalf of the Hicks Parties, any Hicks Group Entity, the NGLS Parties, any NGLS Group Entity, IEP or the IEP Parties or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

4.23         Certain Business Relationships between the NGLS Parties and their Affiliates.

(a)           No director, officer, partner, member or stockholder of the NGLS Parties or any of their Subsidiaries, or any member of his immediate family, owns, directly or indirectly, or has an ownership interest, either of record, beneficially or equitably, in any business, corporate or otherwise, that is a party to, or in any property that is the subject of, any business arrangements or relationships of any kind that is material to the conduct of the NGLS Contributed Business.

(b)           Section 4.23(b) of the NGLS Disclosure Schedule sets forth a true and complete list of all contracts, agreements or commitments, whether written or oral, between any NGLS Party or any of its directors, officers, partners, members or shareholders or any member of his immediate family, on the one hand, and any NGLS Group Entity on the other hand.

4.24         Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, NGLS IS NOT MAKING ANY OTHER REPRESENTATIONS AND WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING THE INTERESTS OR ASSETS OF NGLS OR ITS SUBSIDIARIES, OR THE BUSINESS, ASSETS OR LIABILITIES OF ANY NGLS GROUP ENTITY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESS EXCLUDED AND DISCLAIMED.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE IEP PARTIES

Except as disclosed in the IEP Disclosure Schedule, each of the IEP Parties, severally and not jointly, represents and warrants to each of the Hicks Parties, the NGLS Parties, the General Partner and the Partnership as of the date hereof and as of the Closing Date:

5.1           Organization; Qualification.

(a)           Such IEP Party has been duly formed and is validly existing and in good standing under the applicable Law of its jurisdiction of formation with all requisite power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.

(b)           Such IEP Party has heretofore made available to the Hicks Parties and the NGLS Parties complete and correct copies of its Governing Documents.

5.2           Authority; No Violation; Consents and Approvals.

(a)           Such IEP Party has all requisite power and authority to enter into this Agreement and, if a party thereto, the Transaction Documents, and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by such IEP Party of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of such IEP Party, and no other company, partnership or similar proceeding on the part of such IEP Party or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

(b)           This Agreement has been duly executed and delivered by such IEP Party and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding agreement of such IEP Party, enforceable against such IEP Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  Upon Closing, each of the Transaction Documents to which such IEP Party is a party will be duly executed and delivered by such IEP Party and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding agreement of such IEP Party, enforceable against such IEP Party in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)           Neither the execution and delivery by such IEP Party of each of this Agreement or the Transaction Documents to which it is a party, nor the consummation by such IEP Party of the transactions contemplated hereby or thereby, nor the performance by such IEP Party under this Agreement or any Transaction Document will (a) violate, conflict with or result in a breach of any provision of the Governing Documents of such IEP Party; (b) require any Governmental Authorization, other than any Governmental Authorization that (i) may be obtained after the Closing without penalty or (ii) the failure of which to obtain is not reasonably expected to have a material impact on the IEP Contribution; (c) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement, instrument, license, franchise or other obligation to which such IEP Party is a party or by or to which any of its properties are bound; (d) result in the creation of an Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of such IEP Party, or restrict, hinder, impair or limit the ability of such IEP Party to carry on its businesses as and where its is being carried on prior to the execution of this Agreement; or (e) violate or conflict with any Law applicable to such IEP Party.

5.3           Sufficiency of Funds.  Each IEP Party has as of the Execution Date, and will have immediately prior to the Closing, sufficient funds in the form of cash or cash equivalents to pay its respective share of the IEP Contribution.

5.4           Brokers’ Fees.  Neither such IEP Party nor IEP nor any of their respective officers or directors has employed any broker, finder or other person or incurred any liability on behalf of the Hicks Parties, any Hicks Group Entity, the NGLS Parties, any NGLS Group Entity, IEP or the IEP Parties or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

5.5           Investment Intent; Accredited Investor.

(a)           Such IEP Party is acquiring the Common Units and the membership interests in the General Partner pursuant to Article II for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof.  Such IEP Party (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Units and the membership interests in the General Partner and is capable of bearing the economic risks of such investment.  Such IEP Party is aware that the Common Units and the membership interests in the General Partner have not been registered, and will not be registered after the Closing, under the Securities Act or under any state or foreign securities Laws.

(b)           Such IEP Party (i) is, and at Closing will be, an “accredited investor” (as such term is used in Rule 501 under the Securities Act), (ii) is able to bear the economic risk of its investment in the Partnership and the General Partner and (iii) has sufficient net worth to sustain a loss of its entire investment in the Partnership or the General Partner without economic hardship if such loss should occur.

5.6           Calendar Year Taxpayer.  For federal income tax purposes, each IEP Party’s taxable year ends on December 31.

5.7           Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE V, SUCH IEP PARTY IS NOT MAKING ANY OTHER REPRESENTATIONS AND WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH IEP PARTY OR THE BUSINESS, ASSETS OR LIABILITIES OF SUCH IEP PARTY, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESS EXCLUDED AND DISCLAIMED.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE NGLS SHAREHOLDERS

Each of the NGLS Shareholders, severally and not jointly, represents and warrants to each of the Hicks Parties, the IEP Parties, the General Partner and the Partnership as of the date hereof and as of the Closing Date:

6.1           Organization. If such NGLS Shareholder is an entity, such NGLS Shareholder has been duly formed and is validly existing and in good standing under the applicable Law of its jurisdiction of formation with all requisite power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted.

6.2           Authority; No Violation; Consents and Approvals.

(a)           If such NGLS Shareholder is an entity, (i) such NGLS Shareholder has all requisite power and authority to enter into this Agreement and, if a party thereto, the Transaction Documents, and to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; and (ii) the execution, delivery and performance by such NGLS Shareholder of this Agreement and the Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of such NGLS Shareholder, and no other corporate, company, partnership or similar proceeding on the part of such NGLS Shareholder or any Affiliate thereof is necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents.

(b)           This Agreement has been duly executed and delivered by such NGLS Shareholder and, assuming the due authorization, execution and delivery hereof by the other Parties, constitutes a legal, valid and binding agreement of such NGLS Shareholder, enforceable against such NGLS Shareholder in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).  Upon Closing, each of the Transaction Documents to which such NGLS Shareholder is a party will be duly executed and delivered by such NGLS Shareholder and, assuming the due authorization, execution and delivery thereof by the other parties thereto, will constitute a legal, valid and binding agreement of such NGLS Shareholder, enforceable against such NGLS Shareholder in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

(c)           Neither the execution and delivery by such NGLS Shareholder of each of this Agreement or the Transaction Documents to which it is a party, nor the consummation by such NGLS Shareholder of the transactions contemplated hereby or thereby, nor the performance by such NGLS Shareholder under this Agreement or any Transaction Document will (i) if such NGLS Shareholder is an entity, violate, conflict with or result in a breach of any provision of the Governing Documents of such NGLS Shareholder; (ii) require any Governmental Authorization; (iii) require any consent or approval of any counterparty to, or violate or result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any agreement, instrument, license, franchise or other obligation to which such NGLS Shareholder is a party or by or to which any of his or its properties are bound; (iv) result in the creation of an Encumbrance upon or require the sale or give any Person the right to acquire any of the assets of such NGLS Shareholder, or restrict, hinder, impair or limit the ability of such NGLS Shareholder to carry on his or its businesses as and where its is being carried on prior to the execution of this Agreement; or (v) violate or conflict with any Law applicable to such NGLS Shareholder.

6.3           Ownership of NGLS.  Such NGLS Shareholder is the sole record and beneficial owner of the shares of capital stock of, or following the NGLS Pre-Closing Restructuring, the membership interests in, NGLS set forth opposite such NGLS Shareholder’s name on Section 6.3 to the NGLS Disclosure Schedule.  Such NGLS Shareholder owns and holds such shares of capital stock of, or following the NGLS Pre-Closing Restructuring, the membership interests in, NGLS free and clear of all Encumbrances (including, in the case such NGLS Shareholder is an individual, any claims of spouses under applicable community property Laws) other than restrictions under applicable securities Laws.  At the Closing, the Partnership will acquire record and beneficial ownership of all membership interests in NGLS owned by such NGLS Shareholder, free and clear of all Encumbrances (including, in the case such NGLS

Shareholder is an individual, any claims of spouses under applicable community property Laws) other than restrictions under applicable securities Laws.  Except for the shares of capital stock of, or following the NGLS Pre-Closing Restructuring, the membership interests in, NGLS set forth opposite such NGLS Shareholder’s name on Section 6.3 to the NGLS Disclosure Schedule, such NGLS Shareholder does not own any shares, membership interests or other securities of NGLS or any options, warrants, equity securities, calls, rights or other securities convertible into or exchangeable or exercisable for shares, membership interests or other equity securities of NGLS.

6.4           Brokers’ Fees.  Such NGLS Shareholder and each officer and director of such Person (if an entity) has not employed any broker, finder or other person or incurred any liability on behalf of the Hicks Parties, any Hicks Group Entity, the NGLS Parties, any NGLS Group Entity, IEP, the IEP Parties or himself or itself for any advisory, brokerage, finder, success, deal completion or similar fees or commissions in connection with the transactions contemplated by this Agreement.

6.5           Investment Intent; Accredited Investor.

(a)           Such NGLS Shareholder is acquiring the Common Units and the membership interests in the General Partner pursuant to Article II for investment for his or its own account and not with a view to, or for sale in connection with, any distribution thereof.  Such NGLS Shareholder (either alone or together with his or its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of his or its investment in the Common Units and the membership interests in the General Partner and is capable of bearing the economic risks of such investment.  Such NGLS Shareholder is aware that the Common Units and the membership interests in the General Partner have not been registered, and will not be registered after the Closing, under the Securities Act or under any state or foreign securities Laws.

(b)           Such NGLS Shareholder (i) is, and at Closing will be, an “accredited investor” (as such term is used in Rule 501 under the Securities Act), (ii) is able to bear the economic risk of its investment in the Partnership and the General Partner and (iii) has sufficient net worth to sustain a loss of its entire investment in the Partnership or the General Partner without economic hardship if such loss should occur.

6.6           Calendar Year Taxpayer.  As of the Closing Date, for federal income tax purposes, each NGLS Shareholder’s (other than NGL Holdings’) taxable year will end on December 31.  NGL Holdings is eligible to change its taxable year to a year ending December 31 without permission of the Internal Revenue Service pursuant to Rev. Proc. 2002-37, 2002-1 C.B. 1030, as modified.

6.7           Limitation of Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE VI, SUCH NGLS SHAREHOLDER IS NOT MAKING ANY OTHER REPRESENTATIONS AND WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH NGLS SHAREHOLDER OR THE BUSINESS, ASSETS OR LIABILITIES OF SUCH NGLS SHAREHOLDER, INCLUDING, IN PARTICULAR,

ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESS EXCLUDED AND DISCLAIMED.

ARTICLE VII
ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

7.1           Conduct of Business.  Except (i) as otherwise permitted by this Agreement (including with respect to the Hicks Pre-Closing Restructuring and the NGLS Pre-Closing Restructuring), (ii) as otherwise required by Law or (iii) as set forth in Section 7.1(a) or (b) of the Hicks Disclosure Schedule or in Section 7.1(a) or (b) of the NGLS Disclosure Schedule, without the prior written consent of the other Parties (which consent will not be unreasonably withheld, delayed or conditioned), each of the Hicks Parties and NGLS agrees that from the Execution Date through the Closing Date:

(a)           Each of the Hicks Parties and NGLS, with respect to the business of its Consolidated Group, shall, except as otherwise permitted under this Section 7.1, (i) conduct the business of such Consolidated Group in the ordinary course consistent with past practices and (ii) use commercially reasonable efforts to preserve intact the present business organizations and material rights and franchises of such Consolidated Group, to keep available the services of and maintain positive employee relations with the Hicks Related Employees and Hicks Independent Contractors or the NGLS Related Employees and NGLS Independent Contractors, as applicable, and the current officers and employees of such Consolidated Group, and to preserve the material relationships of such Consolidated Group with customers, suppliers and others having business dealings with such Consolidated Group.

(b)           Without limiting the generality of Section 7.1(a), except (i) as set forth in Section 7.1(b) of the Hicks Disclosure Schedule or Section 7.1(b) of the NGLS Disclosure Schedule or (ii) as otherwise permitted pursuant to this Agreement (including with respect to the Hicks Pre-Closing Restructuring and the NGLS Pre-Closing Restructuring) each of the Hicks Parties and NGLS agrees that it will cause its respective Consolidated Group not to:

(i)            make any change in its Consolidated Group’s Governing Documents;

(ii)           issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any of its equity securities or securities convertible into its equity securities, or subscriptions, rights, warrants or options to acquire or other agreements or commitments of any character obligating it to issue any such securities;

(iii)          declare, set aside or pay any distributions in respect of its equity securities, or split, combine or reclassify any of its equity securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any of its equity securities, or purchase, redeem or otherwise acquire, directly or indirectly, any of its equity securities (for the avoidance of doubt, this paragraph prohibits distributions by any Hicks Group Entity to HOH or distributions by Gifford); provided, however, that the prohibition on declaring, setting aside or paying distributions in this clause (iii) shall not apply to the Hicks Consolidated Group on or prior to the Calculation Date;

(iv)          merge into or with any other person (other than (A) mergers among wholly owned subsidiaries of the same Person or (B) as permitted by clause (v));

(v)           acquire, through merger, consolidation or otherwise, all or substantially all of the business or assets of any Person, or acquire any interest in or contribute any assets to any partnership or joint venture or enter into any similar arrangement for consideration in excess of $200,000 individually or $400,000 in the aggregate, excluding, in the case of HOH, such transactions involving Persons, interests or assets related solely to the Hicks Excluded Business;

(vi)          (A) except as permitted by exclusions under other clauses of this Section 7.1(b), other than in the ordinary course of business consistent with past practices, enter into any material contract or agreement or terminate or amend in any material respect any material contract or agreement to which it is a party or waive any material rights under any material contract or agreement to which it is a party, (B) with respect to the NGLS Consolidated Group, enter into any contract, agreement or commitment that would be covered by Section 4.23, or terminate or waive any existing right or claim by any NGLS Group Entities under any contract, agreement or commitment disclosed on Section 4.23(b) of the NGLS Disclosure Schedule and (C) with respect to the Hicks Parties and their Consolidated Group, enter into any contract, agreement or commitment that would be covered by Section 3.24, or terminate or waive any existing right or claim by any Hicks Group Entities under any contract, agreement or commitment disclosed on Section 3.24(b) of the Hicks Disclosure Schedule;

(vii)         purchase any securities of or make any investment in any Person (other than (A) ordinary-course overnight investments consistent with cash management practices of such Party and (B) investments in wholly owned Subsidiaries);

(viii)        incur, assume or guarantee any indebtedness for borrowed money, issue, assume or guarantee any debt securities, grant any option, warrant or right to purchase any debt securities, or issue any securities convertible into or exchangeable for any debt securities, except working capital borrowings in the ordinary course of business consistent with past practices (except for Gifford, which is not expected to have any Hicks Assumed Debt as of Closing);

(ix)           (A) sell, assign, transfer, abandon, lease or otherwise dispose of assets having a fair market value in excess of $200,000 in the aggregate, except for (1) sales of propane and other natural gas liquids in the ordinary course of business consistent with past practices, and (2) dispositions of inventory or worn-out or obsolete equipment for fair value  in the ordinary course of business consistent with past practices or (B) other than Permitted Encumbrances, grant any security interest with respect to, pledge or otherwise encumber any assets other than security interests granted after the Execution Date (i) with respect to assets acquired after the Execution Date (which acquisition is otherwise permitted by this Agreement) pursuant to related financing arrangements (which financing arrangements are otherwise permitted by this Agreement) or (ii) with respect to assets already owned prior to the Execution Date as permitted under the requirements of existing financial arrangements and any renewals, modifications or rearrangements thereof that are otherwise permitted by this Agreement;

(x)            (A) settle any claims, demands, lawsuits or state or federal regulatory proceedings for damages to the extent such settlements are in the aggregate in excess of $200,000 (other than any claims, demands, lawsuits or proceedings to the extent insured (net of deductibles), to the extent reserved against in the Hicks Financial Statements or NGLS Financial Statements, as applicable, or to the extent covered by an indemnity obligation not subject to dispute or adjustment from a solvent indemnitor) or (B) settle any claims, demands, lawsuits or state or federal regulatory proceedings seeking an injunction or other equitable relief;

(xi)           except with respect to budgeted capital expenditures set forth on Section 7.1(b) of the Hicks Disclosure Schedule or Section 7.1(b) of the NGLS Disclosure Schedule, or as otherwise required on an emergency basis or for the safety of persons or the environment, make any capital expenditure in excess of $200,000 in the aggregate (other than as permitted by clause (v));

(xii)          make any material change in its tax methods, principles or elections;

(xiii)         make any material change to its financial reporting and accounting methods other than as required by a change in GAAP or by a change in Law;

(xiv)        (A) hire, engage the services of, increase the compensation of, make an advances of compensation to, or otherwise modify the terms and conditions of employment or service of any Hicks Related Employee, Hicks Independent Contractor, NGLS Related Employee, or NGLS Independent Contractor, as applicable, except in the ordinary course of business consistent with past practices, (B) enter into, amend, or terminate any Employment Agreement, Collective Bargaining Agreement, or other contract or agreement with any labor union or organization, (C) establish, adopt or become obligated under any Employee Benefit Plan, (D) amend or terminate any Employee Benefit Plan, or (E) take any other action that would have the effect of enhancing any benefits under any Employee Benefit Plan, including acceleration of vesting and waiver of performance criteria, or providing for any payments in connection with or upon the consummation of the transactions contemplated hereby, whether payable prior to or upon the Closing Date or thereafter;

(xv)         adopt or vote to adopt a plan of complete or partial dissolution or liquidation;

(xvi)        make any material change to its officers’ and directors’ liability insurance as existing on of the Execution Date; or

(xvii)       agree or commit to do any of the foregoing.

(c)           Notification of Certain Events.  From the Execution Date until the Closing Date, each of the Hicks Parties, the NGLS Parties and the IEP Parties shall promptly notify the other Parties in writing upon such notifying Party’s Knowledge of (i) any event, condition or circumstance that would reasonably be expected to result in any of the conditions set forth in Article VIII not being satisfied on or prior to the Closing Date, (ii) any change, event or occurrence that has had or would reasonably be expected to have a Hicks Material Adverse Effect, a NGLS Material Adverse Effect or an IEP Material Adverse Effect, as applicable, or (iii) any material breach by the notifying Party of any covenant, obligation or agreement contained in this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7.1(c) shall not limit or otherwise affect the representations or warranties hereunder of such notifying Party, the remedies available hereunder to the notified Parties, or the conditions set forth in Article VIII.

7.2           Access to Information; Confidentiality.

(a)           Between the Execution Date and the Closing Date and upon reasonable notice, each Party shall (and shall cause its Consolidated Group to) afford the officers, employees, counsel, accountants and other authorized representatives and advisors of the requesting Party reasonable access, during normal business hours, to such disclosing Party’s and its Consolidated Group’s properties, books, contracts and records as well as to its management personnel; provided that such access shall be provided on a basis that minimizes the disruption to the operations of the disclosing Party and its Consolidated Group; provided, further, that the requesting Party shall not (i) contact clients, customers or suppliers of the disclosing Party (or its Consolidated Group) with respect to the transactions contemplated hereby without the prior written consent of the disclosing Party (which consent shall not be unreasonably withheld, conditioned or delayed) or (ii) perform invasive or subsurface investigations of the real property owned by the disclosing Party or its Subsidiaries.  The disclosing Party shall have a right to have a representative present at all times of any inspections, interviews and examinations conducted at or in the offices or other facilities or properties of the disclosing Party or its Subsidiaries.

(b)           To the fullest extent permitted by Law, the disclosing Party shall not be responsible or liable to the requesting Party for injuries sustained by the requesting Party’s officers, employees, counsel, accountants and other authorized representatives and advisors in connection with the access provided pursuant to Section 7.2(a), and such disclosing Party shall be indemnified, defended and held harmless by the requesting Party for any and all losses suffered by the disclosing Party or its officers, employees, counsel, accountants and other authorized representatives in connection with any such injuries, including personal injury, death or physical property damage.  THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF THE DISCLOSING PARTY, EXCEPTING ONLY INJURIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE DISCLOSING PARTY.

(c)           The Parties acknowledge that certain information received pursuant to Section 7.2(a) will be non-public or proprietary in nature and as such will be deemed to be “Information” for purposes of the Confidentiality Agreement (“Confidential Information”).  Each Party further agrees to be bound by the terms and conditions of the Confidentiality Agreement and to maintain the confidentiality of such Confidential Information in accordance with the Confidentiality Agreement; provided, however, that neither the Partnership nor the General Partner shall be bound by the obligations and covenants in this Section 7.2(c) except to the extent such Confidential Information relates to the Hicks Excluded Business.

7.3           No Negotiations.  None of the Hicks Parties and the NGLS Parties will, and each of them shall cause their respective officers, directors, employees, Affiliates, stockholders, representatives, agents, and anyone acting on behalf of any of them not to, directly or indirectly, encourage, facilitate, solicit, initiate or engage in discussions or negotiations with, provide any nonpublic information or assistance to, consider the merits of any inquiries or proposals from, or enter into any letter of intent, agreement in principle, option agreement, purchase agreement, merger agreement, acquisition agreement or any other similar agreement with any Person concerning any merger, sale of assets, purchase or sale of securities or similar transaction involving, directly or indirectly, the Hicks Group Entities or the NGLS Group Entities, respectively.  The Hicks Parties and the NGLS Parties, as applicable, shall notify the other Parties of such inquiries or proposals (including in such notification the identity of the Person making the inquiry or proposal and the terms thereof), if any, and of any subsequent communications by the Person making such inquiry or proposal, in each case within twenty-four (24) hours of the making thereof.

7.4           Certain Filings.  As promptly as practicable following the Execution Date, (i) each of the Hicks Parties, the NGLS Parties and the IEP Parties shall (A) use all reasonable efforts to cooperate with one another in making all such filings and timely seeking all such consents, permits, authorizations or approvals and (B) use all reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, and (ii) each of the Hicks Parties, the NGLS Parties and the IEP Parties shall make all required filings or applications necessary to obtain any consents required to be obtained from any applicable Governmental Entity in connection with the transactions contemplated by this Agreement.  Subject to the provisions of the immediately preceding sentence, each of the Hicks Parties, the NGLS Parties and the IEP Parties shall cooperate fully with respect to any filing, submission or communication with a Governmental Entity having jurisdiction over the transactions contemplated by this Agreement.

7.5           Credit Facility.

(a)           Each of the Hicks Parties, the NGLS Parties and the IEP Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Credit Facility, including causing its respective officers, employees and advisors, including legal and accounting, to cooperate with the other Parties and their officers, employees and advisors, including legal and accounting, and with prospective lenders and financial advisors as reasonably requested by the other Parties in connection with the Credit Facility, including (i) using commercially reasonable efforts to participate in meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies, (ii) using commercially reasonable efforts to assist with the preparation of bank information memoranda and similar documents required in connection with the Credit Facility, (iii) executing and delivering any customary certificates, legal opinions or documents as may be reasonably requested by the prospective lenders involved in the Credit Facility, (iv) using commercially reasonable efforts to furnish prospective lenders, as promptly as practicable with financial and other pertinent information regarding the Hicks Group Entities or the NGLS Group Entities, as applicable, as may be reasonably requested by such prospective lenders, including quarterly and annual consolidated and consolidating financial statements of the Hicks Group Entities or the NGLS Group Entities, as applicable, prepared in accordance with GAAP (except, in the case of quarterly financial statements, for the absence of footnotes and subject to normal year-end adjustments), and all other financial statements and financial data of the type reasonably required by such prospective lenders, (v) using commercially reasonable efforts to obtain consents, landlord, bailee or warehousemen waivers or letters, insurance endorsements, intercreditor agreements if applicable, legal opinions, surveys, title insurance and other third-party agreements or deliverables as reasonably requested by any prospective lenders and (vi) taking all actions reasonably necessary to facilitate the due diligence conducted by prospective lenders.  Any information provided by the NGLS Parties or the Hicks Parties in connection with the Credit Facility shall be prepared in good faith and shall be free of any material misstatements or omissions.

7.6           Reasonable Efforts; Further Assurances.  From and after the Execution Date, upon the terms and subject to the conditions hereof, each of the Hicks Parties, the NGLS Parties and the IEP Parties shall use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.  Without limiting the foregoing but subject to the other terms of this Agreement, the Hicks Parties, the NGLS Parties and the IEP Parties agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver, or cause to be executed and delivered, such instruments of assignment, transfer, conveyance, endorsement, direction or authorization as may be necessary to consummate and make effective the transactions contemplated by this Agreement.  After the Closing, the Hicks Parties, the NGLS Parties and the IEP Parties shall use reasonable efforts to obtain any approvals or consents or assist in any filings required in connection with the transactions contemplated by this Agreement or the Transaction Documents that are requested by Partnership and that have not been previously obtained or made.

7.7           No Public Announcement.  Until the Closing, HOH, NGLS and Krimbill shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and no Party shall issue any such press release or make any such public statement prior to such consultation and the consent of HOH (on behalf of the Hicks Parties), the NGLS Representatives and Krimbill (on behalf of the IEP Parties) (which consent shall not be unreasonably withheld, conditioned or delayed), except as such Party may reasonably conclude may be required by applicable Law or court process.  The Parties agree that, until Closing, all formal employee communication programs or announcements with respect to the transactions contemplated by this Agreement shall be in forms mutually agreed to by HOH (on behalf of the Hicks Parties), the NGLS Representatives and Krimbill (on behalf of the IEP Parties) (such agreement not to be unreasonably withheld, conditioned or delayed); provided, however, that no further mutual agreement shall be required with respect to any such programs or announcements that are consistent with prior programs or announcements made in compliance with this Section 7.7.

7.8           Expenses.

(a)           Each of (i) the Hicks Parties, (ii) the NGLS Parties and (iii) the IEP Parties shall pay and shall be responsible for one-third of the reasonable fees and expenses of counsel for the Partnership in connection with the preparation of this Agreement, the Transaction Documents and the arrangement of the Credit Facility, and the consummation of the transactions contemplated hereby and thereby (the “Legal Fees”); provided that, if the Closing occurs, the Partnership shall pay and shall be responsible for the Legal Fees and shall reimburse each of the Hicks Parties, the NGLS Parties and the IEP Parties for payments of any portion of such Legal Fees made by such Party prior to Closing.

(b)           Except as expressly provided in Section 7.8(a) and for undertakings by a Party to pay specified costs or expenses, the Parties shall bear their respective costs and expenses, including Transaction Expenses of such Party; provided, however, that, if the Closing occurs, (i) each of the NGL Shareholders shall be responsible for reimbursing or paying its respective NGLS Share of Transaction Expenses paid or incurred by any NGLS Group Entity except to the extent taken into account pursuant to Section 2.4; (ii) the Hicks Parties shall be responsible for reimbursing or paying the Transaction Expenses paid or incurred by any Hicks Group Entity except to the extent taken into account pursuant to Section 2.5; (iii) HOH shall be responsible for paying all amounts and obligations under the Letter Agreement dated May 5, 2010, by and among GulfStar Group II, Ltd., HOH and Gifford; (iv) the Partnership shall be responsible for paying all amounts and obligations of IEP pursuant to the arrangement with Glaucon Capital Partners, L.L.C. as described in Section 5.4 of the IEP Disclosure Schedule; and (v) the Partnership shall reimburse Krimbill or its Affiliate for underwriting fees of up to $168,750 paid to Harris in connection with the Credit Facility.

7.9           Control of Other Party’s Business.  Nothing contained in this Agreement will give the Hicks Parties, directly or indirectly, the right to control or direct the operations of the NGLS Parties, any of the other NGLS Group Entities, IEP or the IEP Parties prior to the Closing Date.  Nothing contained in this Agreement will give the NGLS Parties, directly or indirectly, the right to control or direct the operations of the Hicks Parties, any of the Hicks Group Entities, IEP or the IEP Parties prior to the Closing Date.  Nothing contained in this Agreement will give the IEP Parties, directly or indirectly, the right to control or direct the operations of the NGLS Parties, any of the other NGLS Group Entities, the Hicks Parties, or any of the Hicks Group Entities prior to the Closing Date.  Prior to the Closing Date, each of the Parties will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries.  Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place the Parties in violation of any rule, regulation or policy of any Governmental Entity or applicable Law.

7.10         Insurance Arrangements.

(a)           Between the Execution Date and the earlier to occur of the Closing Date or the termination of this Agreement, and except as otherwise consented to in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) by all of the Parties, the Hicks Parties shall not, and shall cause each of their Subsidiaries not to, take any action or fail to take any commercially reasonable action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the Execution Date that covers all or any part of the assets of the Hicks Group Entities or the Hicks Contributed Business.

(b)           Between the Execution Date and the earlier to occur of the Closing Date or the termination of this Agreement, and except as otherwise consented to in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) by all of the Parties, the NGLS Parties shall not, and shall cause their Subsidiaries not to, take any action or fail to take any commercially reasonable action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the Execution Date that covers all or any part of the assets of the NGLS Group Entities or the NGLS Contributed Business.

7.11         Partnership Financial Statements.  From and after the Closing, each of the Hicks Parties, the NGLS Parties and the IEP Parties shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to enable the Partnership and the Partnership’s internal or external auditors to prepare and conduct an audit of the consolidated financial statements of the Partnership (including the Hicks Contributed Business and the NGLS Contributed Business) and to prepare and perform procedures with respect to unaudited interim period financial statements and any pro forma financial statements related thereto, including (i) causing its respective officers, employees and advisors, including legal and accounting, to cooperate with officers, employees, consultants and advisors of the Partnership and the Partnership’s internal and external auditor(s) (the “Partnership Audit Team”), (ii) using commercially reasonable efforts to participate in meetings with the Partnership Audit Team, (iii) furnishing the Partnership Audit Team with financial statements, financial data, work papers and other pertinent information (together with consents, opinions and reports from internal and external auditors of the Hicks Parties and the NGLS Parties) regarding the Hicks Contributed Business and the NGLS Contributed Business as may be reasonably requested by the Partnership Audit Team and (iv) executing and delivering (or using reasonable efforts to obtain from its advisors), customary certificates, consents of accountants or other documents and instruments as may be reasonably requested by the Partnership Audit Team.  Any information provided by the NGLS Parties or the Hicks Parties in connection with the foregoing shall be prepared in good faith and shall be free of any material misstatements or omissions.

7.12         Employee Matters.

(a)           From and after the Closing, all HOH Transferred Arrangements shall be continued by the Partnership or a Subsidiary thereof, subject in all events to the Partnership’s or a Subsidiary’s right to amend or terminate any such arrangement in its discretion following Closing. From and after the Closing, the Partnership or a Subsidiary thereof shall continue the employment of the HOH Transferred Employees, subject in all events to the Partnership’s or a Subsidiary’s right to terminate the employment of any individual or change the terms and conditions of the employment of any individual, in each case in its sole discretion.

(b)           Any employee of HOH who is not an HOH Transferred Employee and any employee of the HOH Excluded Subsidiaries (collectively, the “Hicks Excluded Employees”) shall, in connection with their employment with HOH or any HOH Excluded Subsidiary, become or continue to be, as the case may be, eligible to participate in the HOH 401(k) Plan after Closing, subject to the terms and conditions of the Plan and, for the avoidance of doubt, subject to the provisions of Section 7.12(e), and, except as expressly provided below, any such Hicks Excluded Employee’s participation in any other HOH Transferred Arrangement shall cease as of the Closing.  HOH and the HOH Excluded Subsidiaries shall be participating employers in the HOH 401(k) Plan after Closing and shall be responsible for liabilities for contributions with respect to Hicks Excluded Employees and their proportionate share of third party administrative and other costs payable to third parties associated with the HOH 401(k) Plan.  Hicks Excluded Employees and their dependents shall become participants, or continue to participate, as the case may be, in all of the HOH Welfare Plans, except the HOH Cafeteria Plan, after Closing for a period not to exceed three months, and HOH shall be responsible for the cost of the premiums for such Hicks Excluded Employees’ (and their dependents’) participation and their proportionate share of the third party administrative and other costs payable to third parties associated with such HOH Welfare Plans, and shall reimburse the Partnership or its Subsidiary for the payment of such premiums and costs incurred within seven (7) Business Days after the Partnership or its Subsidiary notifies HOH in writing of the Partnership’s or such Subsidiary’s payment of such premiums or such other costs incurred.  HOH shall cause each of the HOH 401(k) Plan and the HOH Welfare Plans (other than the HOH Cafeteria Plan) to be amended or take such other necessary action prior to Closing to effectuate the foregoing.  From and after the Closing, the Partnership or a Subsidiary thereof shall administer, or arrange for a third party to administer, the HOH Transferred Arrangements in which the Hicks Excluded Employees and their dependents are eligible to participate after the Closing with respect to such participation, and HOH shall provide such information to the Partnership or a Subsidiary thereof as is reasonably necessary for such administration.

(c)           With respect to any amounts received by the Partnership or a Subsidiary thereof under the HOH Workers’ Compensation Plan after Closing based upon time periods prior to Closing, the Partnership or the applicable Subsidiary thereof shall transfer a corresponding amount to HOH within seven Business Days after the Partnership receives such amount.  With respect to any amounts that are paid by the Partnership or any Subsidiary thereof to the Vision Insurance Company under the Workers’ Compensation Plan for assessments in connection with time periods prior to Closing, HOH shall reimburse the Partnership or the applicable Subsidiary thereof for the amount paid within seven Business Days after the Partnership provides HOH written documentation of the amount and payment.  On or prior to Closing, HOH shall cause Hicks Newco Operating to procure a letter of credit for the HOH Workers’ Compensation Plan, and HOH shall be released from the existing letter of credit with respect to the HOH Workers’ Compensation Plan.  HOH shall pay the premium amount for the letter of credit for the HOH Workers’ Compensation Plan in the amounts and for the time periods as provided in Section 7.12(c) of the Hicks Disclosure Schedule.

(d)           The NGLS Parties shall take all action necessary such that effective immediately prior to Closing, each option to purchase shares of capital stock of NGLS (“NGLS Options”) shall be terminated or exercised and of no further force and effect.  The NGLS Parties shall deliver evidence reasonably satisfactory to the Partnership that all NGLS Options have been so terminated or exercised.  The NGLS Parties acknowledge that any expenses associated with this Section 7.12(d) that are paid or incurred by NGLS, including the employer portion of any required employment taxes due upon exercise or cancellation of the NGLS Options (collectively, “NGLS Option Expenses”), should be reflected as a current liability for purposes of determining Net Working Capital, but to the extent any NGLS Option Expenses are not reflected as current liabilities for such purpose, the NGLS Option Expenses will be borne solely by the NGLS Parties and not the Partnership or its Subsidiaries.

(e)           Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall (i) create any third-party rights on behalf of any Person, (ii) require any term of employment after Closing, or limit the ability of the Partnership or any of its Subsidiaries to terminate any employee, including any HOH Transferred Employee, (iii) limit the ability of the Partnership or any of its Subsidiaries to amend or terminate any Employee Benefit Plan or program, including any HOH Transferred Arrangement, or limit the ability of the Partnership or any of its Subsidiaries to maintain any other Employee Benefit Plan or program.

7.13         Nonassignable HOH Assumed Contracts and Hicks Permits.  In the case of any HOH Assumed Contracts or Hicks Permits constituting HOH Contribution Assets (the “HOH Permits”) that are not by their terms assignable or that require the consent of a third party in connection with the transfer by HOH pursuant to this Agreement (including the Hicks Pre-Closing Restructuring), HOH will use its reasonable commercial efforts to obtain or cause to be obtained in writing prior to the Closing Date any consents necessary to convey the benefits thereof.  If the consent of any third party is not obtained prior to the Closing Date and the Closing occurs notwithstanding the failure to obtain such consent, the applicable HOH Assumed Contract or HOH Permit shall not be assigned to Hicks Newco Operating, HOH will continue to hold such HOH Assumed Contract or HOH Permit in trust for the benefit of Hicks Newco Operating, and HOH will continue to use its commercially reasonable efforts to obtain all of such consents promptly.  During such period in which the applicable HOH Assumed Contract or HOH Permit is not capable of being assigned to Hicks Newco Operating due to the failure to obtain any required consent, HOH will remain as the contracting party or holder and make or cause to be made such arrangements as shall be acceptable to the Partnership and sufficient to enable the Partnership or Hicks Newco Operating to (i) receive all the economic benefits and other appropriate rights and benefits under such HOH Assumed Contract or HOH Permit and (ii) bear the related costs, obligations and expenses of such HOH Assumed Contract and HOH Permit, in each case, that accrue on and after the Closing Date.

7.14         Indemnification of Directors and Officers of the Hicks Contributed Business and NGLS Contributed Business Under Governing Documents.

(a)           For a period of six (6) years after the Closing Date, the Partnership shall cause each of Hicks Newco Operating, NGLS, NGL Supply Wholesale, NGL Retail, NGL Gateway and NGL Supply Terminal Company, LLC to maintain in effect exculpation, indemnification and advancement of expenses provisions with respect to acts or omissions occurring on or prior to the Closing under its governing documents no less favorable than those of the Hicks Group Entities and NGLS Group Entities in effect immediately prior to the Closing with any of their respective directors or officers (or comparable positions) prior to the Closing (each, a “D&O Indemnified Party”), and shall cause such Subsidiaries of the Partnership not to amend, repeal or otherwise modify any such provisions with respect to acts or omissions occurring on or prior to the Closing, for a period of six (6) years after the Closing Date, in any manner that would adversely affect the rights thereunder of any individuals who were current or former directors or officers (or comparable positions) of the Hicks Group Entities or the NGLS Group Entities, except as otherwise required by applicable Law.

(b)           The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such D&O Indemnified Party may have under the Governing Documents of the Partnership or the applicable Subsidiaries of the Partnership, any other indemnification arrangement, under applicable Law or otherwise.  The provisions of this Section 7.14 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties.

(c)           In the event the Partnership or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Partnership shall assume the obligations set forth in this Section 7.14.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1           Conditions to Each Party’s Obligations.  The obligation of the Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, as to a Party by such Party:

(a)           No Governmental Restraint.  No order, preliminary or permanent injunction or other legal restraint of any Governmental Entity shall be in effect that enjoins, prohibits or makes illegal the consummation of the transactions contemplated by Article II of this Agreement.

(b)           Credit Facility.  All conditions necessary to consummate the entrance into the Credit Facility by the parties thereto and the borrowing of funds thereunder by OLLC shall have been met.

(c)           D&O Insurance.  The General Partner shall have obtained directors and officers insurance with reputable insurers providing for coverage for the directors and officers of the General Partner on terms substantially similar to the terms described on Exhibit F.

(d)           Tax Opinion.  The Partnership and HOH shall have received an opinion from Baker Botts L.L.P. to the effect that, for federal income tax purposes, it is more likely than not that the anti-churning rules of Section 197(f)(9) of the Code will not prevent the Partnership from amortizing its tax basis in the intangible assets that it will be deemed for federal income tax purposes to purchase from Newco Gifford Parent.

8.2           Conditions to the NGLS Parties’ Obligations.  The obligation of the NGLS Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by NGLS and the NGLS Representatives (in their sole discretion):

(a)           Representations and Warranties of the Hicks Parties; Performance.  (i) The representations and warranties of the Hicks Parties set forth in Article III shall be true and correct in all respects, determined without giving effect to any Materiality Requirements, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Hicks Material Adverse Effect; provided such Hicks Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 3.3 and Section 3.11 (other than the first sentence thereof), which shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii) the Hicks Parties shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of them by this Agreement as of the Closing (including completion of the Hicks Pre-Closing Restructuring); and (iii) the Hicks Parties shall have furnished the other Parties at the Closing with a certificate signed by a principal executive officer to such effect.

(b)           Representations and Warranties of the IEP Parties; Performance.  (i) The representations and warranties of the IEP Parties set forth in Article V shall be true and correct in all respects, determined without giving effect to any Materiality Requirements, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have an IEP Material Adverse Effect; (ii) the IEP Parties shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of them by this Agreement as of the Closing; and (iii) the IEP Parties shall have furnished the other Parties at the Closing with a certificate signed by a principal executive officer to such effect.

(c)           No Hicks Material Adverse Effect.  Since the Execution Date, there shall not have occurred any Hicks Material Adverse Effect.

(d)           Hicks Closing Deliverables.  The Hicks Parties shall have delivered the Hicks Closing Deliverables.

(e)           IEP Closing Deliverables.  The IEP Parties shall have delivered the IEP Closing Deliverables.

8.3           Conditions to the Hicks Parties’ Obligations.  The obligation of the Hicks Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Hicks Parties (in their sole discretion):

(a)           Representations and Warranties of NGLS; Performance.  (i) The representations and warranties of NGLS set forth in Article IV shall be true and correct in all respects, determined without giving effect to any Materiality Requirements, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a NGLS Material Adverse Effect; provided such NGLS Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 4.3 and Section 4.11 (other than the first sentence thereof), which shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii)  NGLS shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Closing (including completion of the NGLS Pre-Closing Restructuring); and (iii) NGLS shall have furnished the other Parties at the Closing with a certificate signed by a principal executive officer to such effect.

(b)           Representations and Warranties of the IEP Parties; Performance.  (i) The representations and warranties of the IEP Parties set forth in Article V shall be true and correct in all respects, determined without giving effect to any Materiality Requirements, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date) except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have an IEP Material Adverse Effect; (ii) the IEP Parties shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of them by this Agreement as of the Closing; and (iii) the IEP Parties shall have furnished the other Parties at the Closing with a certificate signed by a principal executive officer to such effect.

(c)           Representations and Warranties of the NGLS Shareholders; Performance.  (i) The representations and warranties of the NGLS Shareholders set forth in Article VI shall be true and correct in all material respects (except representations and warranties that include Materiality Requirements, which shall be true and correct in all respects, and except for the representations and warranties contained in Section 6.3, which shall be true and correct in all respects) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii) the NGLS Shareholders shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of him or it by this Agreement as of the Closing (including completion of the NGLS Pre-Closing Restructuring); and (iii) each NGLS Shareholder shall have furnished the other Parties at the Closing with a certificate signed by such NGLS Shareholder, a trustee of such NGLS Shareholder or a principal executive officer of such NGLS Shareholder, as applicable, to such effect.

(d)           No NGLS Material Adverse Effect.  Since the Execution Date, there shall not have occurred any NGLS Material Adverse Effect.

(e)           NGLS Closing Deliverables.  The NGLS Parties shall have delivered the NGLS Closing Deliverables.

(f)            IEP Closing Deliverables.  The IEP Parties shall have delivered the IEP Closing Deliverables.

8.4           Conditions to the IEP Parties.  The obligation of the IEP Parties to proceed with the Closing is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the IEP Parties (in their sole discretion):

(a)           Representations and Warranties of the Hicks Parties; Performance.  (i) The representations and warranties of the Hicks Parties set forth in Article III shall be true and correct in all respects, determined without giving effect to any Materiality Requirements, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a Hicks Material Adverse Effect; provided such Hicks Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 3.3 and Section 3.11 (other than the first sentence thereof), which shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii) the Hicks Parties shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of them by this Agreement as of the Closing (including completion of the Hicks Pre-Closing Restructuring); and (iii) the Hicks Parties shall have furnished the other Parties at the Closing with a certificate signed by a principal executive officer to such effect.

(b)           Representations and Warranties of NGLS; Performance.  (i) The representations and warranties of NGLS set forth in Article IV shall be true and correct in all respects, determined without giving effect to any Materiality Requirements, as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date), except for any failures of such representations or warranties to be so true and correct which would not have or would not be reasonably likely to have a NGLS Material Adverse Effect; provided such NGLS Material Adverse Effect exception shall not apply with respect to the representations and warranties contained in Section 4.3 and Section 4.11 (other than the first sentence thereof), which shall be true and correct in all respects as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii) NGLS shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of it by this Agreement as of the Closing (including completion of the NGLS Pre-Closing Restructuring); and (iii) NGLS shall have furnished the other Parties at the Closing with a certificate signed by a principal executive officer to such effect.

(c)           Representations and Warranties of the NGLS Shareholders; Performance.  (i) The representations and warranties of the NGLS Shareholders set forth in Article VI shall be true and correct in all material respects (except representations and warranties that include Materiality Requirements, which shall be true and correct in all respects, and except for the representations and warranties contained in Section 6.3, which shall be true and correct in all respects) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such specific date); (ii) the NGLS Shareholders shall have performed in all material respects (or caused to have been performed in all material respects) all covenants and agreements required of him or it by this Agreement as of the Closing (including completion of the NGLS Pre-Closing Restructuring); and (iii) each NGLS Shareholder shall have furnished the other Parties at the Closing with a certificate signed by such NGLS Shareholder, a trustee of such NGLS Shareholder or a principal executive officer of such NGLS Shareholder, as applicable, to such effect.

(d)           No Hicks Material Adverse Effect.  Since the Execution Date, there shall not have occurred any Hicks Material Adverse Effect.

(e)           No NGLS Material Adverse Effect.  Since the Execution Date, there shall not have occurred any NGLS Material Adverse Effect.

(f)            Hicks Closing Deliverables.  The Hicks Parties shall have delivered the Hicks Closing Deliverables.

(g)           NGLS Closing Deliverables.  The NGLS Parties shall have delivered the NGLS Closing Deliverables.

ARTICLE IX
TAX MATTERS

9.1           NGL Holdings Calendar Year Taxpayer.  On or before January 15, 2011, NGL Holdings will (i) file Internal Revenue Service Form 1128 electing to change NGL Holdings’ taxable year to the year ending December 31, and (ii) provide to the Partnership evidence satisfactory to the Partnership of such filing.

9.2           Purchase Price Allocations.

(a)           Hicks Newco Operating Purchase Price Allocation.  HOH and the Partnership agree that the amount realized in the HOH Sale shall for U.S. federal income tax purposes (and for purposes of any state income tax laws that incorporate or follow U.S. federal income tax principles) be allocated among the various assets of Hicks Newco Operating at the time of contribution in accordance with their relative fair market values.  HOH and the Partnership have agreed to allocate such amount realized among the various assets of Hicks Newco Operating at such time of contribution as set forth in Section 9.2(a) to the Hicks Disclosure Schedule (the “Hicks Newco Operating Allocation Schedule”), and shall be adjusted to the extent necessary to reflect any adjustments pursuant to Section 2.5.  The allocation set forth in the Hicks Newco Operating Allocation Schedule shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) (or similar state or local form), which form shall be timely filed separately by HOH and the Partnership with the Internal Revenue Service (or other applicable Governmental Entity).  Each of HOH and the Partnership agrees not to take any position inconsistent with the allocations set forth in the Hicks Newco Operating Allocations Schedule unless required by applicable Law or the prior written consent of the other is otherwise obtained.  This Section 9.2(a) shall not apply to the extent that the last proviso to Section 9.11(c) applies.

(b)           Gifford LLC Purchase Price Allocation.  Newco Gifford Parent and the Partnership agree that the amount realized by Newco Gifford Parent on the transaction described in Section 2.3(a)(vi) shall for U.S. federal income tax purposes (and for purposes of any state income tax laws that incorporate or follow U.S. federal income tax principles) be allocated among the various assets of Gifford in accordance with their relative fair market values.  Newco Gifford Parent and the Partnership have agreed to allocate such amounts realized among the various assets of Gifford as set forth in Section 9.2(b) of the Hicks Disclosure Schedule (the “Gifford LLC Allocation Schedule”), and shall be (i) updated as of the Closing Date on a consistent basis and (ii) adjusted to the extent necessary to reflect any adjustments pursuant to Section 2.5.  The allocation set forth in the Gifford LLC Allocation Schedule shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) (or similar state or local form), which form shall be timely filed separately by Newco Gifford Parent and the Partnership with the Internal Revenue Service (or other applicable Governmental Entity).  Each of Newco Gifford Parent and the Partnership agrees not to take any position inconsistent with the allocations set forth in the Gifford LLC Allocation Schedule unless required by applicable Law or the prior written consent of the other is otherwise obtained.

(c)           NGLS Purchase Price Allocation.  The NGLS Shareholders and the Partnership agree that the amount realized in the NGLS Sale shall for U.S. federal income tax purposes (and for purposes of any state income tax laws that incorporate or follow U.S. federal income tax principles) be allocated among the various assets of NGLS in accordance with their relative fair market values.  NGLS and the Partnership have agreed to allocate such amounts realized among the various assets subject to the NGLS Sale (i) updated as of the Closing Date on a consistent basis and (ii) as set forth in Section 9.2(c) of the NGLS Disclosure Schedule (the “NGLS Allocation Schedule”), and shall be adjusted to the extent necessary to reflect any adjustments pursuant to Section 2.4.  The allocation set forth in the NGLS Allocation Schedule shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) (or similar state or local form), which form shall be timely filed separately by NGLS and the Partnership with the Internal Revenue Service (or other applicable Governmental Entity).  Each of NGLS and the Partnership agrees not to take any position inconsistent with the allocations set forth in the NGLS Allocation Schedule unless required by applicable Law or the prior written consent of the other is otherwise obtained.

(d)           NGLS Purchase Price Allocation.  The NGLS Shareholders and the Partnership agree that the amount realized in the liquidation of NGLS described in Section 9.10(b) shall for U.S. federal income tax purposes (and for purposes of any state income tax laws that incorporate or follow U.S. federal income tax principles) be allocated among the various assets of NGLS in accordance with their relative fair market values.  The NGLS Shareholders and the Partnership have agreed to allocate such amounts realized among the various assets of NGLS as set forth in Section 9.2(d) of the

NGLS Disclosure Schedule, and shall be adjusted to the extent necessary to reflect any adjustments pursuant to Section 2.4.  Each of the NGLS Shareholders and the Partnership agrees not to take any position inconsistent with the allocations set forth therein unless required by applicable Law or the prior written consent of the other is otherwise obtained.

9.3           Liability for Taxes — Hicks Parties and the Partnership.

(a)           Except for any Taxes taken into account by the Parties pursuant to Section 2.5, the Hicks Parties shall be liable for, and shall, jointly and severally, indemnify, defend and hold the Hicks Indemnified Parties harmless from, (i) all Tax Losses attributable to ownership and operation of the Hicks Group Entities for any Pre-Closing Tax Period, (ii) the Pre-Closing Portion of Tax Losses attributable to ownership and operation of the Hicks Group Entities for any Straddle Period, (iii) all Tax Losses resulting from any breach by the Hicks Parties of any representation, warranty or covenant with respect to Taxes in this Agreement, (iv) all Tax Losses with respect to the HOH Excluded Assets or the Newco Gifford Distribution Assets, (v) all Tax Losses with respect to the Hicks Pre-Closing Restructuring (except as provided in Section 9.6), and (vi) all Tax Losses arising under Treasury Regulation Section 1.1502-6 and any similar provisions of federal state, local or foreign law from the inclusion of a Hicks Group Entity or its predecessor in a combined, consolidated or affiliated group prior to the Closing Date.

(b)           The Partnership Tax Group shall be liable for, and shall indemnify and hold HOH and Newco Gifford Parent harmless from, (i) all Tax Losses attributable to ownership and operation of the Hicks Group Entities for any Post-Closing Tax Period, and (ii) the Post-Closing Portion of any Tax Losses attributable to ownership and operation of the Hicks Group Entities for any Straddle Period.

9.4           Liability for Taxes — The NGLS Shareholders and the Partnership.

(a)           Except for any Taxes taken into account by the Parties pursuant to Section 2.4, the NGLS Shareholders shall be liable for, and shall indemnify, defend and hold the NGLS Indemnified Parties harmless from, (i) all Tax Losses attributable to ownership and operation of the NGLS Group Entities for any Pre-Closing Tax Period, (ii) the Pre-Closing Portion of all Tax Losses attributable to ownership and operation of the NGLS Group Entities for any Straddle Period, (iii) all Tax Losses resulting from any breach by the NGLS Parties of any representation, warranty or covenant with respect to Taxes in this Agreement, (iv) all Tax Losses with respect to the NGLS Pre-Closing Restructuring (except as provided in Section 9.6), and (v) all Tax Losses arising under Treasury Regulation Section 1.1502-6 and any similar provisions of federal state, local or foreign law from the inclusion of any NGLS Group Entity or its predecessor in a combined, consolidated or affiliated group prior to the Closing Date.  Anything in this Agreement to the contrary notwithstanding, each NGLS Party shall only be obligated under this Article IX for his or its NGLS Share of Tax Losses and other Damages of the NGLS Indemnified Parties for which the NGLS Parties are responsible under this Article IX.

(b)           The Partnership Tax Group shall be liable for, and shall indemnify and hold the NGLS Shareholders harmless from, (i) all Tax Losses attributable to ownership and operation of the NGLS Group Entities for any Post-Closing Tax Period, and (ii) the Post-Closing Portion of any Tax Losses attributable to ownership and operation of the NGLS Group Entities for any Straddle Period.

9.5           Tax Returns.

(a)           The Hicks Parties shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns with respect to ownership and operation of the Hicks Group Entities for all Pre-Closing Tax Periods.  Such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Hicks Parties with respect to the preparation of such Tax Returns.  The Hicks Parties shall cause drafts of such Tax Returns to be delivered to the Partnership Tax Group for review and comment no later than twenty (20) days prior to the due date with respect thereto, and shall incorporate any reasonable comments provided by the Partnership Tax Group with respect to such Tax Returns within fifteen (15) days after delivery of such drafts to the Partnership Tax Group.  The Hicks Parties shall be responsible for the payment of any Taxes with respect to the ownership and operation of the Hicks Group Entities due in respect of any Pre-Closing Tax Period.

(b)           The NGLS Shareholders shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns with respect to ownership and operation of the NGLS Group Entities for all Pre-Closing Tax Periods.  Such Tax Returns shall be prepared in a manner consistent with the past custom and practice of NGLS with respect to the preparation of such Tax Returns.  NGL Holdings shall cause drafts of such Tax Returns to be delivered to the Partnership Tax Group for review and comment no later than twenty (20) days prior to the due date with respect thereto, and shall incorporate any reasonable comments provided by the Partnership Tax Group with respect to such Tax Returns within fifteen (15) days after delivery of such drafts to the Partnership.  The NGLS Shareholders shall be responsible for the payment of any Taxes with respect to the ownership and operation of the NGLS Group Entities due in respect of any Pre-Closing Tax Period.

(c)           The Partnership Tax Group shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns with respect to ownership and operation of the Hicks Group Entities and the NGLS Group Entities for all Straddle Periods.  To the extent consistent with applicable Law and the facts, such Tax Returns shall be prepared in a manner consistent with the past custom and practice of the Transferring Parties with respect to the preparation of such Tax Returns.  The Partnership Tax Group shall cause drafts of such Tax Returns to be delivered to the Transferring Parties for review and comment no later than twenty (20) days prior to the due date with respect thereto, and shall incorporate any reasonable comments provided by the Transferring Parties with respect to such Tax Returns within fifteen (15) days after delivery of such drafts to the Transferring Parties.  The Partnership Tax Group shall be responsible for the payment of any Taxes with respect to the ownership and operation of the Hicks Group Entities and the NGLS Group Entities due in respect of the Post-Closing

Portion of any Straddle Period, shall notify the Transferring Parties with respect to any Pre-Closing Portion Taxes, and the Transferring Parties shall indemnify the Partnership Group with respect to those Taxes that are the liability of the Hicks Parties or the NGLS Shareholders pursuant to Section 9.3(a) or Section 9.4(a), as the case may be, within five (5) days of receipt of such notice.

9.6           Transfer Taxes.  All transfer, documentary, vehicle, sales, use, stamp, registration, recording, filing and other similar Taxes and fees (the “Transfer Taxes”) arising out of or in connection with the transactions contemplated by this Agreement shall be borne in the following manner: (a) Transfer Taxes with respect to the transactions described in Sections 2.1(a)(i), 2.1(a)(ii), 2.1(a)(iii), and 2.1(a)(iv) shall be borne on a 50/50 basis by the Partnership and HOH; (b) Transfer Taxes with respect to the transactions described in Sections 2.1(a)(v), 2.1(a)(vi), 2.1(a)(vii), 2.1(a)(viii), and 2.3(a)(x) shall be borne on a 50/50 basis by the Partnership and Newco Gifford Parent; (c) Transfer Taxes with respect to the transactions described in Sections 2.2, 2.3(a)(xi), and 2.3(a)(xii) shall be borne on a 50/50 basis by the Partnership, on the one hand, and the NGLS Shareholders, on the other hand; and (d) all other Transfer Taxes with respect to the transactions contemplated by this Agreement shall borne on a 50/50 basis by the transferor and transferee.  The Person required to do so by applicable Law shall timely prepare and file or cause to be prepared and filed all Tax Returns it is required by applicable Law to file with respect to Transfer Taxes.  If required by applicable Law, the other Person shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Parties hereto shall, upon request, use reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

9.7           Cooperation.  The Transferring Parties on the one hand, and the Partnership Group on the other hand, will (a) each provide the other with such assistance as may reasonably be requested by it in connection with the preparation of any Tax Return, audit or other examination by any Tax authority or judicial or administrative proceedings relating to liability for Taxes, (b) each retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.  The Partnership shall also timely provide HOH and its successors information required for them to comply with the Code Section 1374 built-in gain Tax and similar state and local Tax provisions.  In addition, the Hicks Parties, NGL Holdings and the Partnership Tax Group will (i) retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such Tax Returns for all Tax periods or portions thereof ending on or before or that include the Closing Date, and (ii) will not destroy or otherwise dispose of any such books and records without first providing the Partnership with a reasonable opportunity to review and copy, or to take possession of, the same.

9.8           Amendments and Refunds.

(a)           The Partnership Group shall not amend, or cause any of the Hicks Group Entities or the NGLS Group Entities to amend, any Tax Returns of the Hicks Group

Entities or the NGLS Subsidiaries in respect of any Pre-Closing Period or Straddle Period without the prior written consent of the Transferring Parties, which consent (i) in the case of any Tax Return in respect of a Pre-Closing Period, may be withheld or granted in the sole discretion of the Transferring Party, and (ii) in the case of any Tax Return in respect of a Straddle Period, shall not be unreasonably withheld.

(b)           If any Party or Affiliate thereof receives a refund of any Taxes that any other Party or Affiliate thereof are responsible for hereunder, such receiving Party or Affiliate thereof shall promptly after receipt of such refund remit it or cause it to remitted to the Party or Affiliate thereof who has responsibility for such Taxes hereunder.

9.9           Tax Litigation.  If the Partnership should receive any notice from the Internal Revenue Service or any other Governmental Entity regarding any Tax Return of the Partnership for any Pre-Closing Tax Period or any Straddle Period, the Partnership shall promptly provide written notice thereof to each Party that may potentially be impacted by a change in respect of such Tax Return, which written notice shall include a copy of the notice from the Internal Revenue Service or other applicable Governmental Entity.  The terms and conditions set forth in Section 10.5 shall govern with respect to any audit, litigation, or other proceeding with respect to Taxes; provided, however, that if the audit involves a Straddle Period or issues that will have an impact on the Hicks Group Entities or the NGLS Subsidiaries (or owners thereof) both before and after the Closing Date, (i) each Party that may potentially be impacted by a change in respect of such Tax Return may participate in the proceeding at their own expense, and (ii) the proceeding shall be controlled by that Party which would bear the burden of the greatest portion of the dollar amount of the potential adjustments in the proceeding and any corresponding adjustments that may reasonably be anticipated for future Tax periods; provided, further, that the Party controlling the proceeding pursuant to the immediately preceding clause shall in good faith consider all reasonable requests made by all other Parties with respect to the proceeding.

9.10         Pre-Closing Tax Treatment.

(a)           The Hicks Parties anticipate that:

(i)            the formation of Hicks Newco Operating and the other transactions described in Sections 2.1(a)(i) and 2.1(a)(ii) will be non-events for U.S. federal income tax purposes;

(ii)           the distributions described in Section 2.1(a)(iii) and the HOH Pre-Closing Subsidiary Merger will be non-events for U.S. federal income tax purposes;

(iii)          the Gifford Holding Company Formation will constitute a reorganization described in Section 368(a)(1)(F) of the Code; and

(iv)          the conversion of Gifford described in Section 2.1(a)(vii) and the merger of Pekin into Gifford as described in Section 2.1(a)(vi) will be non-events for U.S. federal income tax purposes.

(b)           The NGLS Parties anticipate that the conversion of NGLS described in Section 2.2 will result in a liquidation of NGLS as described in Sections 332 and 337 of the Code.

9.11         Closing Tax Treatment.  The Parties anticipate that:

(a)           the contributions, payments and deliveries described in Sections 2.3(a)(i), 2.3(a)(ii), 2.3(a)(iii), 2.3(a)(iv), and 2.3(a)(vii) will be contributions within the meaning of Section 721(a) of the Code;

(b)           pursuant to Treasury Regulation Section 1.707-3, the contribution by the NGLS Shareholders to the Partnership described in Section 2.3(a)(v), the distributions of Common Units and cash by the Partnership to the NGLS Shareholders pursuant to Sections 2.3(a)(v) and 2.3(a)(xiv), and the payment by the Partnership of the NGLS Assumed Debt pursuant to Section 2.3(a)(xv), will result (A) in part as a contribution, within the meaning of Section 721(a) of the Code, and (B) in part in a “disguised sale” as described in Treasury Regulation Section 1.707-3, to the extent applicable, with the NGLS Shareholders being deemed to have sold to the Partnership the remaining fractional share of each of the assets of the NGLS Group Entities (the “NGLS Sale”) in a transaction requiring the recognition of gain or loss under Section 1001 of the Code, and the NGLS Assumed Debt qualifies as a qualified liability under Treasury Regulation Section 1.707-5(a)(6);

(c)           pursuant to Treasury Regulation Section 1.707-3, the contribution by HOH of Hicks Newco Operating to the Partnership and the distributions of Common Units and cash by the Partnership to HOH pursuant Section 2.3(a)(viii), and the payment by the Partnership of the Hicks Assumed Debt pursuant to Section 2.3(a)(xv) will result (A) in part as a contribution, within the meaning of Section 721(a) of the Code (the “HOH Contribution”), and (B) in part in a “disguised sale” as described in Treasury Regulation Section 1.707-3, to the extent applicable, with HOH being deemed to have sold to the Partnership the remaining fractional share of each of the assets of Hicks Newco Operating (the “HOH Sale”) in a transaction requiring the recognition of gain or loss under Section 1001 of the Code; provided, however, the Parties hereby acknowledge and agree that they intend that Treasury Regulation Sections 1.707-4(d) and 1.707-5(a) shall apply to the maximum extent permissible, and to the extent either so applies the HOH Contribution and the HOH Sale shall be proportionately increased and decreased, respectively; provided, further, that to the extent there is no “disguised sale” pursuant to the application of Treasury Regulation Sections 1.707-4(d) and/or 1.707-5(a), the HOH Contribution shall be all of the assets of Hicks Newco Operating at the time of its contribution to the Partnership by HOH and the HOH Sale shall be zero, and the Hicks Assumed Debt qualifies as a qualified liability under Treasury Regulation Section 1.707-5(a)(6);

(d)           the sale by Newco Gifford Parent of Gifford to the Partnership in exchange for cash to be paid by the Partnership, as described in Section 2.3(a)(vi), will be a sale or exchange requiring the recognition of gain or loss under Section 1001 of the Code; and

(e)           the contribution by the Partnership to OLLC described in Section 2.3(a)(ix) will be a non-event for U.S. federal income tax purposes and the transactions described in Sections 2.3(a)(x), 2.3(a)(xi), and 2.3(a)(xii) will be non-events for U.S. federal income tax purposes.

9.12         Tax Sharing Agreement.  Effective as of the Closing, any tax indemnity, sharing, allocation or similar agreement or arrangement (a “Tax Sharing Agreement”) that may be in effect prior to the Closing Date between or among (i) Hicks Newco Operating or Gifford, on the one hand, and HOH or Newco Gifford Parent, on the other hand, or (ii) any of the NGLS Group Entities, on the one hand, and the NGLS Shareholders, on the other hand, shall, in either case, be extinguished in full as the Tax Sharing Agreement relates to Hicks Newco Operating, Gifford, the NGLS Group Entity, and any liabilities or rights existing under any such agreement or arrangement by or with respect to such Person shall cease to exist and shall no longer be enforceable.

9.13         Remedial Allocations.  For purposes of Section 704(c) of the Code, the Partnership shall apply the remedial method described in Treasury Regulations Section 1.704-3(d) in all events, and for purposes of Section 704(b) of the Code, the Partnership shall apply the principles of the remedial method described in Treasury Regulations Section 1.704-3(d).

9.14         Partnership Tax Year.  The Partnership shall adopt December 31 as its initial tax year for federal income tax purposes and HOH has changed to a December 31 year end for federal income tax purposes by filing an S election effective July 1, 2010.  NGL Holdings will change to a December 31 year end effective December 31, 2010.

9.15         No Tax Classification Elections.  HOH and Newco Gifford Parent shall not cause or (to the extent within their power) permit Hicks Newco Operating or Gifford (as a limited liability company) to make an election pursuant to Treasury Regulations Section 301.7701-3(c) to be classified as a corporation for federal income tax purposes.  The NGLS Shareholders shall not cause or (to the extent within their power) permit NGLS (as a limited liability company) or any NGLS Subsidiary to make an election pursuant to Treasury Regulations Section 301.7701-3(c) to be classified as a corporation for federal income tax purposes.

9.16         Tax Information.

(a)           On or prior to Closing, the Hicks Parties shall provide to the Partnership a schedule that sets forth, as of June 30, 2010, with respect to each of the Hicks Group Entities (excluding Gifford and Pekin), to the Knowledge of the Hicks Parties, (i) the Tax basis of the tax owner in each of the assets of such Hicks Group Entities, (ii) the depreciation life, method, conventions and history applicable to each such asset in the hands of the tax owner, and (iii) which of the liabilities of Contributed HOH Subsidiaries is a “qualified liability” within the meaning of Treasury Regulation Section 1.707-5(a)(6).

(b)           On or prior to Closing, the NGLS Shareholders shall provide to the Partnership a schedule that sets forth, as of June 30, 2010, with respect to each of the

NGLS Group Entities, to the Knowledge of the tax owner, (i) the Tax basis of the tax owner of each of the assets of the NGLS Group Entities, (ii) the depreciation life, method, conventions and history applicable to each such asset in the hands of the tax owner, (iii) which of the liabilities of each NGLS Group Entity (other than NGL Gateway) is a “qualified liability” within the meaning of Treasury Regulation Section 1.707-5(a)(6), and (iv) the amount of the cash distribution described in Section 2.3(a)(xiv) that will be treated as other than part of a sale of property to the Partnership pursuant to Treasury Regulation Section 1.707-4(d).

9.17         Change in Accounting Method.  In connection with and as an attachment to the filing of NGL Holdings’ federal income tax return for the taxable year ending March 31, 2010, NGL Holdings will file an Application for Change in Accounting Method on Internal Revenue Service Form 3115 whereby, pursuant to Rev. Proc. 2008-52, 2008-2 C.B. 587, as amplified, clarified and modified by Rev. Proc. 2009-39, 2009-38 I.R.B. 371, NGL Holdings and/or NGLS, as applicable, shall make an automatic change in its/their method of accounting with respect to the computation of depreciation and/or amortization for federal income tax purposes in respect of the assets of NGLS and its subsidiaries as necessary to comply with section 168 of the Code and Rev. Proc. 87-56, 1987-2 C.B. 647, as modified and clarified by Rev. Proc. 88-22, 1988-1 C.B. 785, including, without limitation, changing above-ground tanks from 7-year property to 5-year property and terminal assets from 7-year property to 15-year property.

9.18         Conflict.  In the event of a conflict between the provisions of this Article IX and any other provisions of this Agreement, the provisions of this Article IX shall control.

ARTICLE X

INDEMNIFICATION

10.1         Survival.

(a)           The representations and warranties of (i) the Hicks Parties contained in Sections 3.1(a) and (b), 3.2(a) and (b), 3.3, the second sentence of each of 3.10(a) and (b) and the first sentence of 3.10(e), (ii) the NGLS Parties contained in Sections 4.1(a) and (b), 4.2(a) and (b), 4.3, the second sentence of each of 4.10(a) and (b) and the first sentence of 4.10(e), (iii) the IEP Parties contained in Section 5.1(a) and 5.2(a) and (b), and (iv) the NGLS Shareholders contained in Sections 6.1, 6.2 and 6.3 shall be continuing and shall survive the Closing until four years after the Closing Date.  The representations and warranties of (i) the Hicks Parties contained in Section 3.11 (other than the first sentence thereof) and (ii) the NGLS Parties contained in Section 4.11 (other than the first sentence thereof) shall be continuing and shall survive the Closing until the earlier of (i) 18 months after the Closing Date and (ii) 6 months after the consummation of an Initial Public Offering.  The representations and warranties of (i) the Hicks Parties contained in Section 3.13 and (ii) the NGLS Parties contained in Section 4.13, as well as, in each case, the indemnification obligations contained in Article IX, shall be continuing and shall survive the Closing until thirty (30) days after the statute of limitations closes the taxable year to which any Taxes associated with the breach of such representations or warranties relate.  The Hicks Employee Benefit Representations and the NGLS Employee

Benefit Representations shall survive the Closing until the expiration of the applicable statute of limitations period with respect thereto.  The covenants and agreements of the Parties that, by their terms, are to be performed at or prior to the Closing, shall survive the Closing until one year after the Closing Date, and the covenants and agreements of the Parties that, by their terms, are to be performed after the Closing, shall survive the Closing without time limit except as otherwise provided herein.  The indemnity obligations described in Section 10.2(a)(vi) and Section 10.3(a)(vi) shall survive Closing until the earlier of (i) 18 months after the Closing Date and (ii) the consummation of an Initial Public Offering.  Each applicable survival period in this Section 10.1(a) is referred to as the “Survival Period.”

(b)           Except as provided in Section 10.1(a), none of the representations or warranties contained in Article III, Article IV, Article V or Article VI hereof shall survive the Closing.

10.2         Hicks Parties’ Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein (including Section 9.6), from and after the Closing, each of the Hicks Parties shall, jointly and severally, indemnify, defend and hold harmless (i) the Partnership Group and (ii) to the extent that such indemnification of, and payments to, the Partnership Group do not constitute full payment of all Damages suffered by each of the NGLS Shareholders and the IEP Parties and their respective Subsidiaries, directors, officers, employees, Affiliates, controlling persons, agents, representatives, successors and assigns (collectively, the “NGLS/IEP Group”), the NGLS/IEP Group (together with the Partnership Group, the “Hicks Indemnified Parties”) from and against all liability, demands, claims, actions or causes of action, assessments, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Damages”) asserted against or incurred by any Hicks Indemnified Party as a result of or arising out of or under:

(i)            a breach of any representation or warranty contained in Sections 3.1(a) or (b), 3.2(a) or (b), 3.3 (the representations and warranties contained in Sections 3.1(a) and (b), 3.2(a) and (b) and 3.3 collectively referred to as the “Hicks Fundamental Representations”), the second sentence of each of Section 3.10(a) or (b), the first sentence of Section 3.10(e), Section 3.11 (other than the first sentence thereof) or the Hicks Employee Benefit Representations; provided, however, that solely for purposes of this Section 10.2(a)(i), in determining whether there has occurred a breach of any such representation or warranty, the provisions of such representations and warranties shall be read and interpreted as if the words “Hicks Material Adverse Effect,” “in all material respects” and other materiality qualifications were not contained therein;

(ii)           a breach of any of the Hicks Parties’ covenants and agreements contained in this Agreement;

(iii)          the Hicks Indemnified Taxes;

(iv)          any liability with respect to the HOH Sick Pay Plan, other than liabilities of the Partnership Group with respect to administration of the HOH Sick Pay Plan after the Closing;

(v)           the Hicks Excluded Business, the HOH Retained Liabilities, the HOH Excluded Assets, the Newco Gifford Distribution Assets, the HOH Distribution Assets, the HOH Excluded Subsidiaries or the Hicks Pre-Closing Restructuring; or

(vi)          any Environmental Condition with respect to the properties or operations of HOH or the Hicks Group Entities prior to the Closing as a result of or arising out of or under (x) a written notice, order or demand by or from a Governmental Entity or (y) a written claim or demand by a Third Party.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF ANY OF THE HICKS INDEMNIFIED PARTIES.

(b)           The obligation of the Hicks Parties to indemnify the Hicks Indemnified Parties pursuant to Section 10.2(a) is subject to the following limitations:

(i)            In no event shall the Hicks Parties’ aggregate obligation to indemnify the Hicks Indemnified Parties pursuant to Section 10.2(a)(i) (excluding any amount with respect to the Hicks Employee Benefit Representations) exceed $5,000,000 in the aggregate.  In no event shall the Hicks Parties’ aggregate obligation to indemnify the Hicks Indemnified Parties pursuant to Section 10.2(a)(vi) exceed $5,000,000, less the amount of any costs paid following Closing by a Hicks Party in respect of Environmental Conditions described in Section 10.2(a)(vi) separately from any claim made pursuant to this Article X, in the aggregate.

(ii)           No Hicks Party shall have any obligation or liability under Section 10.2(a)(i) (other than the Hicks Fundamental Representations) unless and until the aggregate amount of the Damages suffered by the Hicks Indemnified Parties for which the Hicks Parties are obligated to indemnify the Hicks Indemnified Parties under Section 10.2(a)(i) (other than the Hicks Fundamental Representations) exceeds $250,000 (the “Hicks Deductible”); provided, however, that once the amount of such Damages suffered exceeds the Hicks Deductible, the Hicks Parties shall be obligated to indemnify the Hicks Indemnified Parties only to the extent that such Damages exceed, and only in amounts that exceed, the Hicks Deductible.  No Hicks Party shall have any obligation or liability under Section 10.2(a)(vi) unless and until the aggregate amount of the Damages suffered by the Hicks Indemnified Parties for which the Hicks Parties are obligated to indemnify the Hicks Indemnified Parties under Section 10.2(a)(vi) exceeds $100,000 (the “Hicks Environmental Deductible”); provided, however, that once the amount of such Damages suffered exceeds the Hicks Environmental Deductible, the Hicks Parties shall be obligated to indemnify the Hicks Indemnified Parties only to the extent that such Damages exceed, and only in amounts that exceed, the Hicks Environmental Deductible; and provided, further, that any Damages suffered by a Hicks Indemnified Party under Section 10.2(a)(vi) in excess of the Hicks Environmental Deductible shall be borne and paid 50% by the Hicks Indemnified Parties, on the one hand, and 50% by the Hicks Parties, on the other hand.

(iii)          The Hicks Parties shall be obligated to indemnify the Hicks Indemnified Parties pursuant to Section 10.2(a) only for those claims giving rise to Damages of the Hicks Indemnified Parties as to which an Indemnified Party has given the Hicks Parties written notice prior to the end of the applicable Survival Period.  Any written notice delivered by an Indemnified Party to the Hicks Parties with respect to Damages of the Hicks Indemnified Parties shall set forth with as much specificity as is reasonably practicable the basis of the claim for Damages of the Hicks Indemnified Parties and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

10.3         NGLS Parties’ Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein (including Section 9.6), from and after the Closing, the NGLS Parties shall indemnify, defend and hold harmless (i) the Partnership Group and (ii) to the extent that such indemnification of, and payments to, the Partnership Group do not constitute full payment of all Damages suffered by each of the IEP Parties and the Hicks Parties and their respective Subsidiaries, directors, officers, employees, Affiliates, controlling persons, agents, representatives, successors and assigns (collectively, the “IEP/Hicks Group”), the IEP/Hicks Group (together with the Partnership Group, the “NGLS Indemnified Parties”) from and against all Damages asserted against or incurred by any NGLS Indemnified Party as a result of or arising out of or under:

(i)            a breach of any representation or warranty contained in Sections 4.1(a) or (b), 4.2(a) or (b), 4.3 (the representations and warranties contained in Sections 4.1(a) and (b), 4.2(a) and (b) and 4.3 collectively referred to as the “NGLS Fundamental Representations”), the second sentence of each of Section 4.10(a) or (b), the first sentence of Section 4.10(e), Section 4.11 (other than the first sentence thereof) or the NGLS Employee Benefit Representations; provided, however, that solely for purposes of this Section 10.3(a)(i), in determining whether there has occurred a breach of any such representation or warranty, the provisions of such representations and warranties shall be read and interpreted as if the words “NGLS Material Adverse Effect,” “in all material respects” and other materiality qualifications were not contained therein;

(ii)           a breach of any of the covenants and agreements contained in this Agreement by (A) NGLS prior to the Closing or (B) an NGLS Shareholder prior to or after the Closing;

(iii)          a breach of any representation or warranty contained in Sections 6.1, 6.2 or 6.3; provided, however, that solely for purposes of this Section

10.3(a)(iii), in determining whether there has occurred a breach of any such representation or warranty, the provisions of such representations and warranties shall be read and interpreted as if the words “NGLS Material Adverse Effect,” “in all material respects” and other materiality qualifications were not contained therein;

(iv)          the NGLS Indemnified Taxes;

(v)           the NGLS Pre-Closing Restructuring; or

(vi)          any Environmental Condition with respect to the properties or operations of the NGLS Group Entities prior to the Closing as a result of or arising out of or under (x) a written notice, order or demand by or from a Governmental Entity or (y) a written claim or demand by a Third Party.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF ANY OF THE NGLS INDEMNIFIED PARTIES.

(b)           The obligation of the NGLS Parties to indemnify the NGLS Indemnified Parties pursuant to Section 10.3(a) is subject to the following limitations:

(i)            In no event shall the aggregate obligation of the NGLS Parties to indemnify the NGLS Indemnified Parties pursuant to Section 10.3(a)(i) (excluding any amount with respect to the NGLS Employee Benefit Representations) exceed $5,000,000 in the aggregate.  In no event shall the aggregate obligation of an NGLS Party to indemnify the NGLS Indemnified Parties pursuant to Section 10.3(a)(iii) exceed $5,000,000 in the aggregate. In no event shall the NGLS Parties’ aggregate obligation to indemnify the NGLS Indemnified Parties pursuant to Section 10.3(a)(vi) exceed $5,000,000, less the amount of any costs paid following Closing by a NGLS Party in respect of Environmental Conditions described in Section 10.3(a)(vi) separately from any claim made pursuant to this Article X, in the aggregate.

(ii)           No NGLS Party shall have any obligation or liability under Section 10.3(a)(i) (other than the NGLS Fundamental Representations) unless and until the aggregate amount of the Damages suffered by the NGLS Indemnified Parties for which the NGLS Parties are obligated to indemnify the NGLS Indemnified Parties under Section 10.3(a)(i) (other than the NGLS Fundamental Representations) exceeds $250,000 (the “NGLS Deductible”); provided, however, that once the amount of such Damages suffered exceeds the NGLS Deductible, the NGLS Parties shall be obligated to indemnify the NGLS Indemnified Parties only to the extent that such Damages exceed, and only in amounts that exceed, the NGLS Deductible.  No NGLS Party shall have any obligation or liability under Section 10.3(a)(vi) unless and until the aggregate amount of the Damages suffered by the NGLS Indemnified Parties for which the NGLS Parties are obligated to indemnify the NGLS Indemnified Parties under Section 10.3(a)(vi) exceeds

$100,000 (the “NGLS Environmental Deductible”); provided, however, that once the amount of such Damages suffered exceeds the NGLS Environmental Deductible, the NGLS Parties shall be obligated to indemnify the NGLS Indemnified Parties only to the extent that such Damages exceed, and only in amounts that exceed, the NGLS Environmental Deductible; and provided, further, that any Damages suffered by a NGLS Indemnified Party under Section 10.3(a)(vi) in excess of the NGLS Environmental Deductible shall be borne and paid 50% by the NGLS Indemnified Parties, on the one hand, and 50% by the NGLS Parties, on the other hand.

(iii)          The NGLS Parties shall be obligated to indemnify the NGLS Indemnified Parties pursuant to Section 10.3(a) only for those claims giving rise to Damages of the NGLS Indemnified Parties as to which an Indemnified Party has given the NGLS Parties written notice prior to the end of the applicable Survival Period.  Any written notice delivered by an Indemnified Party to the NGLS Parties with respect to Damages of the NGLS Indemnified Parties shall set forth with as much specificity as is reasonably practicable the basis of the claim for Damages of the NGLS Indemnified Parties and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(iv)          Each NGLS Party shall only be obligated under Section 10.3(a) for his or its NGLS Share of Damages of the NGLS Indemnified Parties; provided, that, notwithstanding the foregoing but subject to the limitations set forth in Section 10.3(b)(i), each NGLS Party shall be obligated for all Damages of the NGLS Indemnified Parties that are attributable to a breach by such NGLS Party described in Section 10.3(a)(ii)(B) or Section 10.3(a)(iii) and shall not be so obligated with respect to any such breach by any other NGLS Party.

10.4         IEP Parties’ Agreement to Indemnify.

(a)           Subject to the terms and conditions set forth herein, from and after the Closing, the IEP Parties shall indemnify, defend and hold harmless (i) the Partnership Group and (ii) to the extent that such indemnification of, and payments to, the Partnership Group do not constitute full payment of all Damages suffered by each of the NGLS Shareholders and the Hicks Parties and their respective Subsidiaries, directors, officers, employees, Affiliates, controlling persons, agents, representatives, successors and assigns (collectively, the “NGLS/Hicks Group”), the NGLS/Hicks Group (together with the Partnership Group, the “IEP Indemnified Parties”) from and against all Damages asserted against or incurred by any IEP Indemnified Party as a result of or arising out of:

(i)            a breach of any representation or warranty contained in Sections 5.1(a) or 5.2(a) or (b); provided, however, that solely for purposes of this Section 10.4(a)(i), in determining whether there has occurred a breach of any such representation or warranty, the provisions of such representations and warranties shall be read and interpreted as if the words “IEP Material Adverse Effect,” “in all material respects” and other materiality qualifications were not contained therein; or

(ii)           a breach of any of the IEP Parties’ covenants and agreements contained in this Agreement.

THIS INDEMNIFICATION IS EXPRESSLY INTENDED TO APPLY NOTWITHSTANDING ANY NEGLIGENCE (WHETHER SOLE, CONCURRENT, ACTIVE OR PASSIVE) OR OTHER FAULT OR STRICT LIABILITY ON THE PART OF ANY OF THE IEP INDEMNIFIED PARTIES.

(b)           The obligation of the IEP Parties to indemnify the IEP Indemnified Parties pursuant to Section 10.4(a) is subject to the following limitations:

(i)            In no event shall any IEP Party’s obligation to indemnify the IEP Indemnified Parties pursuant to Section 10.4(a) exceed its respective IEP Percentage of $5,000,000 in the aggregate.

(ii)           The IEP Parties shall be obligated to indemnify the IEP Indemnified Parties pursuant to Section 10.4(a) only for those claims giving rise to Damages of the IEP Indemnified Parties as to which an Indemnified Party has given the IEP Parties written notice prior to the end of the Survival Period.  Any written notice delivered by an Indemnified Party to the IEP Parties with respect to Damages of the IEP Indemnified Parties shall set forth with as much specificity as is reasonably practicable the basis of the claim for Damages of the IEP Indemnified Parties and, to the extent reasonably practicable, a reasonable estimate of the amount thereof.

(iii)          Each IEP Party shall only be obligated under Section 10.4(a) for his or its share, based on the ratio that such IEP Party’s cash contributed pursuant to Section 2.3(a)(vii) bears to the cash contributed by all IEP Parties under such section (“IEP Percentage”), of Damages of the IEP Indemnified Parties; provided, that, notwithstanding the foregoing but subject to the limitation set forth in Section 10.4(b)(i), each IEP Party shall be obligated for all Damages of the IEP Indemnified Parties that are attributable to a breach by such IEP Party described in Section 10.4(a)(ii) and shall not be so obligated with respect to any such breach by any other IEP Party.

10.5         Indemnification Procedures.

(a)           Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against the Indemnifying Party under this Article X, notify the Indemnifying Party in writing of the commencement thereof; but the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to any Indemnified Party otherwise than under this Article X.  In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party, be counsel to the

Indemnifying Party), and, after notice from the Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Article X for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party, in connection with the defense thereof other than reasonable costs of investigation.  If the Indemnifying Party fails to notify the Indemnified Party within fifteen (15) days that the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 10.5, or if the Indemnifying Party elects to defend the Indemnified Party pursuant to this Section 10.5 but fails diligently to prosecute the proceedings related to such claim as herein provided, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), such claim by all appropriate proceedings.  No Indemnifying Party shall, without the written consent of the Indemnified Party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought under this Article X (whether or not the Indemnified Party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(b)           In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a third-party claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within fifteen (15) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the claim specified by the Indemnified Party in the Indemnity Notice shall be deemed a liability of the Indemnifying Party hereunder.

(c)           In determining the amount of any Damages for which the Indemnified Party is entitled to indemnification under this Article X, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts actually recovered by the Indemnified Party under contractual indemnities from third Persons.

(d)           The date on which notification of a claim for indemnification is received as provided in Section 12.2 by the Indemnifying Party shall determine whether such claim is timely made.

(e)           From and after Closing, if any Party receives any refund of Hicks Indemnified Taxes or NGLS Indemnified Taxes, such Party shall remit any such refund to the Hicks Parties or NGLS, respectively.

10.6         No Duplication.  Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach of more than one representation, warranty, covenant or agreement.  In this regard, there shall be no duplication of recovery under Article IX and Article X.

10.7         Exclusive Remedies.

(a)           Except as provided in Section 7.2, Section 11.3 and Article IX and except with respect to claims or causes of action arising from fraud or willful misconduct, the Parties agree that, from and after the Closing, the sole and exclusive remedy of any Party or their respective Affiliates with respect to this Agreement or any other claims relating to the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby shall be limited to the indemnification provisions set forth in this Article X.

(b)           The Parties intend that the indemnification procedures and limitations contained in Section 10.5, Section 10.6 and Section 10.8 shall also apply to the indemnity obligations of the parties in Section 7.2.

10.8         No Exemplary or Punitive Damages.  IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS ARTICLE X OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A THIRD-PARTY CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE.

ARTICLE XI
TERMINATION

11.1         Termination of Agreement.  Notwithstanding anything herein to the contrary, this Agreement and the transactions contemplated hereby may be terminated at any time before the Closing as follows:

(a)           By the mutual written agreement of each of the Hicks Parties, the IEP Parties, NGLS and the NGLS Representatives;

(b)           By (i) the NGLS Parties, (ii) the Hicks Parties or (iii) the IEP Parties if any Governmental Entity shall have issued a final and nonappealable order, injunction or other legal restraint permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by Article II of this Agreement, provided that the Party seeking to terminate this Agreement pursuant to this Section 11.1(b) shall have complied with its obligations in Sections 7.4 and 7.6;

(c)           By the NGLS Parties if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of the Hicks Parties or the IEP Parties, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, a failure of the conditions set forth in Section 8.2(a) or 8.2(b) that is not capable of being satisfied or cured by the End Date;

(d)           By the Hicks Parties if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of the NGLS Parties or the IEP Parties, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, a failure of the conditions set forth in Section 8.3(a), 8.3(b) or 8.3(c) that is not capable of being satisfied or cured by the End Date;

(e)           By the IEP Parties if there shall have been a breach of any of the covenants or agreements or any inaccuracy of any of the representations or warranties set forth in this Agreement on the part of the Hicks Parties or the NGLS Parties, which breach or inaccuracy, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, a failure of the conditions set forth in Section 8.4(a), 8.4(b) or 8.4(c) that is not capable of being satisfied or cured by the End Date;

(f)            By (i) the NGLS Parties, (ii) the Hicks Parties or (iii) the IEP Parties, upon written notice to the other Parties, if the transactions contemplated by Article II of this Agreement shall not have been consummated on or prior to October 29, 2010 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(f) shall not be available to any such Party whose failure to perform or observe in any material respect any of its obligations under this Agreement proximately caused the failure to consummate the transactions contemplated by Article II of this Agreement on or before the End Date; or

(g)           By (i) the NGLS Parties, (ii) the Hicks Parties or (iii) the IEP Parties, upon written notice to the other Parties, if the condition set forth in Section 8.1(b) becomes incapable of being satisfied on or prior to the End Date; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(g) shall not be available to any such Party whose failure to perform or observe in any material respect any of its obligations under this Agreement proximately caused the failure to satisfy the condition set forth in Section 8.1(b) on or before the End Date.

11.2         Effect of Certain Terminations.  In the event of termination of this Agreement pursuant to this Article XI, all rights and obligations of the Parties under this Agreement shall terminate, except the provisions of Section 7.2, Section 7.7, Section 7.8, Article XI and Article XII shall survive such termination; provided, however, that nothing herein shall relieve any Party from any liability for any intentional or willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement and all rights and remedies of a non-breaching Party under this Agreement in the case of such intentional or willful and material breach, at law or in equity, shall be preserved.

11.3         Enforcement of this Agreement.  The Parties acknowledge and agree that an award of money damages would be inadequate for any breach of this Agreement by any Party and any such breach would cause the non-breaching Parties irreparable harm.  Accordingly, the Parties agree that prior to the termination of this Agreement, in the event of any breach or threatened breach of this Agreement by one of the Parties, the Parties to the fullest extent permitted by law, will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, provided such

Party is not in material default hereunder.  Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the Parties.

ARTICLE XII
MISCELLANEOUS

12.1         Release.  As of the Closing Date, each of the NGLS Shareholders, HOH and Newco Gifford Parent (collectively, the “Releasing Parties”), hereby unconditionally and irrevocably releases and forever discharges, effective as of and forever after the Closing Date, to the fullest extent permitted by Law, each member of the Partnership Group (and any predecessor entity of any member of the Partnership Group) (collectively, the “Released Parties”) from any and all debts, liabilities, obligations, claims, demands, actions or causes of action, suits, judgments or controversies of any kind whatsoever that such Releasing Party may possess (collectively, “Pre-Transaction Claims”) against each Released Party, if any, or any of them that arises out of or is based on any agreement or understanding or act or failure to act (including any act or failure to act that constitutes ordinary or gross negligence or reckless or willful, wanton misconduct), misrepresentation, omission, transaction, fact, event or other matter occurring on or prior to the Closing Date (whether based at law or in equity or otherwise, foreseen or unforeseen, matured or unmatured, known or unknown, accrued or not accrued) (collectively, “Pre-Transaction Matters”), including: (a) claims by such Releasing Party with respect to repayment of loans or indebtedness; (b) any rights, titles and interests in, to or under any agreements, arrangements or understandings to which such Releasing Party is a party; and (c) claims by such Releasing Party with respect to dividends, distributions, violations of preemptive rights and such Releasing Party’s status as an officer, director, stockholder, member, option holder or other security holder of a Released Party; provided, however, that this Section 12.1 shall not apply to (x) any claim pursuant to this Agreement or any of the Transaction Documents, (y) any claim with respect to the indemnification, exculpation, advancement of expenses and other rights of directors and officers (or comparable positions) with respect to the provisions of the governing documents referenced in Section 7.14 or (z) any individual’s claim to benefits vested as of Closing under any employee benefit plan, or wages or salary accrued but unpaid as of Closing.  Each Releasing Party further agrees, from and after the Closing Date, not to file or bring any claim before any Governmental Entity on the basis of or respecting any Pre-Transaction Claim concerning any Pre-Transaction Matter against any Released Party.  Each Releasing Party (a) acknowledges that such Releasing Party fully comprehends and understands all the terms of this Section 12.1 and their legal effects and (b) expressly represents and warrants that (i) such Releasing Party is competent to effect the release made in this Section 12.1 knowingly and voluntarily and without reliance on any statement or representation of any Released Party or its representatives and (ii) such Releasing Party had the opportunity to consult with an attorney of such Releasing Party’s choice regarding this Section 12.1.

12.2         Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party to another party (each, a “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by U.S. registered or certified mail, postage prepaid and return receipt requested, or by fax, as follows, provided that copies to be delivered below shall not be required for effective notice and shall not constitute notice:

If to the Hicks Parties, addressed to:

Hicks Oil & Hicksgas, Incorporated

204 N. Highway 54

Roberts, Illinois  60962

Attention:  Todd Coady and Shawn Coady

Fax: (217) 395-2572

with a copy, which shall not constitute notice, to:

Porter & Hedges, L.L.P.

1000 Main Street, 36th Floor

Houston, Texas  77002

Attention:  Chris A. Ferazzi

Fax:  (713) 226-6226

If to the NGLS Parties, addressed to :

Denham Capital

200 Clarendon Street, 25th Floor

Boston, MA 02116

Attention:  Paul W. Winters

Fax:  (617) 531-8919

Stephen D. Tuttle

6211 E. 105th Street

Tulsa, OK  74137

Fax:  918.492.0990

with copies, which shall not constitute notice, to:

Thompson & Knight, LLP

1722 Routh Street, Suite 1500

Dallas, TX  75201

Attention:  Lawrence A. Hall

Fax:  (214) 999-9218

If to an NGLS Shareholder, to the address set forth beneath its or his signature hereon, with copies, which shall not constitute notice, to:

Denham Capital

200 Clarendon Street, 25th Floor

Boston, MA 02116

Attn:  Paul W. Winters

Fax:  (617) 531-8919

Thompson & Knight, LLP

1722 Routh Street, Suite 1500

Dallas, TX  75201

Attn:  Lawrence A. Hall

Fax:  (214) 999-9218

If to the IEP Parties, addressed to:

H. Michael Krimbill

6120 S. Yale, Suite 805

Tulsa, OK  74136

Fax:  918.492.0990

with a copy, which shall not constitute notice, to:

GlassWilkin PC

1515 S. Utica

Tulsa, OK  74104

Attention: R. Charles Wilkin III

Fax:  918.582.7166

If to the General Partner or the Partnership, addressed to:

Silverthorne Energy Holdings LLC

6120 S. Yale, Suite 805

Tulsa, OK  74136

Attention:  H. Michael Krimbill

Fax:  918.492.0990

with a copy, which shall not constitute notice, to:

Baker Botts L.L.P.

One Shell Plaza

910 Louisiana Street

Houston, TX 77002

Attention:  Joshua Davidson

Paul F. Perea

Fax:  713.229.2727

713.229.7774

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt.  Notice given by fax shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All Notices by fax shall be confirmed promptly after transmission in writing by certified mail or personal delivery.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

12.3         Governing Law; Jurisdiction; Waiver of Jury Trial.  To the maximum extent permitted by applicable Law, the provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of laws.  Each of the Parties agrees that this Agreement involves at least $100,000 and that this Agreement has been entered into in express reliance upon 6 Del. C. §2708.  Each of the Parties irrevocably and unconditionally confirms and agrees (i) that it is and shall continue to be subject to the jurisdiction of the courts of the State of Delaware and of the federal courts sitting in the State of Delaware, and (ii)(A) to the extent that such Party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such Party’s agent for acceptance of legal process and notify the other Parties of the name and address of such agent, and (B) to the fullest extent permitted by Law, that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the U.S. Postal Service constituting evidence of valid service, and that, to the fullest extent permitted by applicable Law, service made pursuant to (ii)(A) or (B) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY (A) CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE, INCLUDING THE DELAWARE COURT OF CHANCERY IN AND FOR NEW CASTLE COUNTY (THE “DELAWARE COURTS”) FOR ANY ACTIONS, SUITS, OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (AND AGREES NOT TO COMMENCE ANY LITIGATION RELATING THERETO EXCEPT IN SUCH COURTS), (B) WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUCH LITIGATION IN THE DELAWARE COURTS AND AGREES NOT TO PLEAD OR CLAIM IN ANY DELAWARE COURT THAT SUCH LITIGATION BROUGHT THEREIN HAS BEEN BROUGHT IN ANY INCONVENIENT FORUM AND (C) ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

12.4         Entire Agreement; Amendments and Waivers.  This Agreement, the exhibits and schedules hereto and the Transaction Documents constitute the entire agreement between and among the Parties pertaining to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no warranties, representations or other agreements between or among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  Except as expressly set forth in this Agreement (including the representations and warranties set forth in Articles III, IV, V and VI), (i) the Parties acknowledge and agree that none of the NGLS Parties, the Hicks Parties, the IEP Parties or any other Person has made, and the Parties are not relying upon, any covenant, representation or warranty, written or oral, statutory, expressed or implied, as to the NGLS Group Entities, the Hicks Group Entities or the IEP Parties, as applicable, or as to the accuracy or completeness of any information regarding any Party furnished or made available to any other Party and (ii) no Party shall have or be subject to any liability to any other Person, or any other remedy in connection herewith, based upon the distribution to any other Person of, or any other Person’s use of or reliance on, any such information or any information, documents or material made available to such Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the transactions contemplated hereby.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby, or, in the case of the NGLS Shareholders, by the NGLS Representatives, subject to Section 12.8.  The failure of a Party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

12.5         Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder, except as set forth in Section 7.14, Article X and Section 12.1.  No Party hereto may assign, transfer, dispose of or otherwise alienate this Agreement or any of its rights, interests or obligations under this Agreement (whether by operation of Law or otherwise).  Any attempted assignment, transfer, disposition or alienation in violation of this Agreement shall be null, void and ineffective.

12.6         Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective only to the extent of such invalidity or unenforceability without rendering invalid or unenforceable such term or provision as to any other jurisdiction or any of the remaining terms and provisions of this Agreement in that or any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

12.7         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one instrument.

12.8         Appointment of Attorney-in-Fact.

(a)           NGL Holdings and Stephen D. Tuttle (the “NGLS Representatives”) (and any successor appointed to act on its or his behalf in accordance with this Section 12.8), hereby are appointed, authorized and empowered to act, on behalf of the NGLS Shareholders, in connection with, and to facilitate the consummation of the transactions contemplated by, this Agreement and the Transaction Documents, and in connection with the activities to be performed on behalf of the NGLS Shareholders under this Agreement.

(b)           The Parties shall be entitled to rely exclusively upon the communications of the NGLS Representatives relating to the communications of the NGLS Shareholders. The Parties need not be concerned with, and shall be entitled to rely on, the authority of the NGLS Representatives to act on behalf of all NGLS Shareholders hereunder, and shall not be held liable or accountable in any manner for any act or omission of the NGLS Representatives in such capacity.

(c)           Except as set forth in the following sentence, the NGLS Representatives may enter into and grant any amendments, modifications, waivers or consents with respect to this Agreement and the Transaction Documents.  Notwithstanding the foregoing, the Parties acknowledge and agree that (i) the NGLS Representatives may not enter into or grant any amendments, modifications, waivers or consents with respect to this Agreement unless such amendments, modifications, waivers or consents shall affect each NGLS Shareholder similarly and to the same relative extent, and (ii) any such amendment, modification, waiver or consent which does not affect any NGLS Shareholder similarly and to the same relative extent as it affects other NGLS Shareholder must be executed by such NGLS Shareholder to be binding on such NGLS Shareholder.

(d)           Each NGLS Shareholder agrees that the NGLS Representatives are not fiduciaries of the NGLS Shareholders but are simply acting in a ministerial capacity to alleviate administrative burdens for the NGLS Shareholders and that the NGLS Representatives shall not have any duties or responsibilities to the NGLS Shareholders.  Each NGLS Representative shall, in its or his individual capacity, have the same rights and powers as any other NGLS Shareholder and may exercise or refrain from exercising the same as though it or he were not an NGLS Representative.

(e)           Any NGLS Representative may resign at any time by giving written notice thereof to the other NGLS Representative and the NGLS Shareholders.  Any NGLS Representative may be removed at any time upon the approval of NGLS Shareholders representing at least 90% of the NGLS Shares.  Upon any such resignation or removal of an NGLS Representative, all rights, duties and obligations of such NGLS Representative as such shall terminate.  NGLS Shareholders representing at least 90% of the NGLS Shares shall have the right to appoint a successor NGLS Representative, which shall be one of the NGLS Shareholders.  Upon the acceptance of its or his appointment as a successor NGLS Representative, such successor NGLS Representative shall thereupon succeed to and become vested with all the rights and duties of the former NGLS Representative.

(f)            The grant of authority provided for in this Section 12.8 is coupled with an interest and is being granted, in part, as an inducement to the Parties to enter into this Agreement and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any NGLS Shareholder and shall be binding on any successor thereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the Execution Date.

HICKS OILS & HICKSGAS, INCORPORATED

By:		/s/ Todd M. Coady
	Name:	Todd M. Coady
	Title:	President

HICKSGAS GIFFORD, INC.

By:		/s/ Shawn W. Coady
	Name:	Shawn W. Coady
	Title:	President

GIFFORD HOLDINGS, INC.

By:		/s/ Shawn W. Coady
	Name:	Shawn W. Coady
	Title:	President

NGL HOLDINGS, INC.

By:		/s/ William Zartler
	Name:	William Zartler
	Title:	Director

NGL SUPPLY, INC.

By:		/s/ Stephen D. Tuttle
	Name:	Stephen D. Tuttle
	Title:	CEO

Signature Page to Contribution, Purchase and Sale Agreement

/s/ Stanley A. Bugh
Stanley A. Bugh
Address:	5537 E. 106th Place
Tulsa, OK 74137

/s/ Robert R. Foster
Robert R. Foster
Address:	58 Aberdeen Crossing Place
The Woodlands, TX 77381

/s/ Brian K. Pauling
Brian K. Pauling
Address:	6109 E. 106th Street
Tulsa, OK 74137

/s/ Stanley D. Perry
Stanley D. Perry
Address:	7309 S. 5th Street
Broken Arrow, OK 74011

/s/ Stephen D. Tuttle
Stephen D. Tuttle
Address:	6211 E. 105th Street
Tulsa, OK 74137

/s/ Craig S. Jones
Craig S. Jones
Address:	3451 E. 87th Place
Tulsa, OK 74137

/s/ Daniel Post
Daniel Post
Address:	12800 W. 123rd Court
Overland Park, KS 66213

/s/ Mark McGinty
Mark McGinty
Address:	5416 E. 109th Street
Tulsa, OK 74137

Signature Page to Contribution, Purchase and Sale Agreement

/s/ Sharra Straight
Sharra Straight
Address:	8422 S. 71st East Avenue
Tulsa, OK 74133

KRIM2010, LLC

By:	/s/ H Michael Krimbill
H. Michael Krimbill
Manager

INFRASTRUCTURE CAPITAL MANAGEMENT, LLC

By:	/s/ Jay Hatfield
Jay Hatfield
Manager

ATKINSON INVESTORS, LLC

By:	/s/ Bradley K. Atkinson
Bradley K. Atkinson
Manager

SILVERTHORNE ENERGY HOLDINGS LLC

By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Chief Executive Officer

SILVERTHORNE ENERGY PARTNERS LP
By:	Silverthorne Energy Holdings LLC

By:	/s/ H. Michael Krimbill
H. Michael Krimbill
Chief Executive Officer

Signature Page to Contribution, Purchase and Sale Agreement